EXHIBIT 2.1



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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                          ------------------------

                               SCHEDULE 14D-1

                           TENDER OFFER STATEMENT
                    PURSUANT TO SECTION 14(d)(1) OF THE
                      SECURITIES EXCHANGE ACT OF 1934
                          ------------------------
                       AUTHENTIC FITNESS CORPORATION
                         (NAME OF SUBJECT COMPANY)

                          ------------------------

                            A ACQUISITION CORP.
                          THE WARNACO GROUP, INC.
                                 (BIDDERS)

                          ------------------------

                       COMMON STOCK, $.001 PAR VALUE
                       (TITLE OF CLASS OF SECURITIES)

                                 052661105
                   (CUSIP NUMBER OF CLASS OF SECURITIES)

                          ------------------------

                        STANLEY P. SILVERSTEIN, ESQ.
                          THE WARNACO GROUP, INC.
                               90 PARK AVENUE
                             NEW YORK, NY 10019
                         TELEPHONE: (212) 287-8000
        (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSONS AUTHORIZED TO
          RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF BIDDER)

                          ------------------------

                              WITH COPIES TO:
                            ALAN C. MYERS, ESQ.
                  SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                              919 THIRD AVENUE
                          NEW YORK, NEW YORK 10022
                         TELEPHONE: (212) 735-3000
                          ------------------------

                         CALCULATION OF FILING FEE



           TRANSACTION VALUATION*                 AMOUNT OF FILING FEE*
                $520,203,258                            $104,041


* Estimated solely for purposes of calculating the filing fee and based, pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the 'Act'). Calculated by multiplying $20.80, the per share tender offer price, by 20,137,661 the sum of the number of shares of Common Stock sought in the Offer and the 4,872,111 shares of Common Stock subject to options vested as of November 15, 1999. Also in accordance with Rule 0-11 under the Act, the filing fee is determined by multiplying the amount calculated pursuant to the foregoing sentence by one-fiftieth of one percent.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.



Amount Previously Paid:                        Filing Party:
Form or Registration No.:                      Date Filed:


The information required in the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 (the 'Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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     This Tender Offer Statement on Schedule 14D-1 (this 'Statement') filed by The Warnaco Group, Inc., a Delaware corporation ('Warnaco') and A Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Warnaco ('Purchaser') relates to the offer by Warnaco and Purchaser to purchase all of the issued and outstanding shares (the 'Shares') of common stock, par value $.001 per share, of Authentic Fitness Corporation, a Delaware corporation ('Authentic Fitness'), at a price of $20.80 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 1999 (the 'Offer to Purchase') and in the related Letter of Transmittal (which together constitute the 'Offer'), copies of which are attached hereto as Exhibits
(a)(1) and (a)(2), respectively.



ITEM 1. SECURITY AND SUBJECT COMPANY.

(a) The name of the subject company is Authentic Fitness Corporation, a Delaware corporation, which has its principal executive offices at 6040 Bandini Boulevard, Commerce, CA 90040.
                      (b) The exact title of the class of equity securities being sought is shares of Common Stock, par value $.001 per share, of Authentic Fitness. Authentic Fitness has advised Warnaco that, as of November 15, 1999, there were 20,137,661 Shares issued and outstanding. The information set forth under 'Introduction' and 'The Tender Offer -- Section 1. Terms of the Offer; Expiration Date' of the Offer to Purchase is incorporated herein by reference.
(c) The information concerning the principal market in which the Shares are traded and certain high and low sales prices for the Shares in such principal market is set forth in 'The Tender Offer -- Section 6. Price Range of Shares; Dividends' of the Offer to Purchase and is incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND.
(a)-(d) and (g)       This Statement is filed by Warnaco and the Purchaser.
                      The information concerning the name, state or other
                      place of organization, principal business and address
                      of the principal office of Warnaco and the Purchaser,
                      and the information concerning the name, business
                      address, present principal occupation or employment
                      and the name, principal business and address of any
                      corporation or other organization in which such
                      employment or occupation is conducted, material
                      occupations, positions, offices or employments during
                      the last five years and citizenship of each of the
                      executive officers and directors of Warnaco and the
                      Purchaser is set forth under 'Introduction' and 'The
                      Tender Offer -- Section 9. Certain Information
                      Concerning Warnaco and Purchaser' and in Schedule I
                      of the Offer to Purchase and is incorporated herein
                      by reference.
(e) and (f)           During the last five years, to the best knowledge of
                      Warnaco and Purchaser, none of the persons listed in
                      Schedule I of the Offer to Purchase has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

ITEM 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS WITH THE SUBJECT COMPANY.
(a)                   The information set forth under 'Special
                      Factors -- Background of the Offer and the Merger,' 'Special Factors -- The Merger Agreement,' 'Special Factors -- Related Party Transactions' and 'The
                      Tender Offer -- Section 9. Certain Information Concerning Warnaco and Purchaser' of the Offer to Purchase is incorporated herein by reference.

(b) The information set forth under 'Introduction,' 'Special Factors -- Background of the Offer and the Merger,' 'Special Factors -- Purpose and Structure of the
                      Offer and the Merger; Reasons of Warnaco and Purchaser for the Offer and the Merger,' 'Special Factors -- Plans for Authentic Fitness after the
                      Offer and the Merger; Certain Effects of the Offer and the Merger,' 'Special Factors -- The Merger Agreement,' 'The Tender Offer -- Section 8. Certain Information Concerning Authentic Fitness' and 'The Tender Offer -- Section 9. Certain Information Concerning Warnaco and Purchaser' of the Offer to Purchase is incorporated herein by reference.

ITEM 4. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.
(a)-(c)               The information set forth under 'The Tender Offer --
                      Section 10. Source and Amount of Funds' of the Offer to Purchase is incorporated herein by reference.

ITEM 5. PURPOSE OF THE TENDER OFFER AND PLANS OR PROPOSALS OF THE BIDDER.
(a)-(e)               The information set forth under 'Introduction,' 'Special
                      Factors -- Background of the Offer and the Merger,'
                      'Special Factors -- Purpose and Structure of the
                      Offer and the Merger; Reasons of Warnaco and
                      Purchaser for the Offer and the Merger,' 'Special
                      Factors -- Plans for Authentic Fitness after the
                      Offer and the Merger; Certain Effects of the Offer
                      and the Merger' and 'Special Factors -- The Merger
                      Agreement' of the Offer to Purchase is incorporated
                      herein by reference.
(f) and (g)           The information set forth under 'Special Factors --
                      Plans for Authentic Fitness after the Offer and the Merger; Certain Effects of the Offer and the Merger' and 'The Tender Offer -- Section 7. Effect of the
                      Offer on the Market for the Shares; the NYSE Listing, and Exchange Act Registration' of the Offer to Purchase is incorporated herein by reference.

ITEM 6. INTEREST IN SECURITIES OF THE SUBJECT COMPANY.
(a) and (b)           The information set forth under 'Special
                      Factors -- Beneficial Ownership of Common Stock' and
                      'The Tender Offer -- Section 9. Certain Information
                      Concerning Warnaco and Purchaser' of the Offer to Purchase is incorporated herein by reference.


ITEM 7. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO THE SUBJECT COMPANY'S SECURITIES.

The information set forth under 'Introduction,' 'Special Factors -- Background of the Offer and the Merger,' 'Special Factors -- Purpose and Structure of the Offer and the Merger; Reasons of Warnaco and Purchaser for the Offer and the Merger,' 'Special Factors -- Plans for Authentic Fitness after the Offer and the Merger; Certain Effects of the Offer and the Merger,' 'Special Factors -- The Merger Agreement' and 'The Tender Offer --
Section 9. Certain Information Concerning Warnaco and Purchaser,' of the Offer to Purchase is incorporated herein by reference.

ITEM 8. PERSONS RETAINED, EMPLOYED OR TO BE COMPENSATED.

The information set forth under 'Introduction,' 'Special Factors -- Opinion of Financial Advisor to Authentic Fitness,' 'Special Factors -- Related Party Transactions' and 'The Tender Offer -- Section 14. Solicitation Fees and Expenses' of the Offer to Purchase is incorporated herein by reference.

ITEM 9. FINANCIAL STATEMENTS OF CERTAIN BIDDERS.

The information set forth under 'The Tender Offer -- Section 9. Certain Information Concerning Warnaco and Purchaser' is incorporated herein by reference.


ITEM 10. ADDITIONAL INFORMATION.
(a)                   Not Applicable.
(b)-(c) and (e)       The information set forth under 'The Tender Offer --
                      Section 13. Certain Legal Matters and Regulatory
                      Approvals; Certain Litigation' of the Offer to
                      Purchase is incorporated herein by reference.
(d)                   The information set forth under 'The Tender Offer --
                      Section 7. Effect of the Offer on the Market for the Shares; the NYSE Listing and Exchange Act
                      Registration' of the Offer to Purchase is incorporated herein by reference.
(f)                   The information set forth in the Offer to Purchase
                      and Letter of Transmittal and the Agreement and Plan of Merger, dated as of November 15, 1999, among Warnaco, Purchaser and the Company, copies of which are attached hereto as Exhibits (a)(1), (a)(2) and
                      (c), is incorporated herein by reference.




ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.
(a)(1)  Form of Offer to Purchase dated November 17, 1999.
(a)(2)  Form of Letter of Transmittal.
(a)(3)  Form of Notice of Guaranteed Delivery.
(a)(4) Form of Letter from J.P. Morgan & Co. to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(5)  Form of Letter from Brokers, Dealers, Commercial Banks,
        Trust Companies and Nominees to Clients.
(a)(6)  Form of Guideline's For Certification of Taxpayer
        Identification Number on Substitute Form W-9.
(a)(7) Joint Press Release issued by Warnaco and Authentic Fitness on November 15, 1999.
(b)     U.S. $600,000,000 364-Day Credit Agreement dated as of
        November 17, 1999 among Warnaco Inc. as Borrower and The
        Warnaco Group, Inc. and the Initial Lenders and the Bank of
        Nova Scotia and Salomon Smith Barney Inc.
(c) Agreement and Plan of Merger, dated as of November 15, 1999, among Warnaco, Purchaser and Authentic Fitness.
(d)     None.
(e)     Not Applicable.
(f)     None.



     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 17, 1999

                                          By: THE WARNACO GROUP, INC.
                                            /s/ STANLEY P. SILVERSTEIN
                                             .................................
                                             NAME: STANLEY P. SILVERSTEIN
                                             TITLE: VICE PRESIDENT AND GENERAL
                                                    COUNSEL

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

November 17, 1999

                                       By: A ACQUISITION CORP.
                                           /s/ STANLEY P. SILVERSTEIN
                                           ...................................
                                           NAME: STANLEY P. SILVERSTEIN
                                           TITLE: VICE PRESIDENT




                                 EXHIBIT INDEX

EXHIBIT
NUMBER                           DESCRIPTION                           PAGE
------                           -----------                           ----

(a)(1)   Form of Offer to Purchase dated November 17, 1999.
(a)(2)   Form of Letter of Transmittal.
(a)(3)   Form of Notice of Guaranteed Delivery.
(a)(4) Form of Letter from J.P. Morgan & Co. to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
(a)(5) Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Nominees to Clients.
(a)(6) Form of Guideline's For Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(7) Joint Press Release issued by Warnaco and Authentic Fitness on November 15, 1999.
(b) U.S. $600,000,000 364-Day Credit Agreement dated as of November 17, 1999 among Warnaco Inc. as Borrower and The Warnaco Group, Inc. and the Initial Lenders and the Bank of Nova Scotia and Salomon Smith Barney Inc.
(c) Agreement and Plan of Merger, dated as of November 15, 1999, among Warnaco, Purchaser and Authentic Fitness.
(d)      None.
(e)      Not Applicable.
(f)      None.




                          STATEMENT OF DIFFERENCES
                          ------------------------

 The registered trademark symbol shall be expressed as.................. 'r'











                         OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)
                                     OF
                       AUTHENTIC FITNESS CORPORATION
                                     AT
                            $20.80 NET PER SHARE
                                     BY
                            A ACQUISITION CORP.
                        A WHOLLY OWNED SUBSIDIARY OF
                          THE WARNACO GROUP, INC.



            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
          MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 15,
                     1999 UNLESS THE OFFER IS EXTENDED.


     THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 15, 1999, BY AND AMONG THE WARNACO GROUP, INC. ('WARNACO'), A ACQUISITION CORP. ('PURCHASER'), AND AUTHENTIC FITNESS CORPORATION ('AUTHENTIC FITNESS'). THE BOARD OF DIRECTORS OF AUTHENTIC FITNESS, BY UNANIMOUS VOTE, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF A COMMITTEE OF THE BOARD OF DIRECTORS COMPRISED OF INDEPENDENT DIRECTORS (THE 'AUTHENTIC FITNESS SPECIAL COMMITTEE'), HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE AUTHENTIC FITNESS STOCKHOLDERS, APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER.

      THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF AUTHENTIC FITNESS (THE 'SHARES') THAT, TOGETHER WITH ALL SHARES (IF ANY) OWNED BY AFFILIATES OF WARNACO AND NOT TENDERED, WOULD REPRESENT A MAJORITY OF THE SHARES OUTSTANDING (THE 'MINIMUM CONDITION') ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE 'THE TENDER OFFER -- CONDITIONS TO THE OFFER' SECTION 12.
                            ------------------------

                                   IMPORTANT
     Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (i) complete and sign the enclosed Letter of Transmittal (as defined herein) (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

     Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of this Offer to Purchase.

     Questions or requests for assistance may be directed to the Dealer Manager or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery (as defined herein) and other tender offer materials may also be directed to the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance.

      THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE 'COMMISSION') NOR HAS THE
COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            -----------------------------

                        THE DEALER MANAGER FOR THE OFFER IS:
                                  J.P. MORGAN & CO.
     November 17, 1999




                               TABLE OF CONTENTS



                                                                          PAGE
                                                                          ----

INTRODUCTION............................................................    1
SPECIAL FACTORS.........................................................    4
            Background of the Offer and the Merger......................    4
            Recommendation of the Authentic Fitness Special Committee
            and the Authentic Fitness Board; Fairness of the Offer and
            the Merger..................................................    6
            Opinion of Financial Advisor to Authentic Fitness...........    7
            Financial Projections Relating to Authentic Fitness.........   11
            Cautionary Statement Concerning Forward-looking
            Statements..................................................   12
            Position of Warnaco Regarding Fairness of the Offer and the
            Merger......................................................   13
            Opinion of Financial Advisor to the Warnaco Special
            Committee...................................................   14
            Purpose and Structure of the Offer and the Merger; Reasons
            of Warnaco and Purchaser for the Offer and the Merger.......   19
            Plans for Authentic Fitness after the Offer and the Merger;
            Certain Effects of the Offer and the Merger.................   19
            Rights of Stockholders in the Offer and the Merger..........   20
            The Merger Agreement........................................   20
            Interests of Certain Persons in the Offer and the Merger....   28
            Beneficial Ownership of Common Stock........................   30
            Related Party Transactions..................................   32
THE TENDER OFFER........................................................   34
             1. Terms of the Offer; Expiration Date.....................   34
             2. Acceptance for Payment and Payment for Shares...........   35
             3. Procedures for Accepting the Offer and Tendering
                Shares..................................................   36
             4. Withdrawal Rights.......................................   38
             5. Certain U.S. Federal Income Tax Consequences............   39
             6. Price Range of Shares; Dividends........................   40
             7. Effect of the Offer on the Market for the Shares; the
                NYSE Listing and Exchange Act Registration..............   40
             8. Certain Information Concerning Authentic Fitness........   41
             9. Certain Information Concerning Warnaco and Purchaser....   45
            10. Source and Amount of Funds..............................   46
            11. Dividends and Distributions.............................   47
            12. Conditions to the Offer.................................   47
            13. Certain Legal Matters and Regulatory Approvals; Certain
            Litigation..................................................   49
            14. Solicitation Fees and Expenses..........................   51
            15. Miscellaneous...........................................   51
Schedule I Information Concerning Directors and Executive Officers of Warnaco, Purchaser and Authentic Fitness
Schedule II  Opinion of Chase Securities Inc.
Schedule III Section 262 of the Delaware General Corporation Law





To the Holders of Common Stock of AUTHENTIC FITNESS CORPORATION:

                                  INTRODUCTION

     A Acquisition Corp., a Delaware corporation ('Purchaser') and a wholly owned subsidiary of The Warnaco Group, Inc., a Delaware corporation ('Warnaco'), hereby offers to purchase all issued and outstanding shares of common stock, par value $.001 per share (the 'Common Stock'), of Authentic Fitness Corporation, a Delaware corporation ('Authentic Fitness'), including the associated preferred share purchase rights (the 'Rights,' and together with the Common Stock, the 'Shares'), issued pursuant to the Rights Agreement dated August 19, 1999 between Authentic Fitness and The Bank of New York, as Rights Agent, as amended (the 'Rights Agreement'), at a price of $20.80 per Share, net to the seller in cash, without interest thereon (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the 'Offer').

     IN CONSIDERING THE RECOMMENDATION OF THE AUTHENTIC FITNESS SPECIAL COMMITTEE AND OF THE BOARD OF DIRECTORS OF AUTHENTIC FITNESS (THE 'AUTHENTIC FITNESS BOARD') WITH RESPECT TO THE OFFER AND THE MERGER AND THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE OFFER AND THE MERGER, STOCKHOLDERS SHOULD BE AWARE THAT MEMBERS OF AUTHENTIC FITNESS MANAGEMENT AND THE AUTHENTIC FITNESS BOARD HAVE INTERESTS AND RELATIONSHIPS SUMMARIZED HEREIN THAT MAY PRESENT THEM WITH POTENTIAL CONFLICTS OF INTEREST IN CONNECTION WITH THE OFFER AND THE MERGER. THE AUTHENTIC FITNESS SPECIAL COMMITTEE AND THE AUTHENTIC FITNESS BOARD RECOGNIZED SUCH INTERESTS AND DETERMINED THAT SUCH INTERESTS NEITHER SUPPORTED NOR DETRACTED FROM THE FAIRNESS OF THE OFFER AND THE MERGER TO STOCKHOLDERS.

     Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. Purchaser will pay all fees and expenses of J.P. Morgan Securities, Inc., which is acting as the Dealer Manager for the Offer (in such capacity the 'Dealer Manager'), The Bank of New York, which is acting as the depositary for the Offer (in such capacity, the 'Depositary'), and MacKenzie Partners, Inc., which is acting as information agent for the Offer (in such capacity, the 'Information Agent'), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and Warnaco and each such entity. See 'The Tender Offer -- Solicitation Fees and Expenses' Section 14.

      The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 15, 1999 (the 'Merger Agreement'), by and among Warnaco, Purchaser and Authentic Fitness. The Merger Agreement provides that, among other things, as soon as practicable after the purchase of Shares pursuant to the Offer and the satisfaction or, if permissible, waiver of the conditions set forth in the Merger Agreement, including the purchase of Shares pursuant to the Offer (sometimes referred to herein as the 'consummation' of the Offer) and the adoption of the Merger Agreement by the Stockholders (if required by applicable law) in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, as amended (the 'DGCL'), Purchaser will be merged with and into Authentic Fitness. Following consummation of the Merger, Authentic Fitness will continue as the surviving corporation (the 'Surviving Corporation') and will be a direct wholly owned subsidiary of Warnaco. The purpose of the Offer and the Merger is to facilitate the acquisition of all of the Shares for cash and thereby enable Warnaco to own 100% of the Shares. At the effective time of the Merger (the 'Effective Time'), each Share issued and outstanding immediately prior to the Effective Time held by the Stockholders will be canceled and, subject to appraisal rights under the DGCL, converted automatically into the right to receive $20.80 in cash, or, in the event any higher price is paid in the Offer, such higher price (the 'Merger Consideration'), without interest. The Merger Agreement is more fully described in 'Special Factors -- The Merger Agreement.' Stockholders who hold their Shares at the time of the Merger and who fully comply with the statutory dissenters procedures set forth in the DGCL, the relevant portions of which are attached to this Offer to Purchase as Schedule III, will be entitled to dissent from the Merger and have the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) judicially determined and paid to them in cash pursuant to the procedures prescribed by the DGCL. DISSENTERS' RIGHTS ARE AVAILABLE ONLY IN CONNECTION WITH THE MERGER AND NOT IN CONNECTION WITH THE OFFER. SEE 'SPECIAL FACTORS -- RIGHTS OF STOCKHOLDERS IN THE MERGER.'

     THE AUTHENTIC FITNESS BOARD, BY UNANIMOUS VOTE, BASED UPON, AMONG OTHER THINGS, THE UNANIMOUS RECOMMENDATION AND APPROVAL OF THE AUTHENTIC FITNESS SPECIAL COMMITTEE, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING EACH OF THE OFFER AND THE MERGER (COLLECTIVELY, THE 'TRANSACTIONS'), ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE AUTHENTIC FITNESS STOCKHOLDERS, APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER, DECLARED THE MERGER AGREEMENT TO BE ADVISABLE AND UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Authentic Fitness has advised Warnaco that Chase Securities Inc. ('Chase') has delivered to the Authentic Fitness Special Committee its written opinion, dated November 15, 1999 (the 'Chase Opinion') and attached as Schedule II, to the effect that, as of such date, the consideration to be received in the Offer and the Merger is fair to the holders of the Common Stock (the 'Stockholders'), other than Warnaco and its affiliates, from a financial point of view. Authentic Fitness has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 (the 'Schedule 14D-9'), which is being mailed to Stockholders together with this Offer to Purchase.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) A NUMBER OF SHARES, TOGETHER WITH THE SHARES (IF ANY) OWNED BY AFFILIATES OF WARNACO AND NOT TENDERED, REPRESENTING A MAJORITY OF THE SHARES OUTSTANDING ON THE DATE SHARES ARE ACCEPTED FOR PAYMENT (THE 'MINIMUM CONDITION'). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS. SEE 'THE TENDER OFFER -- CONDITIONS TO THE OFFER' SECTION 12.

     The consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by all Stockholders entitled to vote thereon. See 'Special Factors -- The Merger Agreement.' Under the DGCL and pursuant to the Authentic Fitness Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class or series of Authentic Fitness capital stock that would be necessary to adopt the Merger Agreement at any required meeting of Stockholders. IF THE MINIMUM CONDITION IS SATISFIED AND AS A RESULT OF THE PURCHASE OF SHARES BY PURCHASER PURSUANT TO THE OFFER, PURCHASER AND ITS AFFILIATES OWN AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, PURCHASER WILL BE ABLE TO EFFECT THE MERGER WITHOUT THE AFFIRMATIVE VOTE OF ANY OTHER STOCKHOLDER.

      If Purchaser acquires, pursuant to the Offer, at least 90% of the then issued and outstanding Shares, under the DGCL, Purchaser's board of directors will be able to adopt a plan of merger to effect the Merger without a vote of Stockholders, pursuant to Section 253 of the DGCL (a 'Short-Form Merger'). If Purchaser does not acquire at least 90% of the then issued and outstanding Shares pursuant to the Offer, a vote of the Stockholders will be required under the DGCL to effect the Merger, and a significantly longer period of time will be required to effect the Merger. Purchaser and Authentic Fitness have agreed to take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the consummation of the Offer. Even if Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Warnaco or Purchaser could seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and to effect a Short-Form Merger. The consideration per Share paid for any Shares so acquired in open market purchases may be greater or less than the Offer Price. Warnaco presently intends to effect a Short-Form Merger of Purchaser into Authentic Fitness, if permitted to do so under the DGCL. See 'Special Factors -- Purpose and Structure of the Offer and the Merger; Reasons of Warnaco and Purchaser for the Offer and the Merger.'

     Pursuant to the Merger Agreement, Purchaser shall, and Warnaco shall cause the Purchaser to extend the Offer at any time up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if, at the initial expiration date of the Offer or any extension thereof, any condition to the Offer is not satisfied or waived; provided however, that the Purchaser shall not be required to extend the Offer as provided herein unless (i) each such condition is reasonably capable of being satisfied and
(ii) Authentic Fitness is in material compliance with all of its covenants under the Merger Agreement after Purchaser shall have given Authentic Fitness five business days' prior written notice of any such non-compliance.

     In addition, without limiting the foregoing, Purchaser may, without the consent of Authentic Fitness, (a) extend the Offer for up to an additional 30 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and (b) if, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition but equal less than 90% of the outstanding Shares, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as (i) Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of the first condition set forth in 'The Tender Offer -- Conditions to the Offer' Section 12 hereto, the occurrence of any statute, rule, regulation, judgment, order or preliminary or permanent injunction making illegal or prohibiting the consummation of the Offer (a 'Prohibition')) that subsequently may not be satisfied during any such extension of the Offer and (ii) Warnaco does not have knowledge that any such Prohibition is pending or threatened at the time of such extension. In addition, the Offer Price may be increased by at least $0.05 per Share and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of Authentic Fitness.

     Authentic Fitness has issued one Right for each outstanding Share pursuant to the Rights Agreement. Authentic Fitness has represented in the Merger Agreement that it has amended its Rights Agreement (the 'Rights Amendment') to ensure that (a) neither a 'Distribution Date' nor a 'Stock Acquisition Date' (in each case as defined in the Rights Agreement) will occur, and none of Warnaco or Purchaser or any of their 'Affiliates' or 'Associates' will be deemed to be an 'Acquiring Person' (in each case as defined in the Rights Agreement), by reason of the execution and delivery of the Merger Agreement or the consummation of the transactions to be effected pursuant to the Merger Agreement and (b) the Rights will expire immediately prior to the consummation of the Offer. Authentic Fitness has further represented that the foregoing actions are sufficient to render the Rights inoperative with respect to (i) the acquisition of Shares by Warnaco or Purchaser pursuant to the Merger Agreement and the Offer and (ii) the Merger.

     As of November 15, 1999, 20,137,661 Shares were issued and outstanding. As of November 15, 1999, there were approximately 126 holders of record of the issued and outstanding Shares. As of November 15, 1999 there were 31,043 Shares designated as Series A Junior Participating Preferred Stock reserved for issuance upon the exercise of the Rights distributed to the holders of Common Stock pursuant to the Rights Agreement. BASED ON THE ISSUED AND OUTSTANDING SHARES AS OF NOVEMBER 15, 1999, PURCHASER WOULD BE ABLE TO EFFECT A SHORT-FORM MERGER IF 18,123,895 SHARES WERE VALIDLY TENDERED IN THE OFFER AND NOT WITHDRAWN PRIOR TO THE CLOSE OF THE OFFER.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                SPECIAL FACTORS

BACKGROUND OF THE OFFER AND THE MERGER

     In May, 1990, Mrs. Linda J. Wachner, Chairman of the Board of Directors and Chief Executive Officer of Warnaco, led an investor group in the acquisition of the activewear division of Warnaco in connection with Warnaco's scheduled paydown of bank debt. The acquired company, now known as Authentic Fitness Corporation, was thereafter taken public in 1992. Mrs. Wachner serves as the Chairman of the Board of Directors and Chief Executive Officer of Authentic Fitness as well as Warnaco.

     In June, 1996, Warnaco first disclosed an interest in acquiring Authentic Fitness in a stock-for-stock transaction, in order to achieve operating efficiencies in the manufacturing, marketing and distribution of the combined company's products.

     On July 14, 1996, Warnaco and Authentic Fitness executed a definitive merger agreement, pursuant to which Warnaco offered 0.82 shares of Warnaco common stock for each Share. Thereafter, on July 25, 1996, Warnaco and Authentic Fitness jointly announced the termination of their merger agreement after Authentic Fitness disclosed it would report a loss for its fourth fiscal quarter ended July 6, 1996, and consequently, report earnings below Wall Street estimates for its 1996 fiscal year. This was due, in large measure, to the previously announced loss of a major customer, Herman's Sporting Goods, Inc., which filed for bankruptcy on April 26, 1999 and announced its liquidation in May, 1996, as well as an attendant decline in revenues for the fourth quarter of 1996, which resulted in lower gross profits.

     Since 1996, Warnaco has, from time to time, continued to evaluate the potential benefits of a merger between Warnaco and Authentic Fitness. Most recently, in August, 1999, Warnaco management recommended that the Warnaco Board again consider the acquisition of Authentic Fitness.

     On August 19, 1999, Warnaco formed a special committee of independent directors, comprised of Andrew G. Galef, Donald G. Drapkin and Stewart A. Resnick (the 'Warnaco Special Committee'), to consider and to make such recommendations to the Warnaco Board in connection with any Authentic Fitness transaction as it determined to be appropriate. The Warnaco Special Committee was formed in light of the common management and equity ownership between Warnaco and Authentic Fitness. Mr. Galef was elected Chairman of the Warnaco Special Committee.

     Representatives of the Warnaco Special Committee met with Wasserstein Perella & Co., Inc. ('WP&Co.') on September 7, 1999 to discuss retention of WP&Co. by the Warnaco Special Committee to advise the committee and to provide an opinion as to the fairness of the proposed transaction to Warnaco from a financial point of view. The Warnaco Special Committee entered into an engagement letter with WP&Co. as of September 14, 1999. On September 15, 1999, WP&Co. held a meeting with Warnaco management to review financial information concerning Authentic Fitness.

     On September 29, 1999, the Warnaco Special Committee held its initial meeting. At the meeting, the Warnaco Special Committee (i) ratified the retention of WP&Co. as the financial advisor and the execution of the engagement letter with WP&Co., (ii) approved the retention of Kramer Levin Naftalis & Frankel LLP ('Kramer Levin') as special counsel to the Warnaco Special Committee, and (iii) received, and discussed a presentation by WP&Co. of its preliminary analysis concerning a potential all cash acquisition of Authentic Fitness by Warnaco.

     Between September 30, 1999 and October 7, 1999, representatives of the Warnaco Special Committee, including WP&Co., conducted due diligence and received certain additional information from Warnaco management in response to Warnaco Special Committee requests.

     On October 7, 1999, the Warnaco Special Committee met with WP&Co. At the meeting, the Warnaco Special Committee voted unanimously to recommend to the Warnaco Board that Warnaco offer to acquire all of the Shares at a price of up to $20.50 per Share.

     On October 8, 1999, the Warnaco Special Committee reported to the Warnaco Board its recommendation that Warnaco present a proposal to acquire Authentic Fitness in an all cash transaction for $20.50 per Share. Following such report, with all of its directors present and voting, the Warnaco Board unanimously approved the Warnaco Special Committee recommendation.

      On October 10, 1999 Warnaco sent a letter to the Authentic Fitness Board, proposing that Warnaco acquire Authentic Fitness in an all cash transaction at $20.50 per Share. The offer was prepared by the Warnaco Special Committee without access to the officers of Authentic Fitness and without consideration by the officers and directors of Warnaco who were affiliated with Authentic Fitness.

     Upon receipt of the Warnaco offer, the Authentic Fitness Board, in light of the common management and equity ownership between Warnaco and Authentic Fitness, See 'Special Factors -- Interests of Certain Persons in the Offer and the Merger,' formed a special committee of independent directors, consisting of Stuart D. Buchalter, Stanley S. Arkin and Robert
D. Walter. In this regard, the Authentic Fitness Board was aware that the law firm of which Mr. Arkin is a senior partner provides legal services to Warnaco from time to time and that Mr. Walter beneficially owns 20,000 shares of, and 10,000 options to purchase, Warnaco common stock. Mr. Buchalter was elected Chairman of the Authentic Fitness Special Committee.

     The Authentic Fitness Special Committee thereafter interviewed several firms with respect to serving as its legal and financial advisors. After considering a number of such firms, the Authentic Fitness Special Committee retained the law firm of Munger, Tolles & Olson LLP as its legal counsel, and Chase as its financial advisor.

     Chase promptly commenced a review and analysis of business and market conditions affecting Authentic Fitness and the market for the Shares.

     Mr. Buchalter at that time held discussions with one of the large stockholders of Authentic Fitness not affiliated with Warnaco, and Chase, at Mr. Buchalter's request, contacted that stockholder's investment bankers. Based on those discussions, the Authentic Fitness Special Committee concluded that the other stockholder was not likely to make an offer to acquire Authentic Fitness at a price higher than that offered by Warnaco.

     On October 30 and 31, 1999 Warnaco and Authentic Fitness negotiated a confidentiality agreement (which remains in effect) regarding proprietary information of Authentic Fitness. Under this Agreement, certain confidential business and financial information of Authentic Fitness might be provided to Warnaco and its representatives. During the course of negotiations, Chase shared with WP&Co. some such information, in the hope that it might support an increased offer from Warnaco.

     On November 3, 1999, the Warnaco Special Committee met to discuss the ongoing negotiations with the Authentic Fitness Special Committee and to ratify the entry by representatives of the Warnaco Special Committee on November 5, 1999 into a confidentiality agreement with Authentic Fitness, after which Authentic Fitness provided certain non-public information to the Warnaco Special Committee for its consideration.

     On November 8, 1999, Mr. Buchalter advised Mr. Galef that the Authentic Fitness Special Committee believed Warnaco would have to improve its offer in order to obtain its recommendation that the Stockholders accept the offer.

     During the week of November 8, 1999, representatives of WP&Co. and Chase had several conversations concerning the negotiation of the offer price; separately, representatives of WP&Co. had several discussions with individual members of the Warnaco Special Committee concerning the status of negotiations of the offer price.

     On November 10, 1999, Warnaco's counsel provided to counsel of the Authentic Fitness Special Committee with a draft agreement providing for a cash tender offer and a subsequent cash merger.

     Throughout this period, the Authentic Fitness Special Committee had a series of telephonic meetings, both to monitor the progress of events, and to provide guidance to Mr. Buchalter, its counsel and the financial advisors as to the evolution of the process.

     On November 12, 1999, Mr. Buchalter and representatives of Chase met with Mr. Galef and representatives of WP&Co. At this meeting, Mr. Galef indicated that, subject to the negotiation of a mutually satisfactory merger agreement, Warnaco would be willing to increase the price it would pay per Share to $20.80.

      On November 12, 1999, the Warnaco Special Committee convened to receive a report on the negotiations, the financial information received by WP&Co. regarding Authentic Fitness, the verbal opinion of WP&Co. as to the fairness of the proposed offer of $20.80 per Share to Warnaco and a preliminary summary by Kramer Levin of the proposed Merger Agreement. At the meeting, the Warnaco Special Committee voted unanimously to recommend to the Warnaco Board that it approve and adopt the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby, at a price of $20.80 per Share, subject to receipt of a written opinion in customary form from WP&Co. confirming the oral opinion of WP&Co. and the advice of counsel that the Offer and Merger Agreement in their final forms were legally satisfactory.

     On November 15, 1999, the Authentic Fitness Special Committee met and approved the Merger Agreement and the Transactions. Also on November 15, 1999, the Authentic Fitness Board met and, based on the approval and recommendation of the Authentic Fitness Special Committee, affirmed the Authentic Fitness Special Committee's approval of the transaction. For a discussion of the reasons for the recommendation of the Authentic Fitness Special Committee and the Authentic Fitness Board, see the next section of this Offer to Purchase and 'Special Factors -- Opinion of Financial Advisor to Authentic Fitness.'

     Later in the day on November 15, 1999, the Warnaco Board met and approved the Merger Agreement and the Transactions.

     On November 17, 1999, Purchaser commenced the Offer.

RECOMMENDATION OF THE AUTHENTIC FITNESS SPECIAL COMMITTEE AND THE AUTHENTIC FITNESS BOARD; FAIRNESS OF THE OFFER AND THE MERGER

     ON NOVEMBER 15, 1999, THE AUTHENTIC FITNESS SPECIAL COMMITTEE UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER WERE FAIR TO, AND IN THE BEST INTERESTS OF, THE AUTHENTIC FITNESS STOCKHOLDERS AND UNANIMOUSLY VOTED TO RECOMMEND THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE THE OFFER AND THE MERGER
AGREEMENT.

     Fairness of the Merger. In reaching its determination, the Authentic Fitness Special Committee considered:

      the historical market prices of the Shares, including the fact that the $20.80 per Share to be paid to the Stockholders in the Offer and the Merger represented a premium of approximately 18% over the $17 9/16 per Share closing price on October 8, 1999, the last full trading day prior to the October 10, 1999 announcement of the Proposal, on the New York Stock Exchange ('NYSE');

      the fact that the $20.80 per Share to be paid to the Stockholders in the Offer and the Merger exceeded the highest price at which the Shares have traded on the NYSE since March 11, 1998;

      the fact that the $20.80 per Share to be paid to the Stockholders in the Offer and the Merger represented a 12.1% premium over the 52 weeks pre-announcement high prior to October 10, 1999;

      the opinion of Chase dated November 15, 1999, to the effect that, based upon and subject to the assumptions and qualifications stated in its opinion, the $20.80 per Share to be paid to the Stockholders in the Offer and the Merger was fair to Stockholders from a financial point of view, other than Warnaco and its affiliates, and in light of the report and analysis presented to the Authentic Fitness Special Committee in connection with the Chase Opinion. (see 'Special Factors -- Opinion of Financial Advisor to Authentic Fitness');

      that the terms of the Merger Agreement were determined through arm's-length negotiations between the Authentic Fitness Special Committee and its legal and financial advisors, on the one hand, and representatives of Warnaco and the Warnaco Special Committee and their respective legal and financial advisors, on the other, and provide for the Offer in order to allow the Stockholders to receive payment for their Shares on an accelerated basis; and

      the terms and conditions of the Merger Agreement, including provisions which are designed to ensure that the Authentic Fitness Board could fulfill its fiduciary duties if presented with an acquisition proposal that is more favorable to Stockholders than the Offer or Merger. In particular, the Authentic Fitness Special Committee considered that the Merger Agreement:

          (1) permits the Authentic Fitness Board, in certain circumstances, to provide information to and engage in negotiations with third parties who have made a proposal to acquire Authentic Fitness, to modify or withdraw its recomendation of the Merger and to terminate the Merger Agreement in order to pursue a more favorable transaction;

          (2) contains termination fee obligations of Authentic Fitness that the Authentic Fitness Special Committee does not believe would discourage competing third party offers to acquire Authentic Fitness; and

          (3) does not contain a financing condition to Warnaco or the Purchaser's obligation to complete the Merger.

      the ability of Stockholders who object to the Merger to obtain 'fair value' for their Shares if they exercise and perfect their dissenters' rights of appraisal under the DGCL.

     On November 15, 1999, the Authentic Fitness Board, by unanimous vote, based upon, among other things, the unanimous recommendation and approval of the Authentic Fitness Special Committee, determined that the Merger Agreement and the Transactions are fair to, and in the best interests of, the Stockholders of Authentic Fitness, approved the Merger Agreement, the Offer and the Merger, declared the Merger Agreement to be advisable and recommended that Stockholders accept the Offer and tender their Shares pursuant to the Offer.

     In evaluating the Offer and the Merger, the members of the Authentic Fitness Board, including the members of the Authentic Fitness Special Committee, considered their knowledge of the business, financial condition and prospects of Authentic Fitness, and the advice of financial and legal advisors. In light of the number and variety of factors that the Authentic Fitness Board and the Authentic Fitness Special Committee considered in connection with their evaluation of the Offer and the Merger, neither the Authentic Fitness Board nor the Authentic Fitness Special Committee found it practicable to assign relative weights to the foregoing factors, and, accordingly, neither the Authentic Fitness Board nor the Authentic Fitness Special Committee did so.

OPINION OF FINANCIAL ADVISOR TO AUTHENTIC FITNESS

     On November 15, 1999, Chase delivered its oral opinion, which opinion was subsequently confirmed in a written opinion dated as of November 15, 1999, to the Authentic Fitness Special Committee to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth therein, the consideration to be received by Stockholders pursuant to the Offer and the Merger was fair, from a financial point of view, to such holders, other than Warnaco and its affiliates.

     A copy of the Chase Opinion, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Chase, is attached to this document as Schedule II. Stockholders are urged to read such opinion in its entirety. The Chase Opinion was provided for the use and benefit of the Authentic Fitness Special Committee in its evaluation of the Offer and the Merger, was directed only to the fairness to the Stockholders, other than Warnaco and its affiliates, of the consideration to be received by such holders pursuant to the Offer and the Merger from a financial point of view, and does not constitute a recommendation to any Stockholders as to whether such holder should tender its shares in the Offer or how such holder should vote with respect to the Merger. The summary of the Chase Opinion set forth herein is qualified in its entirety by reference to the full text of its opinion attached to this document as Schedule II.

     In arriving at its opinion, Chase, among other things:

           reviewed a draft of the Merger Agreement;

           reviewed certain publicly available business and financial information that Chase deemed relevant relating to Authentic Fitness and the segments in which it operates;

           reviewed certain internal non-public financial and operating data and forecasts provided to Chase by Authentic Fitness management relating to its business;

           discussed, with members of Authentic Fitness management, Authentic Fitness' operations, historical financial statements and future prospects;

           compared the financial and operating performance of Authentic Fitness with publicly available information concerning certain other companies Chase deemed comparable and reviewed the relevant stock prices of the common stock and certain publicly traded securities of such other companies;

           compared the proposed financial terms of the Offer and the Merger with the financial terms of certain other transactions that Chase deemed relevant; and

           made such other analyses and examinations as Chase deemed necessary or appropriate.

     Chase assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for Chase, or publicly available, for purposes of its opinion and further relied upon the assurance of Authentic Fitness management that they were not aware of any facts that would make such information inaccurate or misleading. Chase neither made nor obtained any independent evaluations or appraisals of Authentic Fitness assets or liabilities, nor did Chase conduct a physical inspection of the properties and facilities of Authentic Fitness. Chase assumed that the financial forecasts provided to it by Authentic Fitness were reasonably determined on bases reflecting the best currently available estimates and judgments of Authentic Fitness management as to the future financial performance of Authentic Fitness. Chase expressed no view as to such forecasts or the assumptions on which they were based.

     For purposes of rendering its opinion, Chase assumed that, in all respects material to its analysis, the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Tender Offer and the Merger would be satisfied without waiver thereof. Chase also assumed that the definitive Merger Agreement would not differ in any material respects from the draft thereof furnished to it.

     In connection with the preparation of its opinion, Chase was not authorized by the Authentic Fitness Special Committee to solicit, nor did Chase solicit, third-party indications of interest for the acquisition of all or any part of Authentic Fitness.

     The Chase Opinion was necessarily based on market, economic and other conditions as they existed and could be evaluated on the date of such opinion. The Chase Opinion was limited to the fairness, from a financial point of view, to Stockholders, other than Warnaco and its affiliates, of the consideration to be received by such holders pursuant to the Offer and the Merger, and Chase expressed no opinion as to the merits of the underlying decision by Authentic Fitness to engage in the Merger.

     The following is a summary of the material financial and comparative analyses performed by Chase in arriving at its opinion. In the analysis described below, the estimated enterprise and transaction values were calculated reflecting, as appropriate, a seasonal debt adjustment and favorable payment terms resulting from changes in Authentic Fitness' sourcing arrangements.

     Comparable Public Companies Analysis. Using publicly available information, Chase compared certain financial and operating information and ratios for Authentic Fitness with corresponding financial and operating information and ratios for companies in lines of business believed to be generally comparable to those of Authentic Fitness, as follows:

           Athletic-Related Apparel

              Columbia Sportswear Company;

              Nautica Enterprises, Inc.;

              The North Face, Inc.;

              Quiksilver, Inc.; and

              Russell Corporation.

           Other Selected Apparel

              Guess?, Inc.;

              Kellwood Company;

              Phillips-Van Heusen Corporation;

              Polo Ralph Lauren Corporation;

              Tommy Hilfiger Corporation; and

              V.F. Corporation.

     In examining the comparable companies, Chase calculated the enterprise value, defined as the total market value of equity on a diluted basis plus outstanding debt, preferred stock and minority interest less cash and cash equivalents, of each company as a multiple of its respective estimated calendar year 1999 earnings before interest, taxes, depreciation and amortization ('EBITDA'), in each case based on selected public research equity analyst estimates. Chase also calculated the per share equity value, defined as the total market value of equity on a diluted basis, of each company as a multiple of its respective estimated calendar year ('CY') 2000 earnings per share , which is referred to as EPS, in each case based on mean estimates available from The Institutional Brokers Estimate System. In conducting this analysis, Chase used closing share prices on November 12, 1999. The analysis yielded the following multiples:


                                                            LOW   HIGH   MEDIAN   MEAN
                                                            ---   ----   ------   ----

Enterprise Value as a Multiple of CY
  1999 Estimated EBITDA...................................  4.3x   8.1x   5.5x    5.8x
Equity Value as a Multiple of
  CY 1999 Estimated EPS...................................  5.9x  12.9x   9.2x    9.9x


     Based on this analysis, Chase estimated a value per share of the Shares ranging from approximately $15.75 to $20.00.

     Comparable Transactions Analysis. Chase reviewed certain publicly available information regarding selected business combinations in the apparel and apparel-related industries announced since October 1996. The comparable transactions and the month and year on which each transaction was announced were as follows:

           Investcorp S.A.'s acquisition of The William Carter Company (October, 1996);

           Texas Pacific Group's acquisition of J. Crew Group, Inc. (July,
           1997);

           The Warnaco Group, Inc.'s acquisition of Designer Holdings Ltd. (September, 1997);

           Tommy Hilfiger U.S.A. Inc.'s acquisition of Pepe Jeans USA, Inc. (January, 1998);

           Tropical Sportswear International Corporation's acquisition of Farah Incorporated (May, 1998);

           Jones Apparel Group, Inc.'s acquisition of Sun Apparel, Inc. (September, 1998);

           Kellwood Company's acquisition of Koret, Inc (November, 1998);

           Vestar Capital Partners' acquisition of St. John Knits, Inc. (February, 1999);

           Jones Apparel Group, Inc.'s acquisition of Nine West Group Inc. (March, 1999);

           Doughty Hanson & Co.'s acquisition of Umbro Europe Holdings Ltd. (April, 1999);

           Robert Stephen Holdings plc's acquisition of the minority shareholdings in Pentland Group plc (July, 1999); and

           H.I.G. Capital LLC's acquisition of Happy Kids, Inc. (July, 1999).

     In examining these business combinations, Chase calculated the respective transaction values, defined as the market value of the consideration offered to target common stockholders on a fully diluted basis plus outstanding debt, preferred stock and minority interest less cash and cash equivalents, as a multiple of (i) latest twelve months revenues, which is referred to as LTM revenues, and (ii) latest twelve months EBITDA, ('LTM EBITDA'). This analysis yielded the following multiples:


TRANSACTION VALUE
AS A MULTIPLE OF:                       LOW    HIGH   MEDIAN   MEAN
-----------------                       ---    ----   ------   ----

LTM Revenues..........................  0.36x  3.17x   0.68x   0.96x
LTM EBITDA............................   4.4x  15.7x    8.1x    8.4x


     Based on this analysis, Chase estimated a value per share of the Common Stock ranging from approximately $17.50 to $22.00.

     Discounted Cash Flow Analysis. Chase performed a discounted cash flow analysis, which is referred to as DCF, of Authentic Fitness using financial forecasts for the fiscal years ending June 30, 2000 through June 30, 2002 provided both by Authentic Fitness management, which is referred to as the Management Case, and based upon the consensus estimates of research equity analysts, which is referred to as the Street Case. Utilizing such information, Chase calculated a range of values based upon the discounted present value of the sum of the projected stream of unlevered free cash flows to Authentic Fitness from December 31, 1999 through June 30, 2002, and the projected terminal value of Authentic Fitness at June 30, 2002 based upon a range of multiples applied to projected earnings before EBITDA, in the fiscal year 2002. The DCF was calculated for Authentic Fitness assuming discount rates ranging from 12% to 14%, and terminal multiples of EBITDA in the fiscal year 2002 ranging from 5.5x to 7.0x. This analysis yielded a value per Share ranging from approximately $17.75 to $23.75 for the Management Case and from approximately $14.25 to $19.25 for the Street Case.

     Leveraged Buyout Analysis. Chase performed an analysis of the theoretical maximum consideration that could be paid in an acquisition of Authentic Fitness by a financial buyer, using both the Management Case and the Street Case, and based on market and economic conditions as of November 15, 1999, and considering capital structures typically employed by financial buyers. In its analysis, Chase Securities assumed that a financial buyer would be subject to the following constraints:

           a maximum ratio of total indebtedness to estimated calendar year 1999 EBITDA of 4.5x;

           a maximum ratio of senior indebtedness to estimated calendar year 1999 EBITDA of 3.0x;

           interest charges on senior indebtedness of 9.25%;

           interest charges on subordinated indebtedness of 13.0%;

           minimum returns on equity ranging from 20% to 30%;

           a management promote of 10%; and

           a fiscal year 2002 EBITDA terminal multiple range of 5.5x to 7.0x.

     This analysis resulted in a theoretical maximum consideration per share of the Shares that could be paid by a financial buyer in an acquisition transaction that was estimated to range from approximately $16.25 to $21.50 for the Management Case and from approximately $13.50 to $18.00 for the Street Case.

     Summary Valuation. Using the methodologies described above, Chase calculated the following implied ranges of per share values for the Common Stock. Stockholders are urged to read the following table in conjunction with the descriptions of the different methodologies set forth above.



                                                          ESTIMATED PER SHARE
                                                           AUTHENTIC FITNESS
METHODOLOGY                                                   VALUE RANGE
-----------                                                   -----------

Comparable Public Companies Analysis                        $15.75 - $20.00
Comparable Transactions Analysis                            $17.50 - $22.00
Discounted Cash Flow Analysis -- Management Case            $17.75 - $23.75
Discounted Cash Flow Analysis -- Street Case                $14.25 - $19.25
Leveraged Buyout Analysis -- Management Case                $16.25 - $21.50
Leveraged Buyout Analysis -- Street Case                    $13.50 - $18.00


      Stock Price Analysis. Among other analyses performed and factors considered by Chase in connection with its opinion, Chase reviewed the trading prices of the Shares for the period from October 8, 1996 to October 8, 1999, and also observed that the low and high for the Common Stock for the 52 weeks prior to the announcement of the Warnaco proposal on October 10, 1999 were $13.13 and $18.56, respectively. Chase also observed that the Offer Price represented a premium of 18.4% to the closing share price of the Shares on October 8, 1999 (the date prior to the announcement of the Warnaco's proposal) of $17.56 per share and a 12.1% premium to the 52-week pre-announcement high of $18.56.

     The summary set forth above does not purport to be a complete description of the analyses performed by Chase in arriving at its opinion. Arriving at a fairness opinion is a complex process not necessarily susceptible to partial analysis or summary description. Chase believes that its analyses must be considered as a whole and that selecting portions of analyses and of the factors considered by it, without considering all such factors and analyses, could create a misleading view of the processes underlying its opinion. Chase did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Chase in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Authentic Fitness' control and involve the application of complex methodologies and educated judgment. Any estimates incorporated in the analyses performed by Chase are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty. None of the comparable companies used in the Comparable Public Companies Analysis described above is identical to Authentic Fitness, and none of the comparable transactions used in the Comparable Transactions Analysis described above is identical to the Offer and the Merger. Accordingly, an analysis of publicly traded comparable companies and transactions is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared.

     The Authentic Fitness Special Committee selected Chase to act as its financial advisor on the basis of the reputation of Chase as an internationally recognized investment banking firm with substantial expertise in transactions similar to the Transactions and because it is familiar with Authentic Fitness and its business. As part of its financial advisory business, Chase Securities is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. Chase has acted as financial advisor to the Authentic Fitness Special Committee in connection with the delivery of its opinion and received a fee upon delivery thereof. The Chase Manhattan Corporation and its affiliates, including Chase, in the ordinary course of business, have provided investment banking services to Authentic Fitness and Warnaco and may continue to provide such services. In the ordinary course of business, Chase or its affiliates may trade in the debt and equity securities of Authentic Fitness and Warnaco for its own accounts and for the accounts of its customers and, accordingly, may at anytime hold a long or short position in such securities.

     The terms of the engagement of Chase by the Authentic Fitness Special Committee are set forth in a letter dated as of October 19, 1999. Pursuant to the terms of this letter agreement, Authentic Fitness paid to Chase a fee of $600,000 and has agreed to pay an additional fee of approximately $185,000, payable upon consummation of the Offer. In addition, the Special Committee has also agreed to reimburse Chase for its reasonable out-of-pocket expenses (including the fees of its legal counsel) and to indemnify Chase and certain related persons from and against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws, arising out of its engagement. It is the opinion of the Commission that indemnification for liabilities arising under federal securities laws is against public policy and may therefore be unenforceable.

     The full text of Chase's presentation to the Authentic Fitness Special Committee on November 15, 1999 has been included as Exhibit (b)(2) to the
Schedule 13E-3, and the foregoing summary is qualified in its entirety by reference.

FINANCIAL PROJECTIONS RELATING TO AUTHENTIC FITNESS

      Projections Prepared by Authentic Fitness. Authentic Fitness does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, as part of the Authentic Fitness ongoing financial planning process, Authentic Fitness prepares financial projections, which are not publicly available, of Authentic Fitness' results of operations. In light of the positions of certain directors and executive officers of Warnaco as directors and executive officers of Authentic Fitness, Warnaco may be deemed to have had access to certain of such analyses prepared by Authentic Fitness (the 'Authentic Fitness Projections'). Such projections for the three fiscal years ending July 7, 2002 include the following information:


                                YEAR ENDING     YEAR ENDING     YEAR ENDING
                                JULY 1, 2000    JULY 7, 2001    JULY 6, 2002
                                 (ESTIMATE)      (ESTIMATE)      (ESTIMATE)
                                 ----------      ----------      ----------
                                               (IN THOUSANDS)

Revenue...................        $475,500        $546,300        $629,700
EBITDA....................          79,503          91,600         109,800
Operating Income..........          66,730          78,280          95,520
Net Income................          32,276          40,496          53,679


     Projections Developed by Warnaco. In connection with the engagement of WP&Co. to act as financial advisor to the Warnaco Special Committee, Warnaco made available to WP&Co. a set of projections of future financial results for Authentic Fitness developed for fiscal 2000, based on analysts' projections in line with consensus First Call Corporation earnings estimates and, for fiscal 2001 and 2002, based on analysts' long term growth projections (the 'Analysts' Projections'). The Analysts' Projections were developed for the use of WP&Co. in connection with its analysis of the fairness to Warnaco of the Offer Price. The principal differences between the Authentic Fitness Projections and the Analysts' Projections are that the Analysts' Projections reflect:

      Lower revenue assumptions for Ubertech Texas, Inc., a manufacturing company acquired by Authentic Fitness in July, 1999 that specializes in the application of three dimensional silicone-based graphics to apparel products; and

      The elimination of revenues attributable to certain customers of Authentic Fitness that either have filed for bankruptcy or have been placed on CreditWatch.

     The Analysts' Projections include the following information:



                                 YEAR ENDING     YEAR ENDING     YEAR ENDING
                                 JULY 1, 2000    JULY 7, 2001    JULY 6, 2002
                                  (ESTIMATE)      (ESTIMATE)      (ESTIMATE)
                                  ----------      ----------      ----------
                                                (IN THOUSANDS)

Revenue........................    $454,300        $500,000        $560,000
EBITDA.........................      74,200          83,100          92,900
Operating Income...............      63,500          70,700          80,000
Net Income.....................      29,600          34,400          40,000


CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     CERTAIN MATTERS DISCUSSED HEREIN ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. FORWARD-LOOKING STATEMENTS INCLUDE THE AUTHENTIC FITNESS PROJECTIONS AND THE ANALYSTS' PROJECTIONS (COLLECTIVELY, THE 'PROJECTIONS'). THE AUTHENTIC FITNESS PROJECTIONS HAVE BEEN INCLUDED IN THIS OFFER TO PURCHASE FOR THE LIMITED PURPOSE OF GIVING STOCKHOLDERS ACCESS TO FINANCIAL PROJECTIONS PREPARED BY THE AUTHENTIC FITNESS MANAGEMENT THAT MAY BE DEEMED TO HAVE BEEN AVAILABLE FOR REVIEW BY WARNACO AND PURCHASER. SUCH INFORMATION WAS PREPARED BY THE AUTHENTIC FITNESS MANAGEMENT FOR INTERNAL USE AND NOT WITH A VIEW TO PUBLICATION. THE ANALYSTS' PROJECTIONS HAVE BEEN INCLUDED IN THIS OFFER TO PURCHASE FOR THE LIMITED PURPOSE OF GIVING STOCKHOLDERS ACCESS TO FINANCIAL PROJECTIONS RELATING TO AUTHENTIC FITNESS DEVELOPED FOR THE USE OF WP&CO., FINANCIAL ADVISOR TO THE WARNACO SPECIAL COMMITTEE.

      BOTH SETS OF PROJECTIONS WERE BASED ON ASSUMPTIONS CONCERNING THE AUTHENTIC FITNESS PRODUCTS AND BUSINESS PROSPECTS, INCLUDING THE ASSUMPTION THAT AUTHENTIC FITNESS WOULD CONTINUE TO OPERATE UNDER THE SAME OWNERSHIP STRUCTURE AS CURRENTLY EXISTS. THE PROJECTIONS WERE ALSO BASED ON OTHER REVENUE AND OPERATING ASSUMPTIONS. PROJECTED INFORMATION OF THIS TYPE IS BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE ABILITY OF ANY COMPANY TO CONTROL. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE SET FORTH ABOVE. IN ADDITION, THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH THE PUBLISHED GUIDELINES OF THE COMMISSION OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING PROJECTIONS AND FORECASTS. NEITHER WARNACO'S NOR THE AUTHENTIC FITNESS INDEPENDENT ACCOUNTANTS HAVE EXAMINED, COMPILED OR APPLIED ANY AGREED UPON PROCEDURES TO THIS INFORMATION AND, ACCORDINGLY, ASSUME NO RESPONSIBILITY FOR THIS INFORMATION. NONE OF WARNACO, PURCHASER, AUTHENTIC FITNESS OR ANY OTHER PARTY ASSUMES ANY RESPONSIBILITY FOR THE ACCURACY OR VALIDITY OF THE FOREGOING PROJECTIONS.

POSITION OF WARNACO REGARDING FAIRNESS OF THE OFFER AND THE MERGER

     As a result of the common executive officers and directors between Authentic Fitness and Warnaco, Warnaco and the Purchaser may be deemed 'affiliates' of Authentic Fitness under Rule 12b-2 of the Exchange Act. Accordingly, in compliance with Rule 13e-3 under the Exchange Act, Warnaco and the Purchaser have considered the fairness of the Offer and the Merger to the Stockholders, other than affiliates of Warnaco, and in connection with the Offer, have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 (the 'Schedule 13E-3').

     Warnaco believes that the consideration to be received by the Stockholders, pursuant to the Offer and the Merger, is fair to the Authentic Fitness Stockholders from a financial point of view. Warnaco based its belief solely on (i) the fact that the Authentic Fitness Board and the Authentic Fitness Special Committee concluded that the Offer and the Merger are fair to, and in the best interests of, the Stockholders,
(ii) the historical and projected financial performance of Authentic Fitness and its financial results, (iii) the fact that the consideration to be paid in the Offer and the Merger represents a premium of approximately 12.1% over the pre-announcement high for the fifty-two week period prior to the October 10, 1999 public announcement of Warnaco's original offer to acquire the outstanding Shares held by the Stockholders, and a premium of approximately 18% over the reported closing price for the Shares on the last trading day prior to October 10, 1999, (iv) the fact that the terms of the Offer and the Merger and the Merger Agreement were negotiated on an arm's-length basis, (v) the fact that the Offer and the Merger will each provide consideration to the Stockholders entirely in cash, and (vi) notwithstanding the fact that its opinion dated November 15, 1999 was provided for the use and benefit of the Authentic Fitness Special Committee and that Warnaco is not entitled to rely on such opinion, the fact that the Authentic Fitness Special Committee received an opinion from Chase to the effect that the $20.80 per Share in cash to be received by holders of the Common Stock in the Offer and the Merger is fair to such holders, other than Warnaco and its affiliates, from a financial point of view.

     In connection with its consideration of the fairness of the consideration to be received by the Stockholders of Authentic Fitness under the Merger Agreement, Warnaco has adopted the conclusions as to fairness set forth under 'Special Factors -- Recommendation of the Authentic Fitness Special Committee and the Authentic Fitness Board; Fairness of the Offer and the Merger,' and the analyses underlying such conclusions, of the Authentic Fitness Special Committee and the Authentic Fitness Board, based upon the views of the members of the Warnaco Special Committee and the Warnaco Board as to the reasonableness of such analyses. Warnaco has not assigned any relative or specific weights to the foregoing factors. However, Warnaco believes that each of the factors is material to its determination that the transaction is fair, and has characterized as positive each of the factors characterized as positive by the Authentic Fitness Special Committee. Individual members of the Warnaco Special Committee and the Warnaco Board may have given differing weights to different factors and may have viewed certain factors more positively or negatively than others.

     Notwithstanding the foregoing conclusions, Warnaco's interests in the Offer and Merger were represented by the Warnaco Special Committee, together with its advisors, whose primary concern was fairness to Warnaco, whose interests may conflict with those of the Stockholders.


OPINION OF FINANCIAL ADVISOR TO THE WARNACO SPECIAL COMMITTEE

      Role of Financial Advisor. The Warnaco Special Committee retained WP&Co. to act as its financial advisor in connection with the Transactions. On November 12, 1999, WP&Co. delivered its oral opinion to the Warnaco Special Committee, which opinion was subsequently confirmed in writing (the 'WP&Co. Opinion'), to the effect that, as of such date and subject to the various assumptions and limitations set forth in the opinion, the $20.80 per Share cash consideration to be paid by Warnaco pursuant to the Offer and the Merger is fair to Warnaco from a financial point of view. The members of the Warnaco Special Committee and the members of the Authentic Fitness Special Committee determined the amount and the form of consideration through arm's length negotiations and did not base this determination on any recommendation by WP&Co., although WP&Co. provided advice to the Warnaco Special Committee from time to time during the course of the negotiations. WP&Co. was not asked to, and did not, provide advice or any opinion as to the fairness of the consideration to be paid to the Stockholders in the Offer and the Merger. The Warnaco Special Committee engaged WP&Co. solely as advisors to the Warnaco Special Committee and WP&Co. did not act as advisor to or agent of any other person. No limitations were imposed by the Warnaco Special Committee on WP&Co. with respect to the investigations made or procedures followed by WP&Co. in rendering the WP&Co. Opinion.

      OPINION OF WP&CO. THE FULL TEXT OF THE WP&CO. OPINION, DATED NOVEMBER 15, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, THE OPINION EXPRESSED, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY WP&CO. IN RENDERING ITS OPINION, IS ATTACHED AS EXHIBIT (b)(3) TO THE SCHEDULE 13E-3. THE FOLLOWING DISCUSSION OF THE MATERIAL ASPECTS OF THE WP&CO. OPINION AND THE ANALYSIS PERFORMED BY WP&CO. IN CONNECTION WITH RENDERING THE WP&CO. OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE WP&CO. OPINION.

      Matters Reviewed. In arriving at its opinion, WP&Co. reviewed and analyzed, among other things, the following:

      A draft of the Merger Agreement and the Offer to Purchase which, for purposes of the opinion, were assumed not to differ in any material respect from the final forms thereof;

      Publicly available business and financial information concerning Authentic Fitness and Warnaco that WP&Co. believed to be relevant to its analysis;

      Estimates of the financial performance of Authentic Fitness for fiscal year 2000 as published by third party research analysts which were consistent with and included in the consensus estimates of the Authentic Fitness earnings per share for such year as published by First Call Corporation, a reporting service (such analysts' estimates, the 'Analysts' 2000 Projections');

      Certain financial and operating information concerning Authentic Fitness, including prospective financial information prepared by Warnaco and Authentic Fitness and provided to WP&Co. for purposes of its analysis;

      Historical market prices and trading activity for the Shares and a comparison of that trading history with those publicly traded companies selected as being relevant or comparable in certain respects to Authentic Fitness;

      Comparisons of the historical financial results and present financial condition of Authentic Fitness with those of other publicly traded companies selected as being relevant or comparable in certain respects to Authentic Fitness; and

      The financial terms of certain other acquisitions and business combination transactions recently effected that were considered comparable to the Transactions or otherwise relevant.

      WP&Co. also held discussions with management of Warnaco and representatives of Authentic Fitness concerning:

      The historic and current operations of Authentic Fitness; and

      Its financial condition and future prospects.

     Assumptions and Limitations. In its review and analyses and in rendering its opinion, WP&Co., with the Warnaco Special Committee's consent, assumed and relied without independent verification upon various matters, including:

      The accuracy and completeness of all financial and other information that was publicly available or furnished to WP&Co. by Warnaco and Authentic Fitness;

      That the prospective financial information regarding Authentic Fitness for fiscal 2001 and 2002 prepared by Warnaco and provided to WP&Co. (the 'Long Term Prospective Financial Information') and the Analysts' 2000 Projections reflect the best currently available information with respect to the Authentic Fitness future financial performance;

      That the Long Term Prospective Financial Information was reasonably prepared by Warnaco's management in good faith and on bases reflecting the best currently available judgments and estimates of Warnaco's management;

      That obtaining all regulatory and other approvals and third party consents required for the consummation of the Transactions will not have an adverse impact on Warnaco or Authentic Fitness or on the anticipated benefits of the Transactions; and

      That the Transactions would be consummated without waiver or modification of any of the material terms or conditions contained in the Merger Agreement.

     WP&Co. expressed no opinion in the WP&Co. Opinion, and expresses no opinion herein or otherwise, with respect to any of the Analysts' 2000 Projections or the Long Term Prospective Financial Information or the assumptions upon which it or any portion of it is based.

     Among the limitations on the opinion are:

      The WP&Co. Opinion is for the use and benefit of the Warnaco Special Committee and was rendered to the Warnaco Special Committee in connection with its consideration of the Transactions;

      WP&Co. was not requested to opine as to, and its opinion does not address, the merits of the underlying business decision by the Warnaco Special Committee or Warnaco to effect the Transactions, the effect on Warnaco of the Transactions or the prospective prices or trading ranges at which shares of Warnaco common stock will trade at any time;

      The WP&Co. Opinion is directed only to the fairness to Warnaco, from a financial point of view, of the $20.80 per Share cash consideration to be paid by Warnaco pursuant to the Offer and the Merger and does not constitute a recommendation to any Stockholder as to whether such Stockholder should tender his or her Shares in the Offer and should not be relied upon by any holder in respect of those matters;

      WP&Co. did not review any of the books and records of Warnaco or Authentic Fitness; and

      WP&Co. did not conduct a physical inspection of the properties or facilities of Warnaco or Authentic Fitness or obtain or make an independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of Warnaco or Authentic Fitness, and no valuation or appraisal of that type was provided to them.

     The WP&Co. Opinion is necessarily based upon economic and market conditions and other circumstances existing as of the date of the WP&Co. Opinion and, accordingly, does not address the fairness to Warnaco of the $20.80 per Share cash consideration to be paid by Warnaco in the Offer and the Merger as of any other date. Additionally, the Analysts' 2000 Projections and Long Term Prospective Financial Information containing forecasts of future results of operations prepared by third party research analysts and Warnaco and relied on by WP&Co. may not be indicative of future results, which may be significantly more or less favorable than suggested by the forecasts, because the forecasts contain assumptions as to industry performance, general business and economic conditions, and other matters beyond the control of Warnaco and Authentic Fitness. See 'Special Factors -- Financial Projections Relating to Authentic Fitness' for a discussion of certain prospective financial information relating to Authentic Fitness.

     Analyses Performed. In arriving at its opinion, WP&Co. performed quantitative analyses and considered a number of factors. The preparation of an opinion as to the fairness of a transaction from a financial point of view involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the applications of those methods to the particular circumstances. In arriving at its opinion, WP&Co. did not attribute any relative weight to any analysis or factor considered but rather made qualitative judgments as to the significance and relevance of each analysis and factor.

     The following is a summary of the material financial analyses performed by WP&Co. in connection with providing the WP&Co. Opinion to the Warnaco Special Committee. Certain of the summaries of financial analyses include information presented in tabular form. In order to fully understand the financial analyses used by WP&Co., the tables must be read together with the text accompanying the tables. The tables alone do not constitute a complete description of the financial analyses. In particular, you should note that in applying the various valuation methods to the particular circumstances of Warnaco and Authentic Fitness, WP&Co. made qualitative judgments as to the significance and relevance of each analysis and factor. In addition, WP&Co. made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of Warnaco and Authentic Fitness. Accordingly, the analyses listed in the tables and described below must be considered as a whole. Considering any portion of the analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the WP&Co. Opinion.

     Discounted Cash Flow Analysis. WP&Co. performed a discounted cash flow analysis to generate an estimate of the net present value of the projected after-tax unlevered free cash flows of Authentic Fitness based upon the Analysts' 2000 Projections through fiscal year 2000 and the Long Term Prospective Financial Information for fiscal years 2001 and 2002. For this purpose, after-tax unlevered free cash flows are defined as operating cash flow available after working capital, capital spending including acquisitions, tax and other operating requirements. Using the Analysts' 2000 Projections and the Long Term Prospective Financial Information, WP&Co. calculated a range of present values for Authentic Fitness on a stand alone basis of $20.53 to $27.35 per Share, using a range of after-tax discount rates from 13.5% to 14.5% and a terminal value based on a range of multiples of estimated EBITDA in fiscal year 2002 from 7.0x to 9.0x.

     Comparable Companies Trading Analysis. WP&Co. reviewed the stock market trading multiples and certain other financial characteristics for selected companies that WP&Co. deemed comparable to Authentic Fitness. The companies used by WP&Co. for this analysis were (i) Russell Corporation;
(ii) Columbia Sportswear Company; (iii) Nautica Enterprises, Inc.; (iv) Quiksilver, Inc.; (v) Cutter & Buck Inc.; and (vi) The North Face, Inc. Using publicly available information, WP&Co. calculated and analyzed the common equity market value multiples of certain historical and projected financial criteria, such as net income, and the enterprise value multiples of certain historical and projected financial measures, such as EBITDA, as of November 10, 1999, the last full trading day prior to the distribution of materials to the Warnaco Special Committee for a meeting on November 12, 1999.

     The following table presents a range of implied prices per Share based on the preceding fiscal year 1999 and estimated 2000 EBITDA and 2000 net income multiples. For illustrative purposes, WP&Co. also calculated the implied price per Share assuming a 30% equity control premium, based on selected public change-in-control transactions with transaction values ranging from $100 million to $1 billion from 1998 to present.



                                                                                         IMPLIED PRICE PER
                                         COMPARABLE      AUTHENTIC        IMPLIED        SHARE ASSUMING 30%
                                          COMPANIES       FITNESS     PRICE PER SHARE     CONTROL PREMIUM
                                          ---------       -------     ---------------     ---------------

Equity Value Multiples:*
     2000E Net Income................    10.0x - 13.0x     14.5x     $  14.42 - $18.74   $  18.75 -$24.36
Enterprise Value Multiples:*
     1999 EBITDA.....................      7.5x - 8.5x      7.6x     $  20.45 - $23.79   $  26.58 - $30.93
     2000E EBITDA....................      5.0x - 6.0x      7.1x     $  13.45 - $17.06   $  17.48 - $22.18


------------

*'E' indicates estimate contained in the prospective financial information described above.


     Because of the inherent differences between the businesses, operations, financial condition and prospects of Authentic Fitness and the businesses, operations, financial condition and prospects of the companies included in the comparable company group, WP&Co. believed that it was inappropriate to, and therefore WP&Co. did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, WP&Co. also made qualitative judgments concerning differences between the financial and operating characteristics of Authentic Fitness and companies in the comparable company group that would affect the public trading values of Authentic Fitness and such comparable companies.

     Analysis of Comparable Acquisitions. WP&Co. reviewed publicly available information to determine the purchase prices and multiples paid in certain other transactions recently effected involving target companies which were similar to Authentic Fitness in terms of business mix, product portfolio and/or markets served that WP&Co. considered comparable.

      The comparable transactions and the year in which each transaction was announced were as follows (target/acquiror): (i) Pentland Group PLC/Robert Stephen Holdings plc (1999); (ii) Lucky Brands Dungarees Inc./Liz Claiborne, Inc. (1999); (iii) Nine West Group Inc./Jones Apparel Group Inc. (1999); (iv) Umbro European (Holdings) Ltd./Doughty Hanson & Co. Ltd (1999); (v) Anne Klein & Co., LLC (Takihyo Co.)/Kasper A.S.L. Ltd.
(1999); (vi) Gant (Phillips-Van Heusen)/Pyramid Partners (1999); (vii) Perry Ellis International Inc./Supreme International Corp. (1999); (viii) Segrets, Inc./Liz Caliborne, Inc. (1999); (ix) Koret of California, Inc./Kellwood Company (1998); (x) St. John Knits Inc./Vestar Capital Partners III, L.P. (1998); (xi) Jerrell Inc./Haggar Clothing Company
(1998); (xii) Sun Apparel, Inc./Jones Apparel Group Inc. (1998); (xiii) Farah Incorporated/Tropical Sportswear International Corp. (1998); (xiv) Biderman Industries, USA, Inc./Vestar Capital Partners III, L.P. (1998);
(xv) Joop!/Wuensche AG (1998); (xvi) Pepe Jeans USA, Inc. & Tommy Hilfiger Canada, Inc./Tommy Hilfiger, Inc. (1998); (xvii) Severin Montres Group/Gucci Group N.V. (1997); (xviii) Sun Apparel, Inc./Vestar Capital Partners III, L.P. (1997); (xix) Valentino SpA/Holding di Partecipazioni Industriali (1997); (xx) Designer Holdings Ltd./The Warnaco Group, Inc.
(1997); (xxi) Helly Hansen Inc./Investcorp S.A. (1997); (xxii) Winning Ways Inc./Jordan Co. (1997); (xxiii) The William Carter Co./Investcorp S.A.
(1996); (xxiv) Lejaby-Euralis/The Warnaco Group, Inc. (1996); and (xxv) Gerber Childrenswear Inc./Citicorp Venture Capital Ltd. (1996).

     WP&Co. calculated the enterprise value of such comparable transactions and applied it to certain historical financial criteria of the acquired business, including sales and EBITDA for the trailing 12-month period.

     The following table presents the range of implied prices per Share using multiples from the selected transactions:



                                                    COMPARABLE     AUTHENTIC        IMPLIED
                                                   ACQUISITIONS     FITNESS     PRICE PER SHARE
                                                   ------------     -------     ---------------

Enterprise Value to:
     1999 Sales..................................   1.1x - 1.3x      1.27x     $  17.39 - $21.39
     1999 EBITDA.................................   8.0x - 9.0x       7.6x     $  22.12 - $25.46


     Because the reasons for and circumstances surrounding each of the transactions analyzed were so diverse and because of the inherent differences in the businesses, operations, financial condition and prospects of Authentic Fitness and the companies included in the comparable transactions group, WP&Co. believed that a purely quantitative comparable transaction analysis would not be particularly meaningful in the context of the Transactions. WP&Co. believed that the appropriate use of a comparable transaction analysis in this instance would involve qualitative judgments concerning the differences between the characteristics of these transactions and companies and the merger and the offer transactions and Authentic Fitness which would affect the acquisition values of those acquired companies and Authentic Fitness.

      Purchase Price Ratio Analysis. WP&Co. analyzed the enterprise value multiples and equity value multiples of key operating statistics for a range of transaction values. Utilizing the $20.80 per Share price, WP&Co. calculated the ratio of implied equity value to net income as well as the ratio of enterprise value to sales, revenue, earnings before interest and taxes ('EBIT') and EBITDA, each as derived either from actual historical financial data for the latest fiscal year or from the Analysts' Estimates for fiscal year 2000.

     The following table presents the ratios of implied equity value to fiscal 1999 and forecasted 2000 net income and the ratios of enterprise value to fiscal 1999 and forecasted 2000 sales, EBITDA and EBIT.

Equity Value Multiples:*
     1999                    Net Income                               16.3x
     2000E                   Net Income                               14.5x

Enterprise Value Multiples:*
     1999                    Sales                                    1.28x
     2000E                   Revenue                                  1.16x
     1999                    EBITDA                                    7.6x
     2000E                   EBITDA                                    7.1x
     1999                    EBIT                                      9.1x
     2000E                   EBIT                                      8.3x


------------

*'E' indicates estimate contained in the prospective financial information described above.

     WP&Co. noted that the $20.80 per Share price yielded a premium to market price of 18.4% over the closing price of Shares of $17.56 on October 8, 1999, the last full trading day prior to the announcement that Warnaco was proposing to purchase Authentic Fitness.

      Other. In addition to the analyses outlined above, WP&Co. conducted such other financial studies, analyses and investigations and considered such other factors as it deemed appropriate for purposes of its opinion.

     General Information. No company or transaction used in the foregoing analyses is identical to Authentic Fitness or the Transactions. The analyses described above were preformed solely as a part of the analytical process utilized by WP&Co. in connection with its analysis of the Transactions and do not purport to be appraisals or to reflect the prices at which a company may enter into a business combination or sale transaction.

      WP&Co. is an investment banking and advisory firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with: mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Warnaco Special Committee selected WP&Co. as its financial advisor in connection with the proposed Transactions because WP&Co. is an internationally recognized investment banking firm and members of WP&Co. have substantial experience in transactions similar to the Transactions and the valuation of companies.

     As compensation for its services in connection with the Merger, the Warnaco Special Committee has agreed to pay to WP&Co. fees of $1 million for providing financial advisory services in connection with the Merger, including providing the WP&Co. Opinion. $0.75 million of such transaction fee is contingent upon the consummation of the Transactions. In addition, the Warnaco Special Committee has agreed, among other things, to reimburse WP&Co. for its expenses reasonably incurred in connection with its engagement (including counsel fees and expenses) and to indemnify WP&Co. and certain related parties from certain liabilities that may arise out of its engagement by the Warnaco Special Committee, which may include certain liabilities under the federal securities laws. In the opinion of the Commission that indemnification for liabilities arising under federal securities laws is against public policy and may therefore be unenforceable.

     In the ordinary course of its business, WP&Co. may actively trade the debt and equity securities of Warnaco and Authentic Fitness for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF WARNACO AND PURCHASER FOR THE OFFER AND THE MERGER

     The purpose of the Offer and the Merger is to allow Warnaco and Authentic Fitness, as a combined company to, among other things, (i) achieve operating synergies in the manufacturing, distribution and marketing of their respective products, (ii) effect cost savings in information systems and other areas, (iii) consolidate complementary earnings and cash flow profiles, (iv) utilize Warnaco's net operating losses to reduce taxes and further improve cash flow income, and (v) present a stronger financial profile. In addition, the Merger will allow the elimination of public company costs and duplicative administrative functions.

     Under the DGCL, the approval of the Authentic Fitness Board and the affirmative vote of a majority of the votes cast by all Stockholders entitled to vote thereon are required to approve and adopt the Merger Agreement. The Authentic Fitness Board has approved and declared to be advisable the Merger Agreement. If a Short-Form Merger is effected pursuant to the provisions of the DGCL described below, the Merger can be approved through action of Purchaser's Board without a stockholder vote. If a Short-Form Merger cannot be effected, the only remaining required corporate action of Authentic Fitness, Warnaco or Purchaser is the approval and adoption of the Merger Agreement by the affirmative vote of a majority of the votes cast by all Stockholders entitled to vote thereon.

     Under the DGCL, if Purchaser acquires, pursuant to the Offer, at least 90% of the then outstanding Shares, Purchaser's Board of Directors will be able to effect a Short-Form Merger. If Purchaser does not acquire at least 90% of the then issued and outstanding Shares pursuant to the Offer, the DGCL requires a vote of Stockholders to effect the Merger, and a significantly longer period of time will be required to effect the Merger and the distribution of the Merger Consideration.

PLANS FOR AUTHENTIC FITNESS AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER AND THE MERGER

      Upon completion of the Offer, Warnaco and Purchaser intend to effect the Merger in accordance with the Merger Agreement. See 'Special Factors -- The Merger Agreement.'

     Other than by virtue of the Offer and the Merger and except as otherwise described below or elsewhere in this Offer to Purchase, Warnaco has no current plans or proposals which relate to or would result in: (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Authentic Fitness or any of its subsidiaries; (ii) a sale or transfer of a material amount of assets of Authentic Fitness or any of its subsidiaries; (iii) any material change in the Authentic Fitness capitalization or dividend policy or indebtedness; (iv) any change in Authentic Fitness management, the composition of the Authentic Fitness Board or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Authentic Fitness corporate structure or business.

     As a result of the Offer, Warnaco will have an interest in the Authentic Fitness net book value and net earnings, to the extent of the number of Shares acquired under the Offer. If the Merger is consummated, Warnaco's interest in such items will be 100%, and Warnaco and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by Authentic Fitness operations and 100% of future increases in Authentic Fitness value. Similarly, Warnaco will also bear all of the risk of any decrease in the value of Authentic Fitness after the Merger, including the risk of 100% of any losses generated by Authentic Fitness operations. Upon consummation of the Merger, Stockholders will not have the opportunity to participate in the earnings and growth of Authentic Fitness and will not have any right to vote on corporate matters. Similarly, the Stockholders will not face the risk of decline in the value of Authentic Fitness after the Merger, nor will they be entitled to receive any dividends paid by Authentic Fitness after the Merger.

      Upon consummation of the Merger, Warnaco will directly own 100% of the Shares. As a result of the Merger, Warnaco will be the sole stockholder of Authentic Fitness and there will be no public market for the Shares. Upon consummation of the Merger, the Shares will cease to be listed or quoted on the NYSE, the registration of the Shares under the Exchange Act will be terminated and such stock will no longer constitute 'margin securities' under the rules of the Board of Governors of the Federal Reserve System. Moreover, Authentic Fitness will be relieved of the obligation to (i) comply with the proxy rules of Regulation 14A under
Section 14 of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), and (ii) file periodic reports with the Commission under the Exchange Act. In addition, the Authentic Fitness officers, directors and 10% Stockholders will be relieved of the reporting requirements and restrictions on 'short-swing' trading contained in Section 16 of the Exchange Act with respect to the Shares. See 'The Tender Offer -- Effect of the Offer on the Market for the Shares; the NYSE Listing and Exchange Act Registration' Section 7.

     The directors of Purchaser and the officers of Authentic Fitness immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and by-laws.

     After consummation of the Merger, Warnaco plans to cause Authentic Fitness to fulfill its existing contractual commitments and to exploit the business opportunities that are available to Authentic Fitness in order to maximize the opportunities of Authentic Fitness for revenues and profit. Warnaco believes that a full integration of Authentic Fitness into Warnaco will enable the combined entity to realize efficiencies and economies of scale. See 'Special Factors -- Background of the Offer and the Merger.'

RIGHTS OF STOCKHOLDERS IN THE OFFER AND THE MERGER

     No dissenters' rights are available in connection with the Offer. However, if the Merger is consummated, Stockholders who do not sell their Shares pursuant to the Offer and who fully comply with the statutory dissenters procedures set forth in the DGCL, the relevant portions of which are attached to this Offer to Purchase as Schedule III, will be entitled to receive in connection with the Merger, instead of the Merger Consideration, cash for the fair value of their Shares (which may be more than, equal to, or less than the Merger Consideration) as determined pursuant to the procedures prescribed by the DGCL. Stockholders who perfect such rights by complying with the procedures set forth in Section 262 of the DGCL ('Section 262') will have the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) determined by the Delaware Court of Chancery and will be entitled to receive a cash payment equal to such fair value from the Surviving Corporation. In addition, such dissenting Stockholders (the 'Dissenting Stockholders') would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares (the 'Dissenting Shares'). In determining the fair value of the Dissenting Shares, the court is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the Shares, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated that 'proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court' should be considered in an appraisal proceeding. The Weinberger court also noted that, under Section 262, fair value is to be determined 'exclusive of any element of value arising from the accomplishment or expectation of the merger.' As a consequence, the fair value determined in any appraisal proceeding could be more or less than the consideration to be paid in the Offer and the Merger. THE PRESERVATION AND EXERCISE OF DISSENTERS' RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL. The foregoing summary of Section 262 is qualified in its entirety by reference to Section 262, a copy of which is attached as Schedule III to this Offer to Purchase.

THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is filed as an Exhibit to the Tender Offer Statement on Schedule 14D-1 (the 'Schedule 14D-1') filed by Purchaser and Warnaco with the Commission in connection with the Offer. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the commencement of the Offer as promptly as practicable, but in no event later than five business days after the public announcement of Purchaser's intention to commence the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of certain conditions that are described below under the caption 'The Tender Offer -- Conditions to the Offer' Section 12.

     Purchaser and Warnaco have agreed that, without the prior written consent of the Authentic Fitness Special Committee, no change in the Offer may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer, or which adds to, modifies or supplements the conditions to the Offer set forth below under the caption 'The Tender Offer -- Conditions to the Offer'
Section 12, without the prior written consent of Authentic Fitness. Notwithstanding the foregoing, the Purchaser may extend the Offer at any time up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived. In addition, Purchaser may, without the consent of Authentic Fitness, extend the Offer for up to an additional 30 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and if, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition (as defined in 'The Tender Offer -- Conditions to the Offer' Section 12) but equal less than 90 per cent of the outstanding Shares, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as (i) Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of the first condition contained in Section 12 of this Offer to Purchase, the occurrence of any Prohibition) that subsequently may not be satisfied during any such extension of the Offer and (ii) Parent does not have knowledge that any such Prohibition was pending or threatened at the time of such extension. In addition, the Offer Price may be increased (provided such increase is in the amount of at least $0.05 per Share) and the Offer may be extended to the extent required by law or the Commission in connection with such increase in each case without the consent of Authentic Fitness. The term 'Offer Documents' means the Schedule 14D-1, the Schedule 13E-3, this Offer to Purchase and the other documents, in each case filed by Purchaser and Warnaco with the Commission in connection with the Offer, together with all supplements and amendments thereto.

     The Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, and an accordance with the DGCL, at the Effective Time, Purchaser shall be merged with and into Authentic Fitness. As a result of the Merger, the separate corporate existence of Purchaser will cease and Authentic Fitness shall continue as the Surviving Corporation. Upon consummation of the Merger, each Share issued and outstanding immediately prior to the Effective Time held by a Stockholder (other than any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive from Surviving Corporation the Merger Consideration payable, without interest. All Shares that are owned by Authentic Fitness as treasury stock, all Shares owned by any subsidiary of Authentic Fitness and any Shares owned by Warnaco, the Purchaser or any other wholly owned subsidiary of Warnaco will be cancelled and retired and will cease to exist and no consideration will be delivered in exchange therefor.

     Pursuant to the Merger Agreement at the Effective Time, each share of common stock, par value $.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that the Certificate of Incorporation of Authentic Fitness, as in effect immediately prior to the Effective Time, will be amended as set forth in the Merger Agreement, and the Certificate of Incorporation as so amended at the Effective Time, will be the Certificate of Incorporation of the Surviving Corporation. The Merger Agreement also provides that the By-laws of Purchaser, as in effect immediately prior to the Effective Time, will be the By-laws of the Surviving Corporation.

      Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of Authentic Fitness immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     Authentic Fitness Option Plans. Warnaco and Authentic Fitness shall take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option to purchase Shares ('Option') granted under the Authentic Fitness 1998 Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, the 1993 Stock Option Plan for Non-Employee Directors, the 1992 Long Term Stock Incentive Plan and the 1990 Key Management Stock Option Plan (the Collectively, 'Stock Plans'), whether or not then exercisable or vested, shall be cancelled and
(ii) in consideration of such cancellation, Authentic Fitness (or, at Warnaco's option, the Purchaser) shall pay to such holders of Options an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and
(B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes). As of the Effective Time, the Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Authentic Fitness or any subsidiary of Authentic Fitness shall be cancelled. Authentic Fitness shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Stock Plans or any other plan, program or arrangement with respect to equity securities of Authentic Fitness, or any direct or indirect subsidiary of Authentic Fitness. Authentic Fitness shall take all such steps as may be required to cause the transactions contemplated by the Merger Agreement and any other dispositions of Authentic Fitness equity securities (including derivative securities) in connection with the Merger Agreement by each individual who is a director or officer of Authentic Fitness, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with a No-Action Letter dated January 12, 1999, issued by the Commission to Skadden, Arps, Slate, Meagher & Flom LLP.

     Withholding Taxes. Warnaco, Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Warnaco, Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the 'Code') or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Warnaco, Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts (i) shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

     Stockholders' Meeting. If required by applicable law in order to consummate the Merger, Authentic Fitness, acting through the Authentic Fitness Board, shall, in accordance with applicable law: (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the 'Special Meeting') as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement,
(ii) prepare and file with the Commission a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Warnaco, to respond promptly to any comments made by the Commission with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the 'Proxy Statement') to be mailed to its Stockholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its Stockholders; and (iii) include in the Proxy Statement the recommendation of the Authentic Fitness Board that Stockholders vote in favor of the approval of the Merger and the adoption of the Merger Agreement, unless the Authentic Fitness Board determines (such determination to be authorized by the Authentic Fitness Special Committee) after consultation with the outside counsel, that doing so could reasonably be expected to result in a breach of their fiduciary duties under applicable law.

     Warnaco shall provide Authentic Fitness with the information concerning Warnaco and Purchaser required to be included in the Proxy Statement. Warnaco shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of the Merger Agreement.

     Merger Without Meeting of Stockholders. In the event that Warnaco or the Purchaser shall acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, each of the parties to the Merger Agreement has agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of Stockholders, in accordance with Section 253 of the DGCL.

     Conduct of Business. Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, unless Warnaco otherwise agrees in writing, Authentic Fitness shall, and shall cause its subsidiaries to, in all material respects, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees.

     Without limiting the generality of the foregoing, and except as expressly contemplated or permitted by the Merger Agreement, or as required by applicable law, rule or regulation, during the period from the date of the Merger Agreement to the Effective Time, Authentic Fitness shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Warnaco:

          (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to (x) the exercise of stock options or warrants outstanding as of the date hereof and (y) acquisitions and investments permitted by paragraph (iv) below; (ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or (iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends on its capital stock in an amount no greater than, 1.25[c] per Share, in accordance with past dividend policy and except for dividends paid by a direct or indirect wholly owned subsidiary of Authentic Fitness and to Authentic Fitness or any of its wholly owned subsidiaries;

          (ii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money other than under existing lines of credit or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than Authentic Fitness or its subsidiaries;

          (iii) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of the Merger Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of the Merger Agreement to Warnaco;

          (iv) except for transactions in the ordinary course of business consistent with past practice, make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof;

          (v) amend its certificate of incorporation, bylaws or similar governing documents; or

          (vi) make any commitment to or take any of these aforementioned actions.

     Access to Information. Pursuant to the Merger Agreement, upon reasonable notice and subject to applicable laws relating to the exchange of information, Authentic Fitness shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Warnaco, during normal business hours during the period prior to the Effective Time, access to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, Authentic Fitness shall, and shall cause its subsidiaries to, make available to Warnaco (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws (other than reports or documents which Authentic Fitness is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Warnaco may reasonably request. Neither Authentic Fitness nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney client or work product privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of the Merger Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

     No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth therein.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement further provides that Warnaco agrees that all rights to indemnification (including advancement of expenses) existing on the date of the Merger Agreement in favor of the present or former officers and directors of Authentic Fitness and its subsidiaries (the 'Managers') with respect to actions taken in their capacity as Managers prior to or at the Effective Time as provided in the respective certificate of incorporation or by-laws of Authentic Fitness and its subsidiaries shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time, and all such rights in any agreement in effect as of the date of the Merger Agreement between Authentic Fitness or any of its subsidiaries and any Manager shall survive the Merger and continue in full force and effect in accordance with its terms. Warnaco further agrees that from and after the Effective Time, it shall indemnify, defend and hold harmless the Managers with respect to actions taken in their capacity as Managers prior to and at the Effective Time to the fullest extent permitted under Delaware law (including by way of advancement of expenses).

     Warnaco agrees that for a period of six years after the Effective Time, it shall cause to be maintained in effect policies of directors' and officers' liability insurance equivalent in scope and amount of coverage to the current policies maintained by Authentic Fitness with respect to claims arising from facts or events which occurred prior to or at the Effective Time to the extent available; provided that in no event shall Warnaco or the Surviving Corporation be obligated to expend, in order to maintain or procure such insurance coverage, (i) if such insurance is purchased in one lump sum payment, an amount exceeding twelve times the annual premium of the Authentic Fitness directors' and officers' insurance policy in effect on the date hereof (the 'Current Premium') or (ii) if such insurance is purchased annually, an amount annually more than two times the Current Premium, but in either such case Warnaco or the Surviving Corporation shall be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

     The covenants contained in the Merger Agreement regarding indemnification of Managers shall survive the Closing, shall continue without time limit and are intended to benefit Authentic Fitness and each of the indemnified parties. Subject to the requirements of the DGCL, the Certificate of Incorporation and By-laws of Authentic Fitness and the Surviving Corporation shall not be amended in a manner which adversely affects the rights of the indemnified parties under the Merger Agreement.

      Notification of Certain Matters. Authentic Fitness shall give prompt notice to Warnaco and Warnaco shall give prompt notice to Authentic Fitness, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of Authentic Fitness or Warnaco, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to the Merger Agreement shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Publicity. The initial press release with respect to the execution of the Merger Agreement shall be a joint press release reasonably acceptable to Warnaco and Authentic Fitness. Thereafter, so long as the Merger Agreement is in effect, neither Authentic Fitness, Warnaco nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, the Merger Agreement or the other transactions contemplated thereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

     Further Assurances. Warnaco and Authentic Fitness shall, and shall cause their subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in the Merger Agreement, to consummate the transactions contemplated by the Merger Agreement as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Authentic Fitness or Warnaco or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by the Merger Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

     Authentic Fitness and Warnaco shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of the Merger Agreement, the transactions contemplated therein, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated thereby or seeking material damages.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties of the parties thereto including representations by Authentic Fitness, Warnaco and Purchaser as to the enforceability of the Merger Agreement. Authentic Fitness also has provided, subject to appropriate materiality standards, representations and warranties as to absence of certain changes or events concerning the Authentic Fitness business, compliance with law, absence of litigation, corporate status, capitalization, the accuracy of financial statements and filings with the Commission.

     Conditions to Each Party's Obligation to Effect the Merger. Under the Merger Agreement, the respective obligations of each party to effect the Merger are subject to the satisfaction at or prior to the Closing Date of the following conditions: (i) the Merger Agreement and the transactions contemplated thereby shall have been approved and adopted by the requisite vote of the Stockholders of Authentic Fitness to the extent required by the DGCL and the Certificate of Incorporation and the By-laws of Authentic Fitness; (ii) no foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Purchaser illegal or otherwise restricting, preventing or prohibiting consummation of the Offer or the Merger; and (iii) Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; provided, however, that this condition shall not be applicable to the obligations of Warnaco or Purchaser if, in breach of the Merger Agreement or the terms of the Offer, Purchaser fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

     No Solicitation. Authentic Fitness will not, and will not authorize or permit any of its representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to an Acquisition Proposal or (ii) in the event of an unsolicited written Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than to Warnaco, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the parties) relating to any Acquisition Proposal; provided however, that nothing contained in the Merger Agreement shall prohibit Authentic Fitness, the Authentic Fitness Special Committee or the Authentic Fitness Board from (A) taking and disclosing to its shareholders a position with respect to a tender or an exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to its shareholders with respect to such acquisition proposal as, in good faith judgment of the Authentic Fitness Special Committee and/or the Authentic Fitness Board, after consultation with outside counsel, is required by law.

     It is understood that any violation of the restrictions set forth in the Merger Agreement by an executive officer of Authentic Fitness or any investment banker, attorney or other representative of Authentic Fitness, whether or not such person is purporting to act on behalf of Authentic Fitness or otherwise, shall be deemed to be a breach of the Merger Agreement by Authentic Fitness. Notwithstanding any other provision of the Merger Agreement, Authentic Fitness may (i) at any time prior to the time Warnaco, the Purchaser or any of their affiliates purchases Shares pursuant to the Offer, engage in discussions or negotiations with a third party who (without any solicitation (except as permitted by the Merger Agreement), directly or indirectly, by Authentic Fitness or its representatives after the date of the Merger Agreement) seeks to initiate such discussions or negotiations and may furnish such third party information concerning Authentic Fitness and its business, properties and assets if, and only if,
(A)(w) the third party has first made an Acquisition Proposal that could reasonably be expected to lead to a transaction that is more favorable to Stockholders than the Offer and the Merger, taking into account all aspects of the Merger and of the Acquisition Proposal, (x) the Acquisition Proposal is reasonably capable of being completed (as determined in good faith by the Authentic Fitness Board after consultation with its financial advisors and outside counsel), (y) the third party has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith by the Authentic Fitness Special Committee after consultation with its financial advisors), and (z) the Authentic Fitness Special Committee shall have concluded in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so could reasonably be expected to constitute a breach by the Authentic Fitness Board of its fiduciary duties to its shareholders under applicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Authentic Fitness (x) provides prompt notice to Warnaco to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (y) receives from such person an executed confidentiality agreement substantially similar to the Confidentiality Agreement, and (ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. Authentic Fitness shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by Authentic Fitness or its representatives with respect to the foregoing. Authentic Fitness shall notify Warnaco hereto orally and in writing of any such inquiries, offers or proposals (including, without limitation, the material terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Warnaco informed of the status and details of any such inquiry, offer or proposal, and shall give Warnaco three business days' advance written notice of any agreement (specifying the material terms and conditions thereof) to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal.

      The term 'Acquisition Proposal' means a written proposal or offer (other than by Warnaco or the Purchaser) for a tender or exchange offer, merger, consolidation or other business combination involving Authentic Fitness or any material subsidiary or any proposal to acquire in any manner an equity interest which could result in such party having a 50% or greater equity interest in or all or substantially all of the assets of the Authentic Fitness or any material subsidiary, other than the transactions contemplated by the Merger Agreement. As used in the Merger Agreement, 'Board of Directors' includes any committee thereof.

     Termination; Termination Fee and Expenses. The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof (i) by the mutual consent of the Warnaco and Authentic Fitness Special Committees; (ii) by the Warnaco or Authentic Fitness Board if: (A) a Governmental Entity issued an order that becomes final and non-appealable, prohibiting the Merger, (B) the Offer expires without any Shares being purchased however, such right shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has resulted in the failure of Purchaser to purchase shares in the Offer, or (C) the Effective Time has not occurred by June 30, 2000 (unless the Effective Time has not occurred because of a material breach of the Merger Agreement by the party seeking to terminate); (iii) by the Board of Directors of Authentic Fitness if (A) Warnaco, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Authentic Fitness may not terminate the Merger Agreement if Authentic Fitness is in material breach of the Merger Agreement; or (B) at any time prior to the time Warnaco, the Purchaser or any of their affiliates shall purchase Shares pursuant to the Offer, upon three business days prior notice to Warnaco if, as a result of an Acquisition Proposal described in the Merger Agreement, (1) the Authentic Fitness Board shall have concluded in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that their fiduciary duties could reasonably require that such Acquisition Proposal be accepted; (2) Authentic Fitness shall have complied with all its obligations under the Merger Agreement; (3) the person making the Acquisition Proposal shall have acknowledged and agreed in writing to pay or cause to be paid the termination and other fees set forth in the Merger Agreement if such Acquisition Proposal is consummated or any other Acquisition Proposal is consummated with such person or any of its affiliates and (4) during the three business days prior to any such termination, Authentic Fitness shall, and shall cause its respective financial and legal advisors to, in good faith, seek to negotiate with Warnaco to make such adjustment in the terms and conditions of the Merger Agreement as would enable Authentic Fitness to proceed with the transactions contemplated therein; or (iv) by the Warnaco Board if (A) due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in
Section 12 of this Offer to Purchase, Warnaco, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Warnaco may not terminate the Merger Agreement if Warnaco is in material breach of the Merger Agreement; or (B) prior to the purchase of Shares of Authentic Fitness Common Stock pursuant to the Offer, the Board of Directors of Authentic Fitness shall have withdrawn, or modified or changed in a manner adverse to Warnaco or the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have resolved to do either of the foregoing.

      If the Merger Agreement (i) is terminated by Warnaco because the Authentic Fitness Board changed its recommendation in a manner adverse to Warnaco, or (ii) is terminated by the Authentic Fitness Board prior to Warnaco's or Purchaser's purchase of Shares, and the Authentic Fitness Board concludes that failure to accept an Acquisition Proposal could reasonably be expected to constitute a breach of its fiduciary duties, then Authentic Fitness shall pay to Warnaco promptly a termination fee equal to $10 million in cash. If (i) the Merger Agreement is terminated because the Offer expired without any shares being purchased by the Purchaser (as a result of the failure of the third condition in Section 12 of this Offer to Purchase) or if the Effective Time shall not have occurred by June 30, 2000, and (ii) at the time of such termination, there shall have been an Acquisition Proposal made by a third party which, at the time of such termination, shall not have been (x) rejected by the Authentic Fitness Board and (y) withdrawn by the third party and (iii) within 18 months of any such termination, Authentic Fitness or its affiliate becomes a subsidiary or part of such third party or a subsidiary or part of an affiliate of such third party, or merges with or into the third party or a subsidiary or affiliate of the third party or enters into a definitive agreement to consummate an Acquisition Proposal with such third party or affiliate thereof, then Authentic Fitness shall pay to Warnaco, at the closing of the transaction (and as a condition to the closing) in which Authentic Fitness becomes such a subsidiary or part of such other person or the closing of such Acquisition Proposal occurs, a termination fee equal to $10 million in cash. Notwithstanding the foregoing, no amount shall be due to Warnaco or Purchaser hereunder if either such party has purchased any Shares pursuant to the Offer.

     In the event of the termination of the Merger Agreement as provided above, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and the Merger Agreement shall forthwith become null and void, and there shall be no liability on the part of the Warnaco or Authentic Fitness, except nothing in the Merger Agreement shall relieve any party of liability for fraud or for breach of the Merger Agreement (other than a breach of the Merger Agreement arising solely out of the inaccuracy of a representation or warranty made by Authentic Fitness that was accurate when made on the date hereof and which inaccuracy was not caused by the intentional actions or omissions by Authentic Fitness).

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     General. In considering the recommendation of the Authentic Fitness Special Committee and of the Authentic Fitness Board with respect to the Offer and the Merger and the fairness of the consideration to be received in the Offer and the Merger, Stockholders should be aware that certain officers and directors of Warnaco, Purchaser and Authentic Fitness have the interests and relationships summarized below that may present them with potential conflicts of interest in connection with the Offer and the Merger. The Authentic Fitness Special Committee and the Authentic Fitness Board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Offer and the Merger to the Stockholders.

      Relationships of Directors with Warnaco. Currently, of the six directors of Authentic Fitness, three are also directors of Warnaco and, of such three, two are executive officers of Warnaco. Mrs. Linda J. Wachner, Chairman of the Authentic Fitness Board and Chief Executive Officer of Authentic Fitness, is also Chairman of the Warnaco Board and Chief Executive Officer of Warnaco. Mr. William S. Finkelstein, a director of Authentic Fitness, is also Senior Vice President, Chief Financial Officer and a director of Warnaco. Mr. Joseph A. Califano, Jr., a director of Authentic Fitness is also a director of Warnaco. See 'Special Factors -- Beneficial Ownership of Common Stock' for information regarding Shares and options to acquire Shares beneficially owned by certain of Warnaco's executive officers or directors. See also 'Schedule I -- Directors and Executive Officers of Warnaco.'

      Relationships with Robert D. Walter. Mr. Robert D. Walter is a member of the Special Committee of Authentic Fitness. In addition to Mr. Walter's beneficial ownership of 47,000 Shares, he owns 20,000 shares of and 10,000 options to purchase, Warnaco common stock.

     Relationships with Mrs. Linda J. Wachner. Stockholders should be aware that Mrs. Wachner has certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Mrs. Wachner's current beneficial ownership of approximately 20.6% of the issued and outstanding Shares, consisting of 1,946,342 Shares and 2,741,900 options to purchase Shares and Mrs. Wachner's position as Chairman of the Authentic Fitness Board and Chief Executive Officer of Authentic Fitness, Mrs. Wachner may be deemed to control Authentic Fitness. As a result of Mrs. Wachner's current beneficial ownership of approximately 19.6% of the issued and outstanding Warnaco Common Stock, consisting of 4,286,626 shares of Warnaco common stock and 8,308,490 options to purchase shares of Warnaco common stock, Mrs. Wachner may be deemed to control Warnaco. See 'Special Factors -- Beneficial Ownership of Common Stock.'

      Authentic Fitness and Mrs. Wachner have entered into an employment agreement, which was amended on November 1, 1993 (the 'Employment Agreement'), pursuant to which Authentic Fitness has agreed to employ Mrs. Wachner as the Chief Executive Officer of Authentic Fitness and of Authentic Fitness Products, Inc. through October 31, 2000, with automatic one-year renewals thereafter, and to use its best efforts to ensure that she is elected to serve as a director of Authentic Fitness for two successive three year terms. The amended Employment Agreement provides for Mrs. Wachner to receive a base salary of $975,000 per year for the term of the Employment Agreement with automatic cost of living increases beginning January 1, 1996. Mrs. Wachner's salary under the Employment Agreement was $1,063,357 in fiscal 1999. Under the Employment Agreement, Mrs. Wachner is also eligible for annual bonuses, as determined by the Compensation Committee. In this regard, Stockholders approved the Executive Incentive Compensation Plan ('Executive Plan') at the 1994 Annual Meeting of Stockholders.

     The Employment Agreement provides that Mrs. Wachner shall devote such time to the business and affairs of Authentic Fitness as is reasonably necessary to perform the duties of her position, except that she is not required to perform any duties or responsibilities which would be likely to result in non- compliance with or breach or violation of her employment contract with Warnaco.

     In the event that Mrs. Wachner's employment is terminated by Authentic Fitness other than for 'cause,' or by Mrs. Wachner for 'good reason,' which includes a change in control of Authentic Fitness, in each case as defined in the Employment Agreement, she will be entitled to receive a lump-sum payment equal to the present value of base salary payments owing pursuant to the Employment Agreement through the end of the then current term of employment, all other accrued but unpaid amounts owing to her in connection with her employment, and a lump-sum termination payment of $2,000,000. If Mrs. Wachner's employment is terminated by Authentic Fitness for cause or if she voluntarily terminates her employment without good reason, she will be entitled to receive any amounts owing to her under the Employment Agreement through the date of termination. In the case of any other termination of employment, Mrs. Wachner will receive continued payments of base salary through the end of the term of employment.

     Mrs. Wachner has advised the directors of Warnaco and Authentic Fitness that she intends to forego any compensation that may otherwise be owed to her by Authentic Fitness as a result of the Offer and the Merger and will not accept a salary for service as Chief Executive Officer of Authentic Fitness after the consummation of the Merger.

     Ownership of Common Stock. As of November 15, 1999, the directors and executive officers of Authentic Fitness, as a group, beneficially owned an aggregate of 2,130,954 Shares (representing approximately 10.6% of the then outstanding Shares), excluding Shares subject to options to purchase Shares granted by Authentic Fitness pursuant to its stock option plans ('Options'). As of November 15, 1999, the members of the Authentic Fitness Special Committee, as a group, beneficially owned an aggregate of 21,200 Shares, excluding options to purchase Shares. All such Shares held by such directors and executive officers and by the members of the Authentic Fitness Special Committee will be treated in the Merger in the same manner as Shares held by other Stockholders. See 'The Merger -- Treatment of Securities in the Merger.' In the aggregate, the directors and executive officers of Authentic Fitness will be entitled to receive approximately $44,323,843 for their Shares upon consummation of the Offer and the Merger (based upon the number of Shares owned as of November 15, 1999) and the members of the Authentic Fitness Special Committee will be entitled to receive approximately $440,960 for their Shares upon consummation of the Offer and the Merger (based upon the number of Shares owned as of November 15, 1999).

     Options. As of November 15, 1999, the directors and executive officers of Authentic Fitness had Options to acquire an aggregate of 3,380,900 Shares. Immediately after the Effective Date, pursuant to the Merger Agreement, each outstanding Option, including those held by such directors and executive officers, whether or not then vested and exercisable will, in accordance with procedures that apply to all holders of Options, be canceled and each holder of an Option shall be entitled to receive from Purchaser in consideration for the cancellation of such Option, an amount in cash, net of applicable withholding taxes, equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option. The directors and executive officers of Authentic Fitness, as a group, will receive total consideration of $12,332,697 (net of exercise price, but before applicable taxes) in exchange for the cancellation of their Options based on the number of Options as of November 15, 1999. See 'Special Factors -- The Merger Agreement -- Treatment of Stock Options.'

      Compensation of Members of the Authentic Fitness Special Committee. Each of Stuart D. Buchalter, Stanley S. Arkin and Robert D. Walter will each receive $25,000 for serving as a member of the Authentic Fitness Special Committee. Stuart D. Buchalter will receive an additional $12,500 for serving as the chairman of the Authentic Fitness Special Committee. This compensation was authorized by the Authentic Fitness Board in order to compensate the members of the Authentic Fitness Special Committee for the significant additional time commitment that was required of them in connection with fulfilling their duties and responsibilities and was paid without regard to whether the Authentic Fitness Special Committee approved the Offer and the Merger or whether the Merger was consummated. See 'Special Factors -- Director Compensation -- Interests of Certain Persons in the Merger.'

     Directors and Officers of the Surviving Corporation. The directors of Purchaser and the officers of Authentic Fitness immediately prior to the Effective Time (which are set forth in Schedule I) shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

     Authentic Fitness Director Compensation. Authentic Fitness does not pay any additional remuneration to employees for serving as directors. In fiscal 1999, directors of Authentic Fitness who are not employees received an annual retainer fee of $50,000 plus fees of $1,500 per day for attendance at meetings of the Board of Directors and $1,000 per day for attendance at meetings of its committees. Directors are also reimbursed for out-of-pocket expenses. See 'Special Factors -- Interests of Certain Persons in the Offer and the Merger -- Compensation of Members of the Special Committee.' In addition, each non-employee director receives an option under the 1998 Stock Option Plan for Non-employee Directors to purchase 10,000 Shares annually at an exercise price equal to the fair market value on the date of grant.

      The Authentic Fitness Special Committee and the Authentic Fitness Board were aware of these actual and potential conflicts of interest and considered them along with the other matters described under 'Special Factors -- Recommendation of the Authentic Fitness Special Committee and Authentic Fitness Board; Fairness of the Offer and the Merger.'

      Indemnification and Insurance. For a discussion of certain agreements by Warnaco with respect to indemnification of, and insurance for, directors and officers of Authentic Fitness, see 'The Merger Agreement --
Indemnification and Insurance.'

     To the best knowledge of Warnaco and Purchaser, all of the executive officers and directors of Authentic Fitness currently intend to tender Shares owned by them pursuant to the Offer.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     Security Ownership of Directors and Executive Officers of Authentic Fitness. The following table sets forth, as of November 15, 1999, the aggregate amount and percentage of Shares beneficially owned by each current executive officer and director of Authentic Fitness. Any such person whose name does not appear does not beneficially own any Shares as of November 15, 1999. The table also sets forth, as of November 15, 1999, the aggregate amount and percentage of Shares beneficially owned by all current directors and executive officers, as a group, of Authentic Fitness. No pension, profit-sharing or similar plan of Authentic Fitness owns any Common Stock.


                                                                   SHARES BENEFICIALLY OWNED
                                                              -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                          NUMBER OF SHARES   PERCENT OF CLASS
------------------------------------                          ----------------   ----------------

Directors and Executive Officers(a)
Linda J. Wachner(a)(b)......................................     4,688,242            20.5%
Christopher G. Staff(a).....................................       112,554              *
Michael P. Mc Hugh(a).......................................        18,680              *
Susan Guensch(a)............................................       211,131             1.0%
Stanley S. Arkin(c).........................................        37,600              *
Stuart D. Buchalter(d)......................................        61,600              *
Joseph A. Califano, Jr.(d)..................................        47,000              *
William S. Finkelstein(d)...................................       164,714              *
Robert D. Walter(d).........................................        47,000              *
All directors and executive officers as a group (9
  persons)..................................................     5,388,521            23.0%
Other 5% Stockholders
Pentland Ventures Ltd ......................................     5,067,458            25.2%
  Pentland Center; Lakeside, Squires Lane, Finchley N3
  London, England
General Electric Capital Corporation .......................     1,809,179             9.0%
  260 Long Ridge Road
  Stamford, Connecticut 06902
John J. Lattanzio(e) .......................................     1,755,800             8.7%
  277 Park Avenue, 27th Floor
  New York, New York 10172
Fayez Sarofim & Co.(f) .....................................     1,306,600             6.5%
  2907 Two Houston Center
  Houston, Texas 77010
Leon G. Cooperman(g) .......................................     1,277,300             6.3%
  88 Pine Street, Wall Street Plaza, 31st Floor
  New York, New York 10005


------------

 * Less than 1%

 (a) The business address of each of the directors and executive officers is c/o Authentic Fitness Corporation, 6040 Bandini Blvd., Commerce, California 90040. The number of Shares beneficially owned by the following officers includes vested but unexercised options in the following amounts:
     Mrs. Wachner: 2,741,900; Mr. Staff: 90,000; Mr. Mc Hugh: 16,667; and Ms.
     Guensch: 194,000.

 (b) Includes Shares of Common Stock held by a trust of which Mrs. Wachner has the sole power to vote and no power to dispose of such Shares.

 (c) Includes vested but unexercised options to purchase 35,000 Shares of Common Stock granted pursuant to the 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for Non-Employee Directors.

 (d) Includes vested but unexercised options to purchase 45,000 Shares of Common Stock granted pursuant to the 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for Non-Employee Directors.

 (e) Information based on a Schedule 13G, dated February 12, 1999, filed with the Commission by John J. Lattanzio reporting the beneficial ownership of the Shares of Common Stock set forth in the table. According to such Schedule 13G, Mr. Lattanzio has sole power to vote or direct the vote of 1,155,200 Shares and shared power to vote or direct the vote of 600,600 Shares, sole dispositive power for 1,155,200 Shares and shared dispositive power for 600,600 Shares.

 (f) Information based on a Schedule 13G, dated February 12, 1999, filed with the Commission by Fayez Sarofim & Co. ('Fayez') reporting the beneficial ownership of the Shares of Common Stock set forth in the table. According to such Schedule 13G, Fayez has sole power to vote or direct the vote of 550,000 Shares and shared power to vote or direct the vote of
     634,200 Shares, sole dispositive power for 550,000 Shares and shared dispositive power for 756,600 Shares.

 (g) Information based on a Schedule 13G, dated September 7, 1999, filed with the Commission by Leon G. Cooperman reporting the beneficial ownership of the Shares of Common Stock set forth in the table. According to such Schedule 13G, Mr. Cooperman has sole power to vote or direct the vote of 860,000 Shares and shared power to vote or direct the vote of 417,300 Shares, sole dispositive power for 860,000 Shares and shared dispositive power for 417,300 Shares.

     Transactions by Certain Persons in Common Stock. Since September 17, 1999, 60 days prior to the initial filing of the Schedule 13E-3, through November 17, 1999, none of Authentic Fitness, Warnaco or Purchaser, any majority-owned subsidiary thereof, any director or executive officer thereof and no pension, profit-sharing or similar plan of Authentic Fitness, Warnaco or Purchaser has effected any purchases or sales of Common Stock.

     Ownership of Warnaco Shares by Directors and Executive Officers of Authentic Fitness. The following table sets forth, as of November 15, 1999, the aggregate amount and percentage of shares of common stock of Warnaco beneficially owned by each current executive officer and director of Authentic Fitness. The table also sets forth, as of November 15, 1999, the aggregate amount and percentage of shares of common stock of Warnaco beneficially owned by all current directors and executive officers, as a group, of Authentic Fitness.

                                                                NUMBER
NAME                                                          OF SHARES    PERCENT
----                                                          ---------    -------

Directors and Executive Officers(a)
Linda J. Wachner(a)(b)......................................  13,070,280    19.6%
William S. Finkelstein(a)...................................     672,494     1%
Joseph A. Califano, Jr.(c)..................................      92,000      *
Robert D. Walter............................................      30,000      *
All directors and executive officers of Authentic Fitness
  that own shares of Warnaco, as a group (4 persons)........  13,864,774    20.6%


------------

  * Less than 1%

 (a) The business address of each of the directors and officers is c/o The Warnaco Group, Inc., 90 Park Avenue, New York, New York 10016. The number of shares beneficially owned by the following officers includes vested but unexercised options in the following amounts: Mrs. Wachner: 8,308,490 and Mr. Finkelstein: 449,658.

 (b) Includes 418 shares of common stock held by a trust of which Mrs. Wachner has the sole power to vote and no power to dispose of such Shares.

 (c) Includes vested but unexercised options to purchase 90,000 shares of common stock granted pursuant to the Amended and Restated 1993 Stock Plan for Non-Employee Directors and the 1998 Stock Plan for
     Non-Employee Directors.

RELATED PARTY TRANSACTIONS

AUTHENTIC FITNESS

     In fiscal 1994, Authentic Fitness entered into an exclusive license agreement for a period of ten years with an option to renew for successive additional ten year terms with Warnaco, pursuant to which Warnaco has the right to manufacture and distribute men's and women's sportswear under the Catalina'r' brand name. Authentic Fitness recorded approximately $1.3 million of royalty income associated with this agreement in both fiscal 1999 and fiscal 1998, respectively.

      Authentic Fitness' fashion swimwear for women is manufactured in the facilities of Authentic Fitness or is sourced from domestic and international contractors. A portion of the manufacturing of Authentic Fitness is performed by Warnaco. From time to time, Authentic Fitness and Warnaco jointly negotiate contracts and agreements with vendors and suppliers.

     From time to time, Warnaco and the Authentic Fitness jointly negotiate contracts and agreements with vendors and suppliers.

     Authentic Fitness rents certain office facilities in New York, New York and Los Angeles, California from Warnaco pursuant to month to month leases. Payments for the leased facilities amounted to approximately $0.6 million in both fiscal 1999 and 1998. Authentic Fitness purchases certain services from Warnaco including contract manufacturing, occupancy services related to leased facilities, laboratory testing, transportation and other services. Payments for such services totaled approximately $22.7 million and $9.7 million in fiscal 1999 and fiscal 1998, respectively.

     In fiscal 1995, Authentic Fitness entered into a sub-license agreement with Warnaco to manufacture and market certain women's intimate apparel under the Speedo'r' name. Royalty income related to this agreement was approximately $0.1 million in both fiscal 1999 and fiscal 1998. In addition, Authentic Fitness sells merchandise to Warnaco and provides other services from time to time. Net revenues relating to sales of such merchandise and other services, totaled approximately $18.1 million and $8.0 million in fiscal 1999 and fiscal 1998, respectively.

     In fiscal 1998 Warnaco paid Authentic Fitness approximately $0.5 million, for certain design and occupancy services. Warnaco also purchased inventory from Authentic Fitness for sale in its retail outlet stores of approximately $11.2 million in fiscal 1998. In fiscal 1998, outstanding balances in the amount of $4.1 million were settled. The net amount due
(to) from Authentic Fitness at January 3, 1998 and January 2, 1999 was approximately $2.6 million and approximately $(.7) million, respectively.

     Mr. Buchalter is of counsel to the California law firm of Buchalter, Nemer, Fields and Younger, which, from time to time, provides legal services to Authentic Fitness.

     Mr. Arkin is the Senior Partner of the New York law firm of Arkin, Schaffer & Kaplan LLP which, from time to time, provides legal services to Authentic Fitness and Warnaco.

     Fees and Expenses. The following is an estimate of expenses to be incurred in connection with the Offer and Merger, other than the fees and expenses of Chase Securities Inc. (see 'Special Factors -- Opinion of Financial Advisor to Authentic Fitness'). The Merger Agreement provides that all costs and expenses incurred in connection with the Offer and the Merger will be paid by Warnaco.



EXPENSES TO BE
PAID BY
PURCHASER
AND ITS AFFILIATES                                          AMOUNT
------------------                                          ------

Legal Fees and Expenses.................................  $3,000,000
Printing and Mailing....................................      70,000
Filing Fees.............................................     100,000
Dealer Manager Fees.....................................     250,000
Depositary Fees.........................................      20,000
Information Agent Fees..................................       5,000
Miscellaneous...........................................      50,000
                                                          ----------
     Total..............................................  $3,700,000
                                                          ----------
                                                          ----------



                                THE TENDER OFFER

     1. TERMS OF THE OFFER; EXPIRATION DATE. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not withdrawn as permitted by 'The Tender Offer -- Withdrawal Rights' Section 4. The term 'Expiration Date' means 12:00 midnight, New York City time, on Wednesday, December 15, 1999, unless and until Purchaser, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), shall have extended the period during which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire.

          Purchaser expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, including the occurrence of any of the conditions specified in 'The Tender Offer -- Conditions to the Offer' Section 12, by giving oral or written notice of such extension to the Depositary. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the rights of a tendering stockholder to withdraw his Shares. See 'The Tender Offer -- Withdrawal Rights' Section 4.

          Subject to the applicable regulations of the Commission, Purchaser also expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement), at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares, pending receipt of any regulatory approval specified in 'The Tender Offer -- Certain Legal Matters; Regulatory Approval; Certain Litigation' Section 13, (ii) to terminate the Offer and not accept for payment any Shares upon the occurrence of any of the conditions specified in 'The Tender Offer -- Conditions to the Offer' Section 12, and (iii) to waive any condition or otherwise amend the Offer in any respect, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

          The Merger Agreement provides that Purchaser shall not (i) decrease the price per Share payable pursuant to the Offer, (ii) amend the conditions to the Offer set forth in Annex A to the Merger Agreement, and (iii) impose conditions to the Offer in addition to those set forth in Annex A to the Merger Agreement, without the prior written consent of the Authentic Fitness Special Committee.

          Notwithstanding the foregoing, Purchaser shall be entitled to and shall, and Warnaco agrees to cause Purchaser to, extend the Offer at any time up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived; provided however, that Purchaser shall not be required to extend the Offer as provided in this sentence unless (i) each such condition is reasonably capable of being satisfied and (ii) Authentic Fitness is in material compliance with all of its covenants under the Merger Agreement after Purchaser shall have given Authentic Fitness five business days prior written notice of any such non-compliance. In addition, without limiting the foregoing, Purchaser may, without the consent of Authentic Fitness, (A) extend the Offer for up to an additional 30 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and (B) if, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition but equal less than 90% of the outstanding Shares, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as (i) Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of the first condition listed in Section 12 of the Offer to Purchase, a Prohibition that subsequently may not be satisfied during any such extension of the Offer) and (ii) Warnaco does not have knowledge that any such Prohibition is pending or threatened at the time of such extension. In addition, the Offer Price may be increased and the Offer may be extended to the extent required by law in connection with such increase in each case without the consent of Authentic Fitness. Purchaser acknowledges that (i) Rule 14e-1(c) under the Exchange Act requires Purchaser to pay the consideration offered or return the Shares tendered promptly after the termination or withdrawal of the Offer and (ii) Purchaser may not delay acceptance for payment of, or payment for (except as provided in clause (i) of the first sentence of this paragraph), any Shares upon the occurrence of any of the conditions specified in 'The Tender -- Offer Certain Conditions of the Offer' Section 12, without extending the period of time during which the Offer is open.

          Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

          If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act.

          Subject to the terms of the Merger Agreement, if, prior to the Expiration Date, Purchaser should increase the consideration being offered in the Offer, such increase in the consideration being offered will be applicable to all Stockholders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any such increase in the consideration being offered is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended at least until the expiration of such ten business day period. For purposes of the Offer, a 'business day' means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

          Authentic Fitness has provided Purchaser with Authentic Fitness stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Authentic Fitness stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the later to occur of (i) the Expiration Date and (ii) the satisfaction or waiver of the conditions to the Offer set forth in 'The Tender Offer -- Conditions to the Offer'
     Section 12. Subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

          In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the 'Share Certificates') or timely confirmation (a 'Book-Entry Confirmation') of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the 'Book-Entry Transfer Facility') pursuant to the procedures set forth in 'The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares' Section 3, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required under the Letter of Transmittal.

     The term 'Agent's Message' means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

          For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering Stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the purchase price for Shares be paid, regardless of any delay in making such payment.

          If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in 'The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares' Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

          If, prior to the Expiration Date, Purchaser shall increase the consideration offered to any holders of Shares pursuant to the Offer, such increased consideration shall be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

          Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES. In order for a holder of Shares validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below.

          THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

          Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

          Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member in good standing of the Security Transfer Agent Medallion Signature Program, or by any other 'eligible guarantor institution', as such term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being referred to as an 'Eligible Institution'), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled 'Special Payment Instructions' or the box entitled 'Special Delivery Instructions' on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

          Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates evidencing such Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i)  such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery.

          The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

          In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of the Share Certificates evidencing such Shares, or a Book-Entry Confirmation of the delivery of such Shares, and the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal.

          Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, Warnaco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

          Other Requirements. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to all other Shares or other securities issued or issuable in respect of such Shares on or after November 15,
     1999), if any. All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Stockholders of Authentic Fitness or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

          The acceptance for payment by Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

          TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO PAYMENT TO CERTAIN STOCKHOLDERS OF THE PURCHASE PRICE OF SHARES PURCHASED PURSUANT TO THE OFFER, EACH SUCH STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH SUCH STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY THAT SUCH STOCKHOLDER IS NOT SUBJECT TO BACKUP FEDERAL INCOME TAX WITHHOLDING BY COMPLETING THE SUBSTITUTE FORM W-9 IN THE LETTER OF TRANSMITTAL. IF BACKUP WITHHOLDING APPLIES WITH RESPECT TO A STOCKHOLDER, THE DEPOSITARY IS REQUIRED TO WITHHOLD 31% OF ANY PAYMENTS MADE TO SUCH STOCKHOLDER. SEE INSTRUCTION 9 OF THE LETTER OF TRANSMITTAL.

          4. WITHDRAWAL RIGHTS. Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after January 14, 2000. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering Stockholders are entitled to withdrawal rights as described in this
     Section 4.

          For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in 'The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares' Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

          All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Warnaco, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

          Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in 'The Tender Offer -- Procedures for Accepting the Offer and Tendering Shares' Section 3.

     5. CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES. The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. In general, a stockholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such U.S. holder's adjusted tax basis in such Shares. Assuming the Shares constitute capital assets in the hands of the U.S. holder, such gain or loss will be capital gain or loss and, in the case of an individual stockholder, will be taxable at 20% when the Shares tendered pursuant to the Offer or converted pursuant to the Merger were held in excess of 12 months. Gain or loss will be calculated separately for each block of Shares tendered pursuant to the Offer or converted pursuant to the Merger. The deduction of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors in this regard.

          In general, in order to prevent backup federal income tax withholding at a rate of 31% on the cash consideration to be received in the Offer or pursuant to the Merger, each stockholder who is not otherwise exempt from such requirements must provide such stockholder's correct taxpayer identification number (and certain other information) by completing the Substitute Form W-9 in the Letter of Transmittal.

          THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO CERTAIN TYPES OF STOCKHOLDERS, INCLUDING BROKER-DEALERS, STOCKHOLDERS WHO ACQUIRED SHARES PURSUANT TO THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION, INDIVIDUALS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES AND FOREIGN CORPORATIONS.

          THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING

     THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, LOCAL AND FOREIGN TAX LAWS.

     6. PRICE RANGE OF SHARES; DIVIDENDS. The Shares are listed and principally traded on the NYSE under the symbol 'ASM.' Authentic Fitness paid its initial quarterly cash dividend of 1.25[c] per share on October 2, 1995. Since that time Authentic Fitness has declared sixteen successive quarterly cash dividends of 1.25[c] per share. The following table sets forth, for the quarters indicated, the high and low sales prices for the Shares as reported on the Composite Tape.



                                                                       PRICE
                                                              -----------------------
                                                               HIGH             LOW
                                                               ----             ---

Fiscal Year Ended July 4, 1998
     First quarter.......................................      15 3/4           11
     Second quarter......................................      19 9/16          14 15/16
     Third quarter.......................................      21               15 7/8
     Fourth quarter......................................      18 7/8           14 3/8

Fiscal Year Ended July 3, 1999
     First quarter.......................................      15 3/4           10 1/2
     Second quarter......................................      18 1/4           13 1/8
     Third quarter.......................................      18               15 5/16
     Fourth quarter......................................      18 1/4           15 15/16

Fiscal Year Ended July 1, 2000
     First quarter.......................................      18 9/16          15 15/16
     Second quarter through November 16, 1999............      20 3/8           17 9/16


          On October 8, 1999, the last full trading day prior to the public announcement of Warnaco's original offer to acquire Authentic Fitness, the closing price per Share as reported on the NYSE was $17 9/16. On November 15, 1999, the last full trading day prior to the public announcement of the execution of the Merger Agreement and of Purchaser's intention to commence the Offer, the closing price per Share as reported on the NYSE was $19 1/2. On November 16, 1999 the last full trading day prior to the commencement of the Offer, the closing price per Share as reported on the NYSE was $20 3/8.

          STOCKHOLDERS ARE URGED TO OBTAIN AUTHENTIC FITNESS CURRENT MARKET QUOTATION FOR THE SHARES.

     7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; THE NYSE LISTING AND EXCHANGE ACT REGISTRATION. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the Stockholders.

          Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NYSE for continued listing and may be delisted from the NYSE.

          According to the NYSE's published guidelines, the NYSE would consider delisting the Shares if, among other things, the number of record holders of at least 100 Shares should fall below 1,200, the number of publicly held Shares (exclusive of holdings of officers, directors and their families and other concentrated holdings of 10% or more ('NYSE Excluded Holdings')) should fall below 600,000 or the aggregate market value of publicly held Shares (exclusive of NYSE Excluded Holdings) should fall below $5,000,000. Authentic Fitness has advised Purchaser that, as of November 11, 1999, there were 20,137,661 Shares outstanding, held by approximately 126 holders of record. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

          If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or through the National Association of Securities Dealers Automated Quotation System or other sources. The extent of the public market therefor and the availability of such quotations would depend, however, upon such factors as the number of Stockholders and/or the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Merger Consideration.

          The Shares are currently 'margin securities', as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute 'margin securities' for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

          The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Authentic Fitness to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Authentic Fitness to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with Stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Shares. In addition, 'affiliates' of Authentic Fitness and persons holding 'restricted securities' of Authentic Fitness may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities' or be eligible for NYSE reporting.

     8. CERTAIN INFORMATION CONCERNING AUTHENTIC FITNESS. Except as otherwise set forth herein, the information concerning Authentic Fitness contained in this Offer to Purchase, including financial information, has been furnished by Authentic Fitness or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Purchaser does not assume any responsibility for the accuracy or completeness of the information concerning Authentic Fitness furnished by Authentic Fitness or contained in such documents and records or for any failure by Authentic Fitness to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or Warnaco.

          General. Authentic Fitness is a Delaware corporation with its principal executive offices located at 6040 Bandini Blvd., Commerce, California, 90040. Authentic Fitness designs, manufactures and markets swimwear, swim accessories and active fitness apparel under the Speedo'r', Speedo'r'Authentic Fitness'r', Catalina'r', Anne Cole'r', Cole of California'r', Ralph Lauren'r', Polo Sport Ralph Lauren'r', Polo Sport-RLX 'r', Oscar de la Renta'r', Sunset Beach'r', Sandcastle'r' and Sporting Life'r' brand names; and activewear and swimwear under the White Stag'r' brand name. In addition, Authentic Fitness operates 139 Speedo'r' Authentic Fitness'r' retail stores, which sell active fitness apparel in major metropolitan areas of the United States and Canada, including an E-commerce Internet website -- www.Speedo.com.

          Except as described in this Offer to Purchase, (i) to the best knowledge of Authentic Fitness, none of the persons listed in Section 3 of Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Authentic Fitness or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) to the best knowledge of Authentic Fitness, none of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

          Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, to the best knowledge of Authentic Fitness, none of the persons listed in Section 3 of Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Authentic Fitness, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since July 6, 1997, to the best knowledge of Authentic Fitness, none of the persons listed in Section 3 of Schedule I hereto, has had any business relationship or transaction with Authentic Fitness or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since July 6, 1997, there have been no contacts, negotiations or transactions between any of the Authentic Fitness subsidiaries or, to the best knowledge of Authentic Fitness, any of the persons listed in
     Section 3 of Schedule I to this Offer to Purchase, on the one hand, and Authentic Fitness or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

          Financial Information. Set forth below is certain selected consolidated financial information relating to Authentic Fitness and its subsidiaries which has been excerpted or derived from the audited financial statements contained in the Authentic Fitness Annual Report on Form 10-K for the fiscal year ended July 3, 1999 (the 'Form 10-K') and the unaudited quarterly information contained in the Authentic Fitness Quarterly Report on Form 10-Q for the quarter ended October 2, 1999 (the 'Form 10-Q') and incorporated by reference in the Schedule 13E-3. More comprehensive financial information is included in the Form 10-K, the Form 10-Q and other documents filed by Authentic Fitness with the Commission. The financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission in the manner set forth below.



                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                              FOR THE YEAR ENDED
                                                              -------------------
                                                              JULY 4,    JULY 3,
                                                                1998       1999
                                                                ----       ----

Statement of Operations Data:
     Net revenues...........................................  $367,484   $410,817
     Gross profit...........................................   148,664    163,254
     Selling, general and administrative expenses...........    87,124     94,617
     Facility consolidations and other......................     1,408(a)   3,324(b)
     Depreciation and amortization..........................    10,351     11,177
                                                              --------   --------
     Income before interest, income taxes and cumulative
      effect of change in accounting principle..............    49,781     54,136
     Interest expense.......................................    14,253     14,060
                                                              --------   --------
     Income before income taxes and cumulative effect of
      change in accounting principle........................    35,528     40,076
     Income taxes...........................................    12,759     15,629
                                                              --------   --------
     Income before cumulative effect of change in accounting
      principle.............................................    22,769     24,447
     Cumulative effect of change in accounting principle....     --         2,518(c)
                                                              --------   --------
     Net income.............................................  $ 22,769   $ 21,929
                                                              --------   --------
                                                              --------   --------
     Dividends on common stock..............................  $  1,149   $  1,005
                                                              --------   --------
                                                              --------   --------
Per share data:
     Net income:
          Basic.............................................     $1.02      $1.08
          Diluted...........................................     $1.01      $1.06
     Weighted average number of shares of common stock
     outstanding(d):
          Basic.............................................    22,310     20,359
          Diluted...........................................    22,510     20,684
Product line summary:
     Net revenues:
          Speedo'r'.........................................  $198,420   $225,167
          Designer Swimwear.................................   106,103    125,383
          Speedo'r' Authentic Fitness'r' Retail.............    56,764     60,267
          Skiwear and other.................................     6,197      --
                                                              --------   --------
                                                              $367,484   $410,817

                                                              ========   ========
     Percentage of net revenues:
          Speedo'r'.........................................      54.0%     54.8%
          Designer Swimwear.................................      28.9%     30.5%
          Speedo'r' Authentic Fitness'r' Retail.............      15.4%     14.7%
          Skiwear and other.................................       1.7%     --
                                                              --------   --------
                                                                 100.0%    100.0%
                                                              ========   ========
Balance Sheet Data:

     Working capital........................................  $ 69,097   $ 46,641
     Total assets...........................................   316,162    323,226
     Long-term debt (excluding current maturities)..........    33,178     22,476
     Stockholders' equity...................................   150,842    131,601

--------------------

 (a) Reflects costs incurred for plant consolidation and retail store closures of $0.9 million after-tax (or $0.04 per diluted share).

 (b) Reflects costs incurred for plant consolidations of $2.0 million after-tax (or $0.10 per diluted share).

 (c) Reflects the write-off of deferred financing costs related to certain indebtedness and the refinancing of the Company's credit agreement in March 1996.

 (d) Effective with the 1999 fiscal year, the Company early adopted the provisions of SOP 98-5, `Reporting on the Costs of Start-up Activities' (`SOP 98-5'), which requires, among other things, that certain pre-operating costs which had previously been deferred and amortized be expensed as incurred. The Company recorded the impact as the cumulative effect of a change in accounting principle of $2.5 million, net of income tax benefits, or $0.12 per diluted share.

 (e) All share and per share amounts have been restated to reflect the two-for-one stock split effective February 10, 1994 and the impact of Statement of Financial Accounting Standards No. 128, `Earnings Per Share', adopted effective July 4, 1998.


                                                                 FIRST QUARTER ENDED
                                                              --------------------------
                                                              OCTOBER 2,      OCTOBER 3,
                                                                 1999            1998
                                                                 ----            ----
                                                                     (UNAUDITED)
                                                              (IN THOUSANDS OF DOLLARS)

Total assets................................................   $307,517        $277,461
Total stockholders' equity..................................    131,622         107,389
Net revenues.                                                  $ 43,859        $ 39,619
Income (loss) before interest, income taxes, minority
  interest and cumulative effect of change in accounting
  principle.................................................     (5,356)         (9,954)
Net income (loss)...........................................     (5,235)        (10,096)
Basic earnings (loss) per share:
     Income (loss) before cumulative effect of change in
      accounting principle..................................   $  (0.26)       $  (0.34)
     Cumulative effect of change in accounting principle....     --               (0.12)
                                                               --------        --------
Basic earnings (loss) per share.............................   $  (0.26)       $  (0.46)
Diluted earnings (loss) per share:
     Income (loss) before cumulative effect of change in
      accounting principle..................................   $  (0.26)       $  (0.34)
     Cumulative effect of change in accounting principle....     --               (0.12)
                                                               --------        --------
Diluted earnings (loss) per share...........................   $  (0.26)       $  (0.46)
                                                               --------        --------
                                                               --------        --------
Cash dividends declared per share of common stock...........   $   0.01        $   0.01
                                                               --------        --------
                                                               --------        --------
Weighted average number of common stock outstanding:
     Basic.................................................. 19,892,790      22,071,483
                                                             ----------      ----------
                                                             ----------      ----------
     Diluted................................................ 19,892,790      22,071,483
                                                             ----------      ----------
                                                             ----------      ----------


          Authentic Fitness is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Authentic Fitness directors and officers, their remuneration, stock options granted to them, the principal holders of the Authentic Fitness securities and any material interest of such persons in transactions with Authentic Fitness is required to be disclosed in proxy statements distributed to Stockholders of Authentic Fitness and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. The Authentic Fitness filings are also available to the public on the Commission Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Authentic Fitness may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          9. CERTAIN INFORMATION CONCERNING WARNACO AND PURCHASER.
     Purchaser is a newly incorporated Delaware corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. The principal offices of Purchaser are located at 90 Park Avenue, New
     York, New York, 10016. Purchaser is a wholly owned subsidiary of Warnaco.

          Until immediately prior to the time that Purchaser will purchase Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Because Purchaser is newly formed and has minimal assets and capitalization, no meaningful financial information regarding Purchaser is available.

          Warnaco. Warnaco is a Delaware corporation with principal executive offices at 90 Park Avenue, New York, New York, 10016, and its telephone number is (212) 661-1300. Warnaco and its subsidiaries design, manufacture and market a broad line of women's intimate apparel, such as bras, panties, sleepwear, shapewear and daywear, and men's apparel, such as sportswear, underwear and accessories, women; sportswear and dresses and fragrances all of which are sold under a variety of internationally recognized owned and licensed brand names including Warners'r', Olga'r', Calvin Klein'r', Lejaby'r', Van Raalte'r', Weight Watchers'r', Izka'r', Chaps by Ralph Lauren'r', A.B.S. by Allen B. Schwartz'r' and Penhaligons'r'.

          During fiscal 1998, Warnaco acquired the sub-license to produce Calvin Klein'r' jeans and jeans-related products for children in the United States, Mexico and Central and South America. Warnaco also acquired the sub-license to distribute Calvin Klein'r' jeans, jeans-related products and khakis for men and women in Mexico, Central America and Canada. In addition, Warnaco discontinued several underperforming product lines and styles. During fiscal 1997, Warnaco acquired Designer Holdings Ltd. (`Designer Holdings'), which develops, manufactures and markets designer jeanswear and sportswear for men, women and juniors, and holds a 40-year extendable license from Calvin Klein, Inc. to develop, manufacture and market designer jeanswear and jeans related sportswear collections in North, South and Central America under the Calvin Klein Jeans'r', CK/Calvin Klein Jeans'r' and CK/Calvin Klein/Khakis'r' labels.

          During fiscal 1996, Warnaco made three strategic acquisitions, GJM, Lejaby and Bodyslimmers, designed to increase the breadth of the Warnaco's product lines and increase the worldwide distribution of the Warnaco's products. In March 1994, Warnaco acquired the worldwide trademarks, rights and business of Calvin Klein'r' men's underwear and licensed the Calvin Klein trademark for men's accessories. In addition, the acquisition included the worldwide trademarks and rights of Calvin Klein women's intimate apparel. In 1999, Warnaco entered into an exclusive license agreement with Weight Watchers International, Inc., to market shapewear and activewear for the mass market under the Weight Watchers label and acquired a 70% equity interest in Penhaligon's Ltd., a United Kingdom based retailer of perfumes, soaps, toiletries and other products for men and women.

          Mrs. Wachner has been a Director, Chairman of the Board and Chief Executive Officer of Authentic Fitness since its inception in May 1990. Mrs. Wachner concurrently serves as and has been a Director, President and Chief Executive Officer of Warnaco since August 1987, and the Chairman of the Board of Warnaco since August 1991. Mr. Robert
     D. Walter has been a Director of Authentic Fitness since November 1992. Mr. Walter served as a Vice President and Chief Financial Officer of Warnaco from June 1986 to February 1988 pursuant to a consulting contract. Mr. William S. Finkelstein has been a Director of Authentic Fitness since May 1992. Mr. Finkelstein has been Senior Vice President of Warnaco since May 1992 and Chief Financial Officer and a Director of Warnaco since May 1995. Mr. Joseph Califano, Jr. has been a Director of Authentic Fitness since November 1993. Mr. Califano is also a director of Warnaco. As noted herein, Mrs. Wachner, Mssrs. Finkelstein, and Califano are beneficial owners of the Authentic Fitness Common Stock.

          The name, citizenship, business address, principal occupation or employment, and five-year employment history for each of the directors and executive officers of Purchaser and Warnaco and certain other information are set forth in Schedule I hereto.

          Available Information. Warnaco is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Warnaco's directors and officers, their remuneration, stock options granted to them, the principal holders of Warnaco's securities and any material interest of such persons in transactions with Warnaco is required to be disclosed in proxy statements distributed to Warnaco's Stockholders and filed with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the Commission by telephoning 1-800-SEC-0330. Warnaco's filings are also available to the public on the Commission Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain reports and other information concerning Warnaco may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

          Except as described in this Offer to Purchase, (i) none of Purchaser or Warnaco nor, to the best knowledge of Purchaser and Warnaco, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Purchaser or Warnaco or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Purchaser or Warnaco nor, to the best knowledge of Purchaser and Warnaco, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

          Except as provided in the Merger Agreement and as otherwise described in this Offer to Purchase, none of Purchaser or Warnaco nor, to the best knowledge of Purchaser and Warnaco, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Authentic Fitness, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. Except as set forth in this Offer to Purchase, since July 6, 1997, none of Purchaser or Warnaco nor, to the best knowledge of Purchaser and Warnaco, any of the persons listed on
     Schedule I hereto, has had any business relationship or transaction with Authentic Fitness or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since July 6, 1997 there have been no contacts, negotiations or transactions between any of Purchaser or Warnaco, or any of their respective subsidiaries or, to the best knowledge of Purchaser and Warnaco, any of the persons listed in
     Schedule I to this Offer to Purchase, on the one hand, and Authentic Fitness or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

          10. SOURCE AND AMOUNT OF FUNDS. The Offer is not conditioned upon any financing arrangements. The total amount of funds required by Purchaser to consummate the Offer and the Merger, pay the fees and expenses of the Offer and the Merger expected to be incurred by Parent and refinance all the existing revolving bank debt of Authentic Fitness, is estimated to be approximately $557 million. Purchaser will obtain all such funds from Warnaco, either directly or indirectly, in the form of capital contributions and/or loans from Warnaco and its affiliates. Warnaco will obtain all such funds pursuant to a $600 Million Credit Agreement, dated as of November 17, 1999 (the '$600 Million Credit Agreement'), among Warnaco, as borrower, Warnaco and its material domestic subsidiaries, as guarantors, The Bank of Nova Scotia ('Scotiabank') and Salomon Smith Barney, Inc. ('SSB'), as co-lead arrangers and co-book managers, Scotiabank, as administrative agent, Citibank, N.A., as syndication agent, Morgan Guaranty Trust Company of New York, as documentation agent and the banks from time to time parties thereto (the 'Banks'). This summary is not a complete description of the terms and conditions of the $600 Million Credit Agreement, and is qualified in its entirety by reference to the full text of the $600 Million Credit Agreement, which is incorporated herein by reference and copies of which have been filed with the Commission as an exhibit to the Schedule 14D-1 and the Schedule 13E-3. The $600 Million Credit Agreement may be examined, and copies obtained, in the manner set forth in Sections 8 and 9 of this Offer to Purchase. In addition, Warnaco has obtained sufficient additional commitments under its existing trade credit facility to refinance the trade debt of Authentic Fitness that is expected to be outstanding at the Effective Time. Subject to the satisfaction of certain customary conditions precedent, loans under the $600 Million Credit Agreement may be utilized to finance the transactions contemplated under the Merger Agreement and to pay fees and expenses incurred by Warnaco in connection with the Merger.

          The loans under the $600 Million Credit Agreement are subject to mandatory repayment in certain limited circumstances. Voluntary prepayments of the loans and voluntary reductions of the credit facility are permitted, in whole or in part, at the option of Warnaco in minimum principal amounts, without premium or penalty, subject to reimbursement of certain of the Banks' costs under certain conditions.

          The Borrower's obligations under the $600 Million Credit Agreement are to be unconditionally guaranteed by Warnaco, acting in its capacity as guarantor. Neither the loans under the $600 Million Credit Agreement nor Warnaco's guarantee obligation are secured by any collateral. The $600 Million Credit Agreement contains representations and warranties, conditions precedent, covenants, events of default and other provisions customarily found in similar agreements.

          11. DIVIDENDS AND DISTRIBUTIONS. Authentic Fitness paid its initial quarterly cash dividend of 1.25[c] per share on October 2, 1995. Since that time, Authentic Fitness has declared sixteen successive quarterly cash dividends of 1.25[c] per share.

          12. CONDITIONS TO THE OFFER. Notwithstanding any other provision of the Offer (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with all Shares owned by affiliates of Warnaco and not tendered, would constitute at least a majority of the Shares outstanding on the date of purchase (the 'Minimum Condition'), (ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur and be continuing:

           there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (l) prohibits, or imposes any material limitations on, Warnaco's or the Purchaser's ownership or operation of all or a material portion of the Authentic Fitness businesses or assets,
           (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (4) imposes material limitations on the ability of the Purchaser or Warnaco effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Authentic Fitness stockholders, provided that Warnaco shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

           there shall be any action or proceeding pending by any domestic or foreign federal or state governmental regulatory or administrative agency or authority which (1) seeks to prohibit, or impose any material limitation on, Warnaco's or the Purchaser's ownership or operation of all or a material portion of the Authentic Fitness businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, or (3) seeks to impose material limitations on the ability of the Purchaser or Warnaco effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Authentic Fitness stockholders; provided that the Warnaco shall have used all reasonable efforts to cause any such action or proceeding to be dismissed;

           the representations and warranties of Authentic Fitness set forth in the Merger Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date or Authentic Fitness shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including without limitation if Authentic Fitness shall have entered into any definitive agreement or any agreement in principle with any person with respect to a Takeover Proposal or similar business combination with Authentic Fitness), except, in the case of the failure of any representation or warranty, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a Company Material Adverse Effect (as defined in the Merger Agreement);

           there shall have occurred a change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

           (1) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market,
           (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (3) any limitation (whether or not mandatory) by a United States governmental authority or agency on the extension of credit by banks or other financial institutions;

           the Authentic Fitness Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Warnaco or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

           the Merger Agreement shall have been terminated in accordance with its terms;

     which in the reasonable judgment of Warnaco or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

     The foregoing conditions are for the sole benefit of the Purchaser and Warnaco and may be asserted by either of them or may be waived by Warnaco or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Warnaco or the Purchaser.

          13. CERTAIN LEGAL MATTERS AND REGULATORY APPROVALS; CERTAIN
     LITIGATION

          General. Except as described in this Section 13, based on information provided by Authentic Fitness, none of Authentic Fitness, Purchaser or Warnaco is aware of (i) any license or regulatory permit that appears to be material to the business of Authentic Fitness and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by Warnaco or Purchaser pursuant to the Offer, the Merger or otherwise, or (ii) except as set forth herein, any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Purchaser and Warnaco presently contemplate that such approval or other action will be sought, except as described below under 'State Antitakeover Statutes.' While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to Authentic Fitness' business or that certain parts of Authentic Fitness' business might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment, or pay for, any Shares tendered. See Section 12 for certain conditions to the Offer, including conditions with respect to governmental actions.

          State Antitakeover Statutes. Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a 'Business Combination' (defined to include a variety of transactions, including mergers) with an 'Interested Stockholder' (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of the DGCL are not applicable to any of the transactions contemplated by the Merger Agreement because the Merger Agreement and the transactions contemplated thereby were approved by the Authentic Fitness Board prior to the execution thereof.

          A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the 'Supreme Court') invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without the prior approval of the remaining stockholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

          Warnaco and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer, and, except as set forth above with respect to Section 203 of the DGCL, neither Warnaco nor Purchaser has attempted to comply with any state antitakeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer and nothing in this Offer to Purchase or any action taken in connection with the Offer is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See 'The Tender Offer--Conditions to the Offer' Section 12.

          Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the 'DOJ') and the Federal Trade Commission (the 'FTC')and certain waiting period requirements have been satisfied.

          Warnaco expects to file its Notification and Report Form with respect to the Offer under the HSR Act on November 19, 1999. The waiting period under the HSR Act with respect to the offer will expire at 11:59 p.m., New York City time, the fifteenth day after the date Parent's form is filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from Warnaco or Authentic Fitness. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Warnaco with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Warnaco. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See 'The Tender Offer -- Conditions to the Offer' Section 12.

          The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Warnaco or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances. Based upon an examination of information provided by Authentic Fitness relating to the businesses in which Warnaco and Authentic Fitness are engaged, Warnaco and Purchaser believe that the acquisition of Shares by Purchaser will not violate the Antitrust Laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 12 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

          As used in this Offer to Purchase, 'Antitrust Laws' shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

          Litigation. Between October 12, and October 13, 1999, six class action complaints on behalf of Authentic Fitness shareholders were filed in Delaware Chancery Court against Linda J. Wachner, William S. Finkelstein, Joseph A. Califano, Robert D. Walter, Stuart D. Buchalter, and Stanley Arkin (collectively the 'Individual Defendants'), Warnaco, and Authentic Fitness. These actions include:
     Brickell Partners v. Wachner, et al., Del. Ch., C.A. No. 17464, Orlofsky v. Wachner, et al., Del. Ch., C.A. No. 17473NC, Pollack v. Authentic Fitness Corp., et al., Del. Ch, C.A. No. 17470NC, Pomeranc
     v. Authentic Fitness Corp., et al., Del. Ch., C.A. No. 17467, Simonetti v. Authentic Fitness Corp., et al., Del. Ch., C.A. No. 17466, and Weisz v. Wachner, et al., Del. Ch., C.A. No. 17465. Only the complaint in the Brickell Partners action has been served upon any of the defendants. All six complaints make virtually identical claims, alleging an unlawful scheme by the Individual Defendants, in breach of their fiduciary duties, to allow Warnaco to acquire Shares for inadequate consideration. Plaintiffs are seeking injunctive relief to prevent the transaction, and in the event the transaction is consummated, recission thereof and damages to the class. Plaintiffs have sought leave to consolidate the six actions in the Delaware Chancery Court, and Warnaco has moved to dismiss the complaint in the Brickell Partners action.

          14. SOLICITATION FEES AND EXPENSES. Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

          J.P. Morgan Securities Inc. ('J.P. Morgan') is acting as Dealer Manager in connection with the Offer, for which services J.P. Morgan will receive approximately $250,000. Purchaser and Warnaco have also agreed to reimburse J.P. Morgan for its out-of-pocket expenses, including the fees and disbursements of counsel, incurred in connection with its role as Dealer Manager, and to indemnify J.P. Morgan and certain related persons against certain liabilities and expenses in connection with its role, including certain liabilities under the federal securities laws. It is the opinion of the Commission that indemnification for liabilities arising under federal securities laws is against public policy and may therefore be unenforceable.

          Purchaser and Warnaco have retained MacKenzie Partners, Inc., as the Information Agent and The Bank of New York as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominee Stockholders to forward materials relating to the Offer to beneficial owners.

          As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will be paid a fee of approximately $5,000 and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

          15. MISCELLANEOUS. Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

          NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PURCHASER, WARNACO OR AUTHENTIC FITNESS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF
     TRANSMITTAL, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

          Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Warnaco and Purchaser have filed with the Commission the Schedule 14D-1, together with exhibits, furnishing certain additional information with respect to the Offer. Pursuant to Rule 14d-9 promulgated under the Exchange Act, Authentic Fitness has filed with the Commission the Schedule 14D-9 with respect to the Offer, and may file amendments thereto. Warnaco, Purchaser and Authentic Fitness have filed a statement on Schedule 13E-3 with respect to the Offer, and may file amendments thereto. Such statements, including exhibits and any amendments thereto, which furnish certain additional information with respect to the Offer, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in 'The Tender Offer -- Certain Information Concerning Authentic Fitness' Section 8. (except that they will not be available at the regional offices of the Commission).

                            A ACQUISITION CORP.

     November 17, 1999




                                   SCHEDULE I
           INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                    WARNACO, PURCHASER AND AUTHENTIC FITNESS

     1. DIRECTORS AND EXECUTIVE OFFICERS OF WARNACO. The following table sets forth, as of November 15, 1999, the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Warnaco. Unless otherwise indicated, the current business address of each person is The Warnaco Group, Inc., 90 Park Avenue, New York, New York, 10016. Unless otherwise indicated, each such person is a citizen of the United States.

A. DIRECTORS

Linda J. Wachner.....................   President and Chief Executive Officer
                                        of Warnaco since August 1987, and
                                        the Chairman of the Board since
                                        August 1991. Chairman and Chief
                                        Executive Officer of Authentic
                                        Fitness since May 1990. Director of
                                        Applied Graphics Technologies,
                                        Inc., Authentic Fitness Corporation
                                        and The New York Stock Exchange,
                                        Inc.
Joseph A. Califano, Jr. ..............  Chairman and President of The
The National Center on Addiction        National Center on Addiction and
  & Substance Abuse                     Substance Abuse at Columbia
Columbia University                     University. Director of Authentic
152 West 57th Street                    Fitness, Automatic Data Processing,
12th Floor                              Inc., HealthPlan Services, Inc.,
New York, NY 10019                      True North Communications, Inc. and
                                        Kmart Corporation. Trustee of New
                                        York University and the Twentieth
                                        Century Fund and a Governor of New
                                        York Presbyterian Hospital.
                                        Founding Chairman of the Board of
                                        the Institute for Social and
                                        Economic Policy in the Middle East
                                        at the Kennedy School of Government
                                        at Harvard University and member of
                                        the Institute of Medicine of the
                                        National Academy of Sciences.
Donald G. Drapkin ....................  Vice Chairman of the Board of
MacAndrews & Forbes                     MacAndrews & Forbes Holdings, Inc.
Holdings, Inc.                          and various of its affiliates since
35 East 62nd Street                     1987. Mr. Drapkin was a partner in
New York, NY 10021                      the law firm of Skadden, Arps,
                                        Slate, Meagher & Flom LLP for more
                                        than five years prior to 1987.
                                        Director of Algos Pharmaceutical
                                        Corporation, Anthracite Capital,
                                        Inc., BlackRock Asset Investors,
                                        Cardio Technologies, Inc., The
                                        Molson Companies Limited, Playboy
                                        Enterprises, Inc., Revlon Inc.
                                        VIMRx Pharmaceuticals Inc. and
                                        Weider Nutrition International,
                                        Inc. (On December 27, 1996, Marvel,
                                        Marvel Holdings, Marvel Parent and
                                        Marvel III, of which Mr. Drapkin
                                        was a Director on such date, filed
                                        voluntary petitions for
                                        reorganization under Chapter 11 of
                                        the United States Bankruptcy Code.)
William S. Finkelstein................  Senior Vice President of Warnaco since
                                        May 1992 and Chief Financial
                                        Officer and a Director of Warnaco
                                        since May 1995. Director of
                                        Authentic Fitness.

Joseph H. Flom .......................  Partner in Skadden, Arps, Slate,
Skadden, Arps, Slate, Meagher & Flom    Meagher & Flom LLP, a law firm.
  LLP                                   Trustee of the Petrie Stores
919 Third Avenue                        Liquidating Trust.
New York, New York 10022
Andrew G. Galef ......................  Served as Chairman of the Board of
The Spectrum Group, Inc.                Directors until August 1991.
11050 Santa Monica Blvd.                Chairman and a principal of The
Los Angeles, CA 90025                   Spectrum Group, Inc. since its
                                        incorporation in 1978. Chairman of
                                        the Board of MagneTek, Inc. since
                                        July 1984. Director of Petco Animal
                                        Supplies since 1988.


           NAME AND ADDRESS             PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                        5-YEAR EMPLOYMENT HISTORY
           ----------------             ------------------------------------

Walter F. Loeb .......................  President of Loeb Associates, Inc.
Loeb Associates Inc.                    and Publisher of the Loeb Retail
500 7th Avenue                          Letter. Consultant with the retail
New York, NY 10018                      industry since February 1990.
                                        Trustee of Federal Realty
                                        Investment Trust, a Director of
                                        Gymboree Corporation, Hudson's Bay
                                        Authentic Fitness Corporation,
                                        Mothers Work, Inc. and Wet Seal,
                                        Inc. Advisor to the Commanding
                                        General of Army and Air Force
                                        Exchange Services.
Dr. Manuel T. Pacheco ................  President of the University of
University of Missouri                  Missouri since August 1997; from
321 University Hall                     1991 to 1997, President of the
Columbia, Missouri 65211-3020           University of Arizona.
Stewart A. Resnick ...................  Chief Executive Officer and
The Franklin Mint                       Chairman of Franklin Mint
Franklin Center, PA 19091               Corporation since 1985. Chairman of
                                        the Board of Roll International
                                        Corporation. Member of the Board of
                                        Trustees of Bard College in New
                                        York, the Acquisitions Committee of
                                        the National Gallery in Washington,
                                        D.C. and Co-Chairman of the
                                        Marketing Department Advisory Board
                                        and member of the Management
                                        Education Council of The Wharton
                                        School at the University of
                                        Pennsylvania.


B. EXECUTIVE OFFICERS



                                        PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME AND ADDRESS             5-YEAR EMPLOYMENT HISTORY
           ----------------             -----------------------------------

Linda J. Wachner......................  See above.
William S. Finkelstein................  See above.
Stanley P. Silverstein................  Vice President, General Counsel and
                                        Secretary of Warnaco since December
                                        1990.
Carl J. Deddens.......................  Vice President and Treasurer of Warnaco
                                        since March 1996. Vice President and
                                        Treasurer of Revlon, Inc. from 1991 to
                                        1996.


     2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER. The following table sets forth, as of November 15, 1999, the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Warnaco. Unless otherwise indicated, the current business address of each person is A Acquisition Corp., 90 Park Avenue, New York, New York, 10016. Unless otherwise indicated, each such person is a citizen of the United States.

A. DIRECTORS



                                        PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME AND ADDRESS             5-YEAR EMPLOYMENT HISTORY
           ----------------             -------------------------------------

Linda J. Wachner......................  See above.
William S. Finkelstein................  See above.
Stanley P. Silverstein................  See above.


B. EXECUTIVE OFFICERS



                                        PRINCIPAL OCCUPATION OR EMPLOYMENT;
           NAME AND ADDRESS             5-YEAR EMPLOYMENT HISTORY
           ----------------             -----------------------------------

Linda J. Wachner......................  See above.
William S. Finkelstein................  See above.
Stanley P. Silverstein................  See above.


     3. DIRECTORS AND EXECUTIVE OFFICERS OF AUTHENTIC FITNESS. The following table sets forth, as of November 15, 1999, the name, current business address, citizenship and present principal occupation or employment, and material occupations, positions, offices or employments and business addresses thereof for the past five years of each director and executive officer of Warnaco. Unless otherwise indicated, the current business address of each person is Authentic Fitness Corporation, 6040 Bandini Blvd., Commerce, California, 90040. Unless otherwise indicated, each such person is a citizen of the United States.


A. DIRECTORS



Stanley S. Arkin                        Director of Authentic Fitness since
Arkin Shaffer & Kaplan LLP              October 1995. Senior Partner of
1370 Avenue of the Americas             Arkin, Schaffer & Kaplan LLP, a law
New York, New York 10019                firm. Fellow of the American
                                        College of Trial Lawyers and past
                                        Chairman of the Association of the
                                        Bar of the City of New York
                                        Committee on the Criminal Courts,
                                        Law and Procedure, and its
                                        Committee on Professional
                                        Discipline, and member of the
                                        Association's Executive Committee.
Stuart D. Buchalter ..................  Director of Authentic Fitness since
Buchalter Nemer Fields & Younger        May 1990. Of counsel to Buchalter,
601 S. Figueroa St., Suite 2400         Nemer, Fields and Younger, a law
Los Angeles, CA 90017                   firm. Past Chairman of the Board
                                        and Chief Executive Officer of the
                                        Art Stores from June 1993 to
                                        January 1995. Director of City
                                        National Corp., Earl Scheib, Inc.,
                                        e4L, Inc. and Faroudja, Inc.; Vice
                                        Chairman of the Board of Trustees
                                        of Otis College of Art and Design.
Joseph A. Califano, Jr. ..............  Director of Authentic Fitness since
The National Center on Addiction        November 1993. Chairman and
  & Substance Abuse                     President of The National Center on
Columbia University                     Addiction and Substance Abuse at
152 West 57th Street                    Columbia University. Director of
12th Floor                              The Warnaco Group, Inc., Automatic
New York, NY 10019                      Data Processing, Inc., HealthPlan
                                        Services, Inc. and Kmart
                                        Corporation. Trustee of New York
                                        University and the Twentieth
                                        Century Fund and a Governor of New
                                        York Presbyterian Hospital.
                                        Founding Chairman of the Board of
                                        the Institute for Social and
                                        Economic Policy in the Middle East
                                        at the Kennedy School of Government
                                        at Harvard University and member of
                                        the Institute of Medicine of the
                                        National Academy of Sciences.
William S. Finkelstein................  Director of Authentic Fitness since
                                        May 1992. Senior Vice President of
                                        Warnaco since May 1992 and Chief
                                        Financial Officer and a Director of
                                        Warnaco since May 1995.
Linda J. Wachner......................  Director, Chairman and Chief
                                        Executive Officer of Authentic
                                        Fitness since May 1990. President
                                        and Chief Executive Officer of
                                        Warnaco since August 1987, and the
                                        Chairman of the Board of Warnaco
                                        since August 1991. Director of
                                        Applied Graphics Technologies,
                                        Inc., Authentic Fitness Corporation
                                        and The New York Stock Exchange,
                                        Inc.
Robert D. Walter......................  Director of Authentic Fitness since
                                        November 1992.


B. EXECUTIVE OFFICERS


                                       PRINCIPAL OCCUPATION OR EMPLOYMENT;
       NAME AND ADDRESS                5-YEAR EMPLOYMENT HISTORY
       ----------------                -----------------------------------

Linda J. Wachner......................  See above.
Christopher G. Staff..................  President and Chief Operating
                                        Officer of Authentic Fitness since
                                        February 1997. Past President of
                                        the Speedo'r' and White
                                        Stag'r'/Skiwear Divisions and Chief
                                        Operating Officer of Authentic
                                        Fitness from April 1992 until
                                        September 1994 and as President of
                                        Authentic Fitness from May 1990
                                        until April 1992. Director of
                                        Authentic Fitness from May 1990
                                        until September 1994. President and
                                        Chief Executive Officer of Van's,
                                        Inc. from September 1994 until June
                                        1995 and as a consultant to the
                                        apparel and sportswear industry
                                        from June 1995 until November 1996.
                                        Rejoined Authentic Fitness in
                                        November 1996.
Susan Guensch.........................  President of the Speedo'r' Division
                                        since July 1996. Joined Authentic
                                        Fitness in June 1984 as Assistant
                                        Merchandiser for the Speedo'r'
                                        Division and since that time has
                                        served in various positions of
                                        increasing responsibility with
                                        Authentic Fitness and its
                                        predecessor.
Michael P. Mc Hugh....................  Senior Vice President and Chief
                                        Financial Officer of Authentic
                                        Fitness since May 1998. Corporate
                                        Vice President and Chief Financial
                                        Officer of J. Crew Group, Inc. from
                                        September 1986 to April 1998.


                                     [LOGO]

                                                                  SCHEDULE II

                             November 15, 1999

Special Committee of the Board of Directors
Authentic Fitness Corporation
6040 Bandini Boulevard
Commerce, California 90040

Members of the Special Committee:

     Authentic Fitness Corporation (the 'Company'), The Warnaco Group, Inc. (the 'Acquiror') and A Acquisition Corp., a newly formed, wholly owned subsidiary of the Acquiror (the 'Acquisition Sub'), propose to enter into an Agreement and Plan of Merger (the 'Agreement') pursuant to which (i) the Acquiror and the Acquisition Sub would commence a tender offer (the 'Tender Offer') for all outstanding shares of the Company's common stock, par value $0.001 per share, of the Company (the 'Company Shares') for $20.80 per share, net to the seller in cash (the 'Consideration'), and (ii) the Acquisition Sub would be merged with the Company in a merger (the 'Merger'), in which each Company Share not acquired in the Tender Offer, other than Company Shares held in treasury or owned by any subsidiary of the Company or by the Acquiror or any subsidiary of the Acquiror or as to which dissenter's rights have been perfected, would be converted into the right to receive the Consideration. The Tender Offer and the Merger, taken together, are referred to as the 'Transaction'.

     You have asked us whether, in our opinion, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

     In arriving at the opinion set forth below, we have, among other things:

          (a) reviewed a draft dated November 15, 1999 of the Agreement;

          (b) reviewed certain publicly available business and financial information we deemed relevant relating to the Company and the industries in which it operates;

          (c) reviewed certain internal non-public financial and operating data and forecasts provided to us by the management of the Company relating to its business;

          (d) discussed, with members of the senior management of the Company, the Company's operations, historical financial statements and future prospects;

          (e) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed comparable and reviewed the relevant stock prices of the Company Shares and certain publicly traded securities of such other companies;

          (f) compared the proposed financial terms of the Transaction with the financial terms of certain other transactions that we deemed relevant; and

          (g) made such other analyses and examinations as we have deemed necessary or appropriate.

     We have assumed and relied upon, without assuming any responsibility for verification, the accuracy and completeness of all of the financial and other information provided to, discussed with or reviewed by or for us, or publicly available, for purposes of this opinion and have further relied upon the assurance of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. We have neither made nor obtained any independent evaluations or appraisals of the assets or liabilities of the Company, nor have we conducted a physical inspection of the properties or facilities of the Company. We have assumed that the financial forecasts provided to or discussed with us by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view as to such forecasts or the assumptions on which they were based.

     For purposes of rendering our opinion, we have assumed that, in all respects material to our analysis, the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Tender Offer and the Merger will be satisfied without waiver thereof. We have also assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us.

     In connection with the preparation of this opinion, we have not been authorized by the Special Committee of the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     Our opinion herein is necessarily based on market, economic and other conditions as they exist and can be evaluated on the date of this letter. Our opinion is limited to the fairness, from a financial point of view, to the holders of the Company Shares, other than the Acquiror and its affiliates, of the Consideration, and we express no opinion as to the merits of the underlying decision by the Company to engage in the Merger. Our opinion does not constitute a recommendation to any holder of Company Shares as to whether such shareholder should tender any Company Shares pursuant to the Tender Offer or how such shareholder should vote on the proposed Merger or any matter related thereto.

     Chase Securities Inc., as part of its financial advisory business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company in connection with the Transaction and will receive a fee for our services, payment of a significant portion of which is payable upon delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. The Chase Manhattan Corporation and its affiliates, including Chase Securities Inc., in the ordinary course of business, have provided investment banking services to the Company and to the Acquiror and may continue to provide such services. In the ordinary course of business, we or our affiliates may trade in the debt and equity securities of the Company and the Acquiror for our own accounts and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Shares pursuant to the Transaction is fair, from a financial point of view, to such holders, other than the Acquiror and its affiliates.

     This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company in its evaluation of the Transaction and shall not be used for any other purpose without the prior written consent of Chase Securities Inc. This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Chase Securities Inc. be made by the Company, without the prior written consent of Chase Securities Inc.

                             Very truly yours,
                           CHASE SECURITIES INC.




                                  SCHEDULE III
              SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

     262 APPRAISAL RIGHTS. (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of such stockholder's shares of stock under the circumstance described in subsections (b) and (c) of this section. As used in this section, the word 'stockholder' means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words 'stock' and 'shall' mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words 'depository receipt' mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254,
Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Section 1251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. shares of stock of the corporation surviving or resulting from such merger or consolidation;

             b. shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or
     (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to
     Section 228 or 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all of the shares of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or with 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and
(d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection
(d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distribution on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for shares and any other required documents should be sent or delivered by each stockholder of Authentic Fitness or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at the applicable address set forth below:

                          The Depositary for the Offer is:
                              THE BANK OF NEW YORK



          By Mail:              By Facsimile Transmission:    By Hand or Overnight Courier:
     Tender and Exchange              (212) 815-6213               Tender and Exchange
         Department             (For Eligible Institutions             Department
       P.O. Box 11248                      Only)                   101 Barclay Street
    Church Street Station                                      Receive and Deliver Window
     New York, New York            Confirm Facsimile by            New York, New York
         10286-1248                     Telephone:                        10286
                                      (800) 507-9357


     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the other tender offer materials may be directed to the Information Agent at its address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                       The Information Agent for the Offer is:
                            MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll Free: (800) 322-2885

                        The Dealer Manager for the Offer is:

                                  J.P. MORGAN & CO.
                                 60 Wall Street
                            New York, New York 10260
                          Call Toll Free: 877-576-0605





                             LETTER OF TRANSMITTAL
                        TO TENDER SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                         AUTHENTIC FITNESS CORPORATION
                       PURSUANT TO THE OFFER TO PURCHASE
                            DATED NOVEMBER 17, 1999
                                       BY
                              A ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                            THE WARNACO GROUP, INC.

-------------------------------------------------------------------------------
               THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
               MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER
                     15, 1999, UNLESS THE OFFER IS EXTENDED.
-------------------------------------------------------------------------------

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK



            By Mail:                 By Facsimile Transmission:      By Hand or Overnight Courier:
 Tender and Exchange Department            (212) 815-6213            Tender and Exchange Department
         P.O. Box 11248           (For Eligible Institutions Only)         101 Barclay Street
     Church Street Station                                             Receive and Deliver Window
 New York, New York 10286-1248      For Confirmation Telephone:         New York, New York 10286
                                           (800) 508-9357


     DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE, OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE TO A NUMBER OTHER THAN AS SET FORTH ABOVE, WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

     THE INSTRUCTIONS CONTAINED WITHIN THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     This Letter of Transmittal is to be used by stockholders of Authentic Fitness Corporation if certificates for Shares (as such term is defined below) are to be forwarded herewith or, unless an Agent's Message (as defined in Instruction 2 below) is utilized, if delivery of Shares is to be made by book-entry transfer to an account maintained by the Depositary at the Book-Entry Transfer Facility (as defined in, and pursuant to the procedures set forth in, Section 3 of the Offer to Purchase). Stockholders who deliver Shares by book-entry transfer are referred to herein as 'Book-Entry Stockholders' and other stockholders who deliver Shares are referred to herein as 'Certificate Stockholders.'

     Stockholders whose certificates for Shares are not immediately available or who cannot deliver either the certificates for, or a Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) with respect to, their Shares and all other documents required hereby to the Depositary prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase. See Instruction 2. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.


     [ ] CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO THE DEPOSITARY'S ACCOUNT AT THE BOOK-ENTRY TRANSFER FACILITY AND COMPLETE THE FOLLOWING (ONLY PARTICIPANTS IN THE BOOK-ENTRY TRANSFER FACILITY MAY DELIVER SHARES BY BOOK-ENTRY TRANSFER):

         Name of Tendering Institution ______________________________________

         Account Number _____________________________________________________

         Transaction Code Number ____________________________________________

     [ ] CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE
         OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING:

         Name(s) of Registered Owner(s) _____________________________________

         Window Ticket Number (if any) ______________________________________

         Date of Execution of Notice of Guaranteed Delivery _________________

         Name of Institution that Guaranteed Delivery _______________________

         If delivered by Book-Entry Transfer, check box:  [ ]

         Account Number _____________________________________________________

         Transaction Code Number ____________________________________________



-----------------------------------------------------------------------------
                                         DESCRIPTION OF SHARES SURRENDERED

        NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S)
          (PLEASE FILL IN, IF BLANK EXACTLY AS NAME(S)                  SHARE CERTIFICATE(S) ENCLOSED
               APPEAR(S) ON SHARE CERTIFICATE(S)                 (ATTACH ADDITIONAL SIGNED LIST IF NECESSARY)

                                                                                                 NUMBER
                                                                                               OF SHARES
                                                                 SHARE CERTIFICATE           REPRESENTED BY
                                                                    NUMBER(S)(1)        SHARE CERTIFICATE(S)(1)



                                                              TOTAL SHARES
------------------------------------------------------------------------------

       (1) Need not be completed by Book-Entry Stockholders.
           Unless otherwise indicated, it will be assumed that all Shares represented by Share certificates delivered to the Depositary are being tendered hereby. See Instruction 4.




                    NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS LETTER OF TRANSMITTAL CAREFULLY.

Ladies and Gentlemen:

     The undersigned hereby tenders to A Acquistition Corp., a Delaware corporation ('Purchaser') and wholly owned subsidiary of The Warnaco Group, Inc., a Delaware corporation ('Warnaco'), the above-described shares of common stock, par value $.001 per share (the 'Common Stock'), including the associated preferred share purchase rights (the 'Rights' and, together with the Common Stock, the 'Shares'), of Authentic Fitness Corporation, a Delaware corporation ('Authentic Fitness'), pursuant to Purchaser's offer to purchase all of the outstanding Shares at a price of $20.80 per Share, net to the seller in cash, without interest thereon (the 'Offer Price') upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 1999 and in this Letter of Transmittal (which, together with any amendments or supplements thereto or hereto, collectively constitute the 'Offer'). The undersigned understands that Purchaser reserves the right to transfer or assign, in whole at any time, or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Receipt of the Offer is hereby acknowledged.

     Authentic Fitness has distributed one Right for each outstanding Share pursuant to the Rights Agreement (as defined in the Offer to Purchase). The Rights are currently evidenced by and trade with certificates evidencing the Common Stock. Authentic Fitness has taken such action so as to make the Rights Agreement inapplicable to Warnaco, Purchaser and their respective affiliates and associates in connection with the transactions contemplated by the Merger Agreement.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 15, 1999 (the 'Merger Agreement'), by and among Warnaco, Purchaser and Authentic Fitness.

     Upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of any such extension or amendment), subject to, and effective upon, acceptance for payment of, and payment for, the Shares tendered herewith in accordance with the terms of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, Purchaser all right, title and interest in and to all the Shares that are being tendered hereby (and any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect thereof on or after Wednesday, December 15, 1999 (collectively, 'Distributions')) and irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares (and all Distributions), with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) deliver certificates for such Shares (and any and all Distributions), or transfer ownership of such Shares (and any and all Distributions) on the account books maintained by the Book-Entry Transfer Facility, together, in any such case, with all accompanying evidences of transfer and authenticity, to or upon the order of Purchaser, (ii) present such Shares (and any and all Distributions) for transfer on the books of Authentic Fitness, and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any and all Distributions), all in accordance with the terms of the Offer.

     By executing this Letter of Transmittal, the undersigned hereby irrevocably appoints Linda J. Wachner, William S. Finkelstein and Stanley
P. Silverstein, in their respective capacities as officers of Purchaser, and any individual who shall thereafter succeed to any such office of Purchaser, and each of them, as the attorneys-in-fact and proxies of the undersigned, each with full power of substitution and resubstitution, to vote at any annual or special meeting of the stockholders of Authentic Fitness or any adjournment or postponement thereof or otherwise in such manner as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, to execute any written consent concerning any matter as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, and to otherwise act as each such attorney-in-fact and proxy or his substitute shall in his sole discretion deem proper with respect to, all of the Shares (and any and all Distributions) tendered hereby and accepted for payment by Purchaser. This appointment will be effective if and when, and only to the extent that, Purchaser accepts such Shares for payment pursuant to the Offer. This power of attorney and proxy are irrevocable and are granted in consideration of the acceptance for payment of such Shares in accordance with the terms of the Offer. Such acceptance for payment shall, without further action, revoke any prior powers of attorney and proxies granted by the undersigned at any time with respect to such Shares (and any and all Distributions), and no subsequent powers of attorney, proxies, consents or revocations may be given by the undersigned with respect thereto (and, if given, will not be deemed effective). Purchaser reserves the right to require that, in order for Shares (or other Distributions) to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions), including voting at any meeting of the stockholders of Authentic Fitness.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Shares tendered hereby and all Distributions, that the undersigned owns the Shares tendered hereby within the meaning of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), that the tender of the tendered Shares complies with Rule 14e-4 under the Exchange Act, and that when the same are accepted for payment by Purchaser, Purchaser will acquire good, marketable and unencumbered title thereto and to all Distributions, free and clear of all liens, restrictions, charges and encumbrances and the same will not be subject to any adverse claims. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or Purchaser to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered hereby and all Distributions. In addition, the undersigned shall remit and transfer promptly to the Depositary for the account of Purchaser all Distributions in respect of the Shares tendered hereby, accompanied by appropriate documentation of transfer, and, pending such remittance and transfer or appropriate assurance thereof, Purchaser shall be entitled to all rights and privileges as owner of each such Distribution and may withhold the entire purchase price of the Shares tendered hereby or deduct from such purchase price, the amount or value of such Distribution as determined by Purchaser in its sole discretion.

     All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, executors, administrators, personal representatives, trustees in bankruptcy, successors and assigns of the undersigned. Except as stated in the Offer to Purchase this tender is irrevocable.

     The undersigned understands that the valid tender of Shares pursuant to any one of the procedures described in Section 3 of the Offer to Purchase and in the Instructions hereto will constitute a binding agreement between the undersigned and Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms or conditions of any such extension or amendment). Without limiting the foregoing, if the price to be paid in the Offer is amended in accordance with the Merger Agreement, the price to be paid to the undersigned will be the amended price notwithstanding the fact that a different price is stated in this Letter of Transmittal. The undersigned recognizes that under certain circumstances set forth in the Offer to Purchase, Purchaser may not be required to accept for payment any of the Shares tendered hereby.

     Unless otherwise indicated under 'Special Payment Instructions,' please issue the check for the purchase price of all Shares purchased and/or return any certificates for Shares not tendered or accepted for payment in the name(s) of the registered holder(s) appearing above under 'Description of Shares Tendered.' Similarly, unless otherwise indicated under 'Special Delivery Instructions,' please mail the check for the purchase price of all Shares purchased and/or return any certificates for Shares not tendered or not accepted for payment (and any accompanying documents, as appropriate) to the address(es) of the registered holder(s) appearing above under 'Description of Shares Tendered.' In the event that the boxes entitled 'Special Payment Instructions' and 'Special Delivery Instructions' are both completed, please issue the check for the purchase price of all Shares purchased and/or return any certificates evidencing Shares not tendered or not accepted for payment (and any accompanying documents, as appropriate) in the name(s) of, and deliver such check and/or return any such certificates (and any accompanying documents, as appropriate) to, the person(s) so indicated. Unless otherwise indicated herein in the box entitled 'Special Payment Instructions,' please credit any Shares tendered herewith by book-entry transfer that are not accepted for payment by crediting the account at the Book-Entry Transfer Facility designated above. The undersigned recognizes that Purchaser has no obligation, pursuant to the 'Special Payment Instructions,' to transfer any Shares from the name of the registered holder thereof if Purchaser does not accept for payment any of the Shares so tendered.


[ ] CHECK HERE IF ANY OF THE CERTIFICATES REPRESENTING SHARES THAT YOU OWN HAVE BEEN LOST, DESTROYED OR STOLEN AND SEE INSTRUCTION 11.

NUMBER OF SHARES REPRESENTED BY LOST, DESTROYED OR STOLEN CERTIFICATES:


            SPECIAL PAYMENT INSTRUCTIONS (SEE INSTRUCTIONS 3, 4, 5 AND 7)

Fill in ONLY if check is to be issued in a name other than that set forth above.

Issue and deliver check to:

Name ___________________________________________
                  (PLEASE PRINT)

Address ________________________________________

------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------
                (INCLUDE ZIP CODE)

------------------------------------------------
 (TAX IDENTIFICATION OR SOCIAL SECURITY NUMBER)

                (SEE INSTRUCTION 11)




              SPECIAL DELIVERY INSTRUCTIONS
               (SEE INSTRUCTIONS 3 AND 7)

Fill in ONLY if check is to be issued in the name set forth above but delivered to an address other than that set forth above.

Deliver check to:

Name ___________________________________________
                (PLEASE PRINT)

Address ________________________________________

------------------------------------------------

------------------------------------------------

------------------------------------------------

------------------------------------------------
               (INCLUDE ZIP CODE)







                             IMPORTANT

                       STOCKHOLDER SIGN HERE

            (ALSO COMPLETE SUBSTITUTE FORM W-9 BELOW)

                     (SIGNATURE(S) OF OWNER(S))

    Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4. (For information concerning signature guarantees see Instruction 3.)

    Dated:_______________________________________________, 1999

    Name(s)____________________________________________________

    -----------------------------------------------------------
                           (PLEASE PRINT)

    Capacity___________________________________________________
                        (SEE INSTRUCTION 4)

    Address____________________________________________________


    -----------------------------------------------------------
                        (INCLUDING ZIP CODE)

    Area Code and Telephone No. (Business)_____________________

    Area Code and Telephone No. (Residence)____________________

    Tax Identification or Social Security No.__________________
          (COMPLETE THE SUBSTITUTE FORM W-9 CONTAINED HEREIN)


                        SIGNATURE GUARANTEE
                  (SEE INSTRUCTION 3, IF REQUIRED)

    Authorized Signature_______________________________________

    Name_______________________________________________________
                           (PLEASE PRINT)

    Title______________________________________________________
                           (PLEASE PRINT)

    Name of Firm_______________________________________________

    Address____________________________________________________
                         (INCLUDE ZIP CODE)

    Area Code and Telephone No_________________________________

    Dated:_____________________________________________________




                                  INSTRUCTIONS
             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     (1) GUARANTEE OF SIGNATURES. No signature guarantee is required on this Letter of Transmittal (a) if this Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Instruction 1, includes any participant in any of the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered herewith, unless such registered holder(s) has completed either the box entitled 'Special Payment Instructions' or the box entitled 'Special Delivery Instructions' on the Letter of Transmittal or (b) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution'). In all other cases, all signatures on this Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 5.

     (2) DELIVERY OF LETTER OF TRANSMITTAL AND SHARES; GUARANTEED DELIVERY PROCEDURES. This Letter of Transmittal is to be completed by stockholders of Authentic Fitness either if Share certificates are to be forwarded herewith or, unless an Agent's Message is utilized, if delivery of Shares is to be made by book-entry transfer pursuant to the procedures set forth herein and in Section 3 of the Offer to Purchase. For a stockholder to validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees or an Agent's Message (in connection with book-entry transfer) and any other required documents, must be received by the Depositary at one of its addresses set forth herein prior to the Expiration Date and either (i) certificates for tendered Shares must be received by the Depositary at one of such addresses prior to the Expiration Date or (ii) Shares must be delivered pursuant to the procedures for book-entry transfer set forth herein and in Section 3 of the Offer to Purchase and a Book-Entry Confirmation must be received by the Depositary prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth herein and in
Section 3 of the Offer to Purchase.

     Stockholders whose certificates for Shares are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary prior to the Expiration Date or who cannot comply with the book-entry transfer procedures on a timely basis may tender their Shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedure set forth herein and in Section 3 of the Offer to Purchase.

     Pursuant to such guaranteed delivery procedures, (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, must be received by the Depositary prior to the Expiration Date and (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all tendered Shares), together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the NYSE is open for business.

     The term 'Agent's Message' means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     The signatures on this Letter of Transmittal cover the Shares tendered hereby.

     THE METHOD OF DELIVERY OF THE SHARES, THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     No alternative, conditional or contingent tenders will be accepted, and no fractional Shares will be purchased. All tendering stockholders, by executing this Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of acceptance of their Shares for payment.

     (3) INADEQUATE SPACE. If the space provided herein under 'Description of Shares Tendered' is inadequate, the number of Shares tendered and the Share certificate numbers with respect to such Shares should be listed on a separate signed schedule attached hereto.

     (4) PARTIAL TENDERS. (Not applicable to stockholders who tender by book-entry transfer). If fewer than all the Shares evidenced by any Share certificate delivered to the Depositary herewith are to be tendered hereby, fill in the number of Shares that are to be tendered in the box entitled 'Number of Shares Tendered.' In any such case, new certificate(s) for the remainder of the Shares that were evidenced by the old certificates will be sent to the registered holder, unless otherwise provided in the appropriate box on this Letter of Transmittal, as soon as practicable after the Expiration Date or the termination of the Offer. All Shares represented by certificates delivered to the Depositary will be deemed to have been tendered unless otherwise indicated.

     (5) SIGNATURES ON LETTER OF TRANSMITTAL; STOCK POWERS AND
ENDORSEMENTS. If this Letter of Transmittal is signed by the registered holder(s) of the Shares tendered hereby, the signature(s) must correspond with the name(s) as written on the face of the certificate(s) without alteration, enlargement or any change whatsoever.

     If any of the Shares tendered hereby are held of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

     If any of the tendered Shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If this Letter of Transmittal or any Share certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Purchaser of the authority of such person so to act must be submitted.

     If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and transmitted hereby, no endorsements of Share certificates or separate stock powers are required unless payment or certificates for Shares not tendered or not accepted for payment are to be issued in the name of a person other than the registered holder(s). Signatures on any such Share certificates or stock powers must be guaranteed by an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares evidenced by certificates listed and transmitted hereby, the Share certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share certificates. Signature(s) on any such Share certificates or stock powers must be guaranteed by an Eligible Institution.

     (6) STOCK TRANSFER TAXES. Except as otherwise provided in this Instruction 6, Purchaser will pay all stock transfer taxes with respect to the transfer and sale of any Shares to it or its order pursuant to the Offer. If, however, payment of the purchase price of any Shares purchased is to be made to, or if certificates for Shares not tendered or not accepted for payment are to be registered in the name of, any person other than the registered holder(s), or if tendered certificates are registered in the name of any person other than the person(s) signing this Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder(s) or such other person) payable on account of the transfer to such other person will be deducted from the purchase price of such Shares purchased unless evidence satisfactory to Purchaser of the payment of such taxes, or exemption therefrom, is submitted.

     Except as provided in this Instruction 6, it will not be necessary for transfer tax stamps to be affixed to the Share certificates evidencing the Shares tendered hereby.

     (7) SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If a check for the purchase price of any Shares accepted for payment is to be issued in the name of, and/or Share certificates for Shares not accepted for payment or not tendered are to be issued in the name of and/or returned to, a person other than the signer of this Letter of Transmittal or if a check is to be sent, and/or such certificates are to be returned, to a person other than the signer of this Letter of Transmittal, or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. Any stockholder(s) delivering Shares by book-entry transfer may request that Shares not purchased be credited to such account maintained at the Book-Entry Transfer Facility as such stockholder(s) may designate in the box entitled 'Special Payment Instructions.' If no such instructions are given, any such Shares not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated above as the account from which such Shares were delivered.

     (8) REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Questions and requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery and the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 may be directed to the Information Agent at its address and phone numbers set forth below, or from brokers, dealers, commercial banks or trust companies.

     (9) WAIVER OF CONDITIONS. Subject to the Merger Agreement, Purchaser reserves the absolute right in its sole discretion to waive, at any time or from time to time, any of the specified conditions of the Offer (other than the Minimum Condition), in whole or in part, in the case of any Shares tendered.

     (10) BACKUP WITHHOLDING. In order to avoid 'backup withholding' of federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ('TIN') on Substitute Form W-9 in this Letter of Transmittal and certify, under penalties of perjury, that such TIN is correct and that such stockholder is not subject to backup withholding.

     Backup withholding is not an additional income tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an income tax return.

     The stockholder is required to give the Depositary the TIN (i.e., social security number or employer identification number) of the record owner of the Shares. If the Shares are held in more than one name or are not in the name of the actual owner, consult the enclosed 'Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9' for additional guidance on which number to report.

     The box in Part 3 of the Substitute Form W-9 may be checked if the tendering stockholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the box in Part 3 is checked, the stockholder or other payee must also complete the Certificate of Awaiting Taxpayer Identification Number below in order to avoid backup withholding. Notwithstanding that the box in Part 3 is checked and the Certificate of Awaiting Taxpayer Identification Number is completed, the Depositary will withhold 31% on all payments made prior to the time a properly certified TIN is provided to the Depositary. However, such amounts will be refunded to such stockholder if a TIN is provided to the Depositary within 60 days.

     Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See the enclosed 'Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9' for more instructions.

     (11) LOST, DESTROYED OR STOLEN SHARE CERTIFICATES. If any certificate(s) representing Shares has been lost, destroyed or stolen, the stockholder should promptly notify the Depositary by checking the box immediately preceding the special payment/special delivery instructions and indicating the number of Shares lost. The stockholder will then be instructed as to the steps that must be taken in order to replace the Share certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost, destroyed or stolen Share certificates have been followed.

     IMPORTANT: THIS LETTER OF TRANSMITTAL (OR FACSIMILE HEREOF) TOGETHER WITH ANY REQUIRED SIGNATURE GUARANTEES, OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION DATE AND EITHER CERTIFICATES FOR TENDERED SHARES MUST BE RECEIVED BY THE DEPOSITARY OR SHARES MUST BE DELIVERED PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER, IN EACH CASE PRIOR TO THE EXPIRATION DATE, OR THE TENDERING STOCKHOLDER MUST COMPLY WITH THE PROCEDURES FOR GUARANTEED DELIVERY.

                           IMPORTANT TAX INFORMATION

     Under federal income tax law, a stockholder whose tendered Shares are accepted for payment is required to provide the Depositary (as payer) with such stockholder's correct taxpayer identification number on Substitute Form W-9 below. If such stockholder is an individual, the taxpayer identification number is his or her social security number. If a tendering stockholder is subject to backup withholding, such stockholder must cross out item (2) of the Certification box on the Substitute Form W-9. If the Depositary is not provided with the correct taxpayer identification number, the stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such stockholder with respect to Shares purchased pursuant to the Offer may be subject to backup withholding.

     Certain stockholders (including, among others, all corporations, and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, that stockholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary. Exempt stockholders, other than foreign individuals, should furnish their TIN, write 'Exempt' on the face of the Substitute Form W-9 below, and sign, date and return the Substitute Form W-9 to the Depositary. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

     If backup withholding applies, the Depositary is required to withhold 31% of any payments made to the stockholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

     To prevent backup withholding on payments that are made to a stockholder with respect to Shares purchased pursuant to the Offer, the stockholder is required to notify the Depositary of such stockholder's correct taxpayer identification number by completing the form contained herein certifying that the taxpayer identification number provided on Substitute Form W-9 is correct (or that such stockholder is awaiting a taxpayer identification number).

WHAT NUMBER TO GIVE THE DEPOSITARY

     The stockholder is required to give the Depositary the social security number or employer identification number of the record owner of the Shares. If the Shares are in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report. If the tendering stockholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such stockholder should write 'Applied For' in the space provided for in the TIN in Part 1, and sign and date the Substitute Form W-9. If 'Applied For' is written in Part I and the Depositary is not provided with a TIN within 60 days, the Depositary will withhold 31% on all payments of the purchase price until a TIN is provided to the Depositary.




                               PAYER'S NAME:


T
   SUBSTITUTE                        PART 1 -- PLEASE PROVIDE YOUR TIN
   FORM W-9                          IN THE BOX AT RIGHT AND CERTIFY
--------------------------------
   DEPARTMENT OF THE TREASURY        BY SIGNING AND DATING BELOW.             Social Security Number
   INTERNAL REVENUE SERVICE                                                   (If awaiting TIN write
                                                                                    'Applied For')
   PAYER'S REQUEST FOR
   TAXPAYER IDENTIFICATION                                                                OR
   NUMBER ('TIN')
----------------------------------
                                                                           Employer Identification Number
                                                                                (If awaiting TIN write
                                                                                   'Applied For')

---------------------------------------------------------------------------------------------------------

    PART 2 -- CERTIFICATE -- Under penalties of perjury, I certify that:

    (1) The number shown on this form is my correct Taxpayer Identification
        Number (or I am waiting for a number to be issued for me), and

    (2) I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (the 'IRS') that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.

---------------------------------------------------------------------------------------------------------
    CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of under-reporting interest or dividends on your tax returns. However, if after being notified by the IRS that you are subject to backup withholding, you receive another notification from the IRS that you are no longer subject to backup withholding, do not cross out such item (2). (Also see instructions in the enclosed
    Guidelines).


----------------------------------------------------------------------------------------------------------

    SIGNATURE __________________DATE ______________, 1999                  PART 3 -- Awaiting TIN  [ ]


----------------------------------------------------------------------------------------------------------







NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP
      WITHHOLDING OF 31% OF ANY CASH PAYMENTS MADE TO YOU PURSUANT TO THE OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

           YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF THE SUBSTITUTE FORM W-9.


--------------------------------------------------------------------
       CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

    I certify under penalties of perjury that a Taxpayer Identification Number has not been issued to me, and either (1) I have mailed or delivered an application to receive a Taxpayer Identification Number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a Taxpayer Identification Number by the time of payment, 31% of all reportable cash payments made to me thereafter may be withheld, but that such amounts may be refunded to me if I then provide a Taxpayer Identification Number within 60 days.

    Signature________________________   Date _________________, 1999
--------------------------------------------------------------------

     Questions and requests for assistance or additional copies of the Offer to Purchase, this Letter of Transmittal and other tender offer materials may be directed to the Information Agent at its address and telephone numbers set forth below:

                       The Information Agent for the Offer is:

                              MACKENZIE PARTNERS, INC.
                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 959-5500 (call collect)
                                       or
                         Call Toll Free: (800) 322-2885







                         NOTICE OF GUARANTEED DELIVERY

                                      FOR

                        TENDER OF SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                       OF

                         AUTHENTIC FITNESS CORPORATION

                                       TO

                              A ACQUISITION CORP.
                          A WHOLLY OWNED SUBSIDIARY OF

                            THE WARNACO GROUP, INC.
                   (NOT TO BE USED FOR SIGNATURE GUARANTEES)

     This Notice of Guaranteed Delivery, or a form substantially equivalent hereto, must be used to accept the Offer (as defined below) if certificates representing shares of common stock, par value $.001 per share (the 'Common Stock'), including the associated preferred share purchase rights (the 'Rights' and, together with the Common Stock, the 'Shares'), of Authentic Fitness Corporation, a Delaware corporation, are not immediately available, if the procedure for book-entry transfer cannot be completed prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase), or if time will not permit all required documents to reach the Depositary prior to the Expiration Date. Such form may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary. See Section 3 of the Offer to Purchase.

                        The Depositary for the Offer is:
                              THE BANK OF NEW YORK



             By Mail:                  By Facsimile Transmission:       By Hand or Overnight Courier:
  Tender and Exchange Department             (212) 815-6213             Tender and Exchange Department
          P.O. Box 11248            (For Eligible Institutions Only)          101 Barclay Street
      Church Street Station                                               Receive and Deliver Window
  New York, New York 10286-1248       For Confirmation Telephone:          New York, New York 10286
                                             (800) 508-9357


     DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

     THIS FORM IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN 'ELIGIBLE INSTITUTION' UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

Ladies and Gentlemen:

     The undersigned hereby tenders to A Acquisition Corp., a Delaware corporation and wholly owned subsidiary of The Warnaco Group, Inc, a Delaware corporation (the 'Purchaser'), upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated November 17, 1999 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the 'Offer'), receipt of which is hereby acknowledged, the number of shares set forth below of common stock, par value $.001 per share (the 'Common Stock'), including the associated preferred share purchase rights (the 'Rights' and, together with the Common Stock, the 'Shares'), of Authentic Fitness Corporation, a Delaware corporation, pursuant to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

   Number of Shares:_________________________________________________________

   Certificate Nos. (if available):
   ==========================================================================

   Check box if Shares will be tendered by book-entry transfer: [ ]
   Account Number: __________________________________________________________
   Dated: _____________________________________________________________, 1999

   Name(s) of Record Holder(s):

   ==========================================================================
                                  PLEASE PRINT

   Address(es):
   ==========================================================================
                                                                     ZIP CODE

   Area Code and Tel. No.:

   ==========================================================================
   Signature(s): ____________________________________________________________
   --------------------------------------------------------------------------


                                 GUARANTEE
                 (NOT TO BE USED FOR SIGNATURE GUARANTEES)

     The undersigned, a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program, guarantees to deliver to the Depositary either certificates representing the Shares tendered hereby, in proper form for transfer, or confirmation of book-entry transfer of such Shares into the Depositary's accounts at The Depository Trust Company, in each case with delivery of a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message, and any other documents required by the Letter of Transmittal, within three trading days (as defined in the Offer to Purchase) after the date hereof.

     The Eligible Institution that completes this form must communicate the guarantee to the Depositary and must deliver the Letter of Transmittal and certificates for Shares to the Depositary within the time period shown herein. Failure to do so could result in a financial loss to such Eligible Institution.



Name of Firm:_______________________________        ____________________________________________
                                                              AUTHORIZED SIGNATURE

Address:____________________________________        Name:_______________________________________
                                                                    PLEASE PRINT

____________________________________________        Title:______________________________________
                                    ZIP CODE

Area Code and Tel. No.:_____________________        Dated:________________________________, 1999


NOTE: DO NOT SEND CERTIFICATES FOR SHARES WITH THIS NOTICE. CERTIFICATES SHOULD
      BE SENT ONLY WITH YOUR LETTER OF TRANSMITTAL.









                         OFFER TO PURCHASE FOR CASH
                   ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                     OF
                       AUTHENTIC FITNESS CORPORATION
                                     AT
                            $20.80 NET PER SHARE
                                     BY
                            A ACQUISITION CORP.
                        A WHOLLY OWNED SUBSIDIARY OF
                          THE WARNACO GROUP, INC.

------------------------------------------------------------------------------
            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
          MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 15,
                    1999, UNLESS THE OFFER IS EXTENDED.
------------------------------------------------------------------------------
                                                             November 17, 1999
To Brokers, Dealers,
Commercial Banks,
Trust Companies And Other Nominees:

     We have been appointed by A Acquisition Corp., a Delaware corporation ('PURCHASER') and wholly owned subsidiary of The Warnaco Group, Inc., a Delaware corporation ('WARNACO'), to act as Dealer Manager in connection with Purchaser's offer to purchase all outstanding shares of common stock, par value $.001 per share (the 'COMMON STOCK'), including the associated preferred share purchase rights (the 'RIGHTS' and, together with the Common Stock, the 'SHARES'), of Authentic Fitness Corporation, a Delaware corporation ('AUTHENTIC FITNESS'), at $20.80 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 17, 1999 (the 'OFFER TO PURCHASE') and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the 'OFFER') enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares that, together with all Shares owned by affiliates of Warnaco and not tendered, represents at least a majority of the Shares outstanding on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase.

     For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1. Offer to Purchase dated November 17, 1999;

          2. Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary, or if the procedures for book-entry transfer cannot be completed, by the Expiration Date (as defined in the Offer to Purchase);

          4. A letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          5. A letter to stockholders of Authentic Fitness from Stuart D. Buchalter, Chairman of the Authentic Fitness Special Committee, together with a Solicitation/Recommendation Statement on Schedule 14D-9 dated November 17, 1999, which has been filed by Authentic Fitness with the Securities and Exchange Commission;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. A return envelope addressed to The Bank of New York, Tender and Exchange Department, P.O. Box 11248, Church Street Station, New York, New York 10286-1248 (the 'Depositary').

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3 of the Offer to Purchase, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

     Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling costs incurred by them in forwarding the enclosed materials to their customers.

     Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 15, 1999, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the Letter of Transmittal and in the Offer to Purchase.

     If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedures for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified in Section 3 of the Offer to Purchase.

     Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, J.P. Morgan Securities Inc., the Dealer Manager, or MacKenzie Partners, Inc., the Information Agent, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                         Very truly yours,

                                         J.P. MORGAN & CO.

     NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF PARENT, PURCHASER, THE COMPANY, THE INFORMATION AGENT, THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.





                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                       OF
                         AUTHENTIC FITNESS CORPORATION
                                       AT
                              $20.80 NET PER SHARE
                                       BY
                              A ACQUISITION CORP.
                           A WHOLLY OWNED SUBSIDIARY
                                       OF
                            THE WARNACO GROUP, INC.


          THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
        MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 15,
                 1999, UNLESS THE OFFER IS EXTENDED.

                                                           November 17, 1999

To Our Clients:

     Enclosed for your consideration are the Offer to Purchase dated November 17, 1999 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the 'OFFER') in connection with the offer by A Acquisition Corp., a Delaware corporation ('PURCHASER') and wholly owned subsidiary of The Warnaco Group, Inc., a Delaware corporation ('WARNACO'), to purchase for cash all outstanding shares of common stock, par value $.001 per share (the 'COMMON STOCK'), including the associated preferred share purchase rights (the 'RIGHTS' and, together with the Common Stock, the 'SHARES'), of Authentic Fitness Corporation, a Delaware corporation ('AUTHENTIC FITNESS'). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

     We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

     Your attention is invited to the following:

          1. The offer price is $20.80 per Share, net to you in cash without interest.

          2. The Offer is being made for all outstanding Shares.

          3. The Board of Directors of Authentic Fitness, by the unanimous vote of those directors present, has approved the Merger Agreement (as defined in the Offer to Purchase) and the transactions contemplated thereby, including the Offer and the Merger (each as defined in the Offer to Purchase), and determined that the Offer and the Merger are fair to, and in the best interests of, the stockholders of Authentic Fitness and recommends that stockholders accept the Offer and tender their Shares pursuant to the Offer.

          4. The Offer and withdrawal rights will expire at 12:00 Midnight, New York City time, on Wednesday, December 15, 1999, unless the Offer is extended.

          5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares that, together with all Shares owned by affiliates of Warnaco and not tendered, represents at least a majority of the Shares outstanding on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase. See Section 12 of the Offer to Purchase.

          6. Any stock transfer taxes applicable to the sale of Shares to Purchaser pursuant to the Offer will be paid by Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Except as disclosed in the Offer to Purchase, Purchaser is not aware of any state in which the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. In any jurisdiction in which the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by J.P. Morgan & Co. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing and returning to us the instruction form set forth on the reverse side of this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the reverse side of this letter. Your instructions should be forwarded to us in sufficient time to permit us to submit a tender on your behalf prior to the expiration of the Offer.




                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                         AUTHENTIC FITNESS CORPORATION

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated November 17, 1999 and the related Letter of Transmittal in connection with the Offer by A Acquisition Corp., a Delaware corporation and wholly owned subsidiary of The Warnaco Group, Inc., a Delaware corporation, to purchase all outstanding shares of common stock, par value $.001 per share (the 'Common Stock'), including the associated preferred share purchase rights (the 'Rights' and together with the Common Stock, the 'Shares'), of Authentic Fitness Corporation, a Delaware corporation.

     This will instruct you to tender the number of Shares indicated below (or if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be Tendered:*



------------------------------ Shares

Dated:-------------------------, 1999  -------------------------------

                                       -------------------------------
                                SIGNATURE(S)

                                       -------------------------------
                                                 PRINT NAME(S)

                                       -------------------------------
                                 ADDRESS(S)

                                       -------------------------------
                       AREA CODE AND TELEPHONE NUMBER

                                       -------------------------------
                      TAX ID OR SOCIAL SECURITY NUMBER


------------

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.












           GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                        NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payor. -- Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payor.




--------------------------------------------------
                             Give the
For this type of account:    SOCIAL
                             SECURITY
                             number of --
-------------------------------------------------

1. An individual's account   The individual

2. Two or more individuals   The actual owner of
   (joint account)           the account or, if
                             combined funds, the
                             first individual on
                             the account(1)

3. Husband and wife (joint   The actual owner of
   account)                  the account or, if
                             joint funds, the
                             first individual on
                             the account(1)

4. Custodian account of a    The minor(2)
   minor (Uniform Gift to
   Minors Act)

5. Adult and minor (joint    The adult or, if the
   account)                  minor is the only
                             contributor, the
                             minor(1)

6. Account in the name of    The ward, minor, or
   guardian or committee     incompetent
   for a designated ward,    person(3)
   minor, or incompetent
   person

7. a. A revocable savings    The grantor-
      trust account (in      trustee(1)
      which grantor is
      also trustee)

   b. Any 'trust' account    The actual owner(4)
      that is not a legal or
      valid trust under

      State law

8. Sole proprietorship       The owner(4)
   account





--------------------------------------------------
                             Give the
For this type of account:    EMPLOYER
                             IDENTIFICATION
                             number of --
-------------------------------------------------

9. A valid trust, estate,    The legal entity (Do
   or pension trust          not furnish the
                             identifying number
                             of the personal
                             representative or
                             trustee unless the
                             legal entity itself
                             is not designated in
                             the account
                             title.)(5)

10. Corporate account        The corporation

11. Religious, charitable,   The organization
    or educational
    organization account

12. Partnership account      The partnership
    held in the name of the
    business

13. Association, club or     The organization
    other tax-exempt
    organization

14. A broker or registered   The broker or
    nominee                  nominee

15. Account with the         The public entity
    Department of
    Agriculture in the name
    of a public entity
    (such as a state or
    local governmental
    school district or
    prison) that receives
    agricultural program
    payments
----------------------------------------------------------------------------


(1) List first and circle the name of the person whose number you furnish.
(2) Circle the minor's name and furnish minor's social security number.
(3) Circle the ward's, minor's or incompetent person's name and furnish such person's social security number.
(4) Show the name of the owner.
(5) List first and circle the name of the legal trust, estate or pension trust.
Note: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.






           GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION
                        NUMBER ON SUBSTITUTE FORM W-9
                                    Page 2

Obtaining a Number

If you don't have a taxpayer identification number or you don't know your number, obtain Form SS-5, Application for a Social Security Card or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), or Form W-7 for Individual Taxpayer Identification Number (for alien individuals required to file U.S. tax returns) at an office of the Social Security Administration or the Internal Revenue Service.

Payees Exempt from Backup Withholding

Payees specifically exempted from backup withholding on ALL payments include the following:
  A corporation.
  A financial institution.
  An organization exempt from tax under section 501(a), or an individual retirement plan, or a custodial account under Section 403(b)(7).
  The United States or any agency or instrumentality thereof.
  A State, the District of Columbia, a possession of the United States, or any political subdivision or instrumentality thereof.
  A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.
  An international organization or any agency or instrumentality thereof.
  A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.
  A real estate investment trust.
  A common trust fund operated by a bank under section 584(a).
  An entity registered at all times during the tax year under the Investment Company
  Act of 1940. A foreign central bank of issue.

Payments not Generally Subject to Backup Withholding

Payment of dividends and patronage dividends not generally subject to backup withholding include the following:
  Payments to nonresident aliens subject to withholding under section 1441. Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner. Payments of patronage dividends where the amount received is not paid in money. Payments made by certain foreign organizations. Payments made to a nominee.
Payments of interest not generally subject to backup withholding include the following: Payments of interest on obligations issued by individuals.
  Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer. Payments of tax-exempt interest (including exempt-interest dividends under section 852). Payments described in section 6049(b)(5) to non-resident aliens. Payments on tax-free covenant bonds under section 1451.
  Payments made by certain foreign organizations. Payments made to a nominee.

EXEMPT PAYEES DESCRIBED ABOVE SHOULD FILE A SUBSTITUTE FORM W-9 TO AVOID POSSIBLE ERRONEOUS BACKUP WITHHOLDING. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE 'EXEMPT' ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM.

Certain payments other than interest, dividends and patronage dividends that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 604lA(a), 6045 and 6050A.

PRIVACY ACT NOTICE -- Section 6109 requires most recipients of dividend, interest, or other payments to give taxpayer identification numbers to payers who must report the payments to IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold 31% of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties

(1) Penalty for Failure to Furnish Taxpayer Identification Number. -- If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect. (2) Civil Penalty for False Information With Respect to Withholder. -- If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500. (3) Criminal Penalty for Falsifying Information. -- Falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.










CONTACT:

FOR WARNACO:                                   FOR AUTHENTIC FITNESS:
William S. Finkelstein                         Stuart D. Buchalter
212-370-8287                                   Chairman, Special Committee
                                               213-891-5130
Lawrence A. Rand
Wendi Kopsick
Adam Weiner
Kekst and Company
212-521-4800


FOR IMMEDIATE RELEASE

                         WARNACO AND AUTHENTIC FITNESS
                        SIGN DEFINITIVE MERGER AGREEMENT

 -- WARNACO TO START CASH TENDER OFFER AT $20.80 PER AUTHENTIC FITNESS SHARE --

NEW YORK, NY AND LOS ANGELES, CA, NOVEMBER 15, 1999 -- The Warnaco Group, Inc. (NYSE: WAC) and Authentic Fitness Corporation (NYSE: ASM) announced today that they have entered into a definitive merger agreement for Warnaco's acquisition, subject to certain conditions, of all of the common stock of Authentic Fitness for $20.80 per share in cash. The aggregate value of the transaction, including the assumption of Authentic Fitness' debt, will be approximately $540 million.

The definitive agreement provides that Warnaco will promptly commence a cash tender offer for all of the outstanding shares of Authentic Fitness common stock at a price of $20.80 per share. The tender offer is subject to a majority of the Authentic Fitness common shares being validly tendered and not withdrawn, the expiration of the Hart-Scott-Rodino waiting period, and other customary conditions. The offer is not subject to the receipt of financing, as Warnaco has already secured bank commitments for all the financing necessary to complete the transaction. Assuming successful completion of the tender offer, Warnaco will consummate a second-step merger in which the remaining Authentic Fitness shares will be exchanged for the same $20.80 per share cash consideration.

The boards of directors of both companies, each advised by a special committee of independent directors, have unanimously approved the transaction. Chase Securities Inc. acted as financial advisor to the Authentic Fitness special committee and Wasserstein Perella & Co., Inc., acted as financial advisor to the Warnaco special committee.

Authentic Fitness is the Los Angeles based manufacturer and seller of Speedo'r' wearing apparel, swimwear and accessories, and owns and operates Speedo'r' Authentic Fitness'r' stores in the United States and Canada. Authentic Fitness also markets directly and through its licensees swimwear, apparel and accessories under the Anne Cole'r', Catalina'r', Cole of California'r', Sunset Beach'r', Oscar de La Renta'r', Ralph Lauren'r', Polo Sport Ralph Lauren'r', and other brand names.

The Warnaco Group Inc. headquartered in New York, is a leading manufacturer of intimate apparel, menswear, jeanswear and accessories sold under such brands as Warner's'r', Olga'r', Van Raalte'r', Lejaby'r', Weight
Watchers'r', Bodyslimmers'r', IZKA'r', Chaps by Ralph Lauren'r', Calvin Klein'r', men's and women's underwear, men's accessories, and men's, women's, junior women's and children's jeans and A.B.S. by Allen B. Schwartz'r' sportswear, and Penhaligon's'r' fragrances.





                                                                 EXECUTION COPY
                                U.S. $600,000,000

                            364-DAY CREDIT AGREEMENT

                          Dated as of November 17, 1999

                                      Among

                                  WARNACO INC.

                                   as Borrower

                                       and

                             THE WARNACO GROUP, INC.

                                       and

                        THE INITIAL LENDERS NAMED HEREIN

                               as Initial Lenders

                                       and

              THE BANK OF NOVA SCOTIA and SALOMON SMITH BARNEY INC.
                    as Co-Lead Arrangers and Co-Book Managers
                                       and

                                 CITIBANK, N.A.

                              as Syndication Agent

                                       and

                    MORGAN GUARANTY TRUST COMPANY OF NEW YORK
                             as Documentation Agent

                                       and

                             THE BANK OF NOVA SCOTIA

                             as Administrative Agent




                                TABLE OF CONTENTS



                                                                           Page
                                                                           ----
                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

  SECTION 1.01.  Certain Defined Terms........................................2
  SECTION 1.02.  Computation of Time Periods.................................22
  SECTION 1.03.  Accounting Terms............................................22

                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

  SECTION 2.01.  The Advances................................................22
  SECTION 2.02.  Making the Advances.........................................23
  SECTION 2.03.  Repayment of Advances.......................................24
  SECTION 2.04.  Termination or Reduction of the Commitments.................24
  SECTION 2.05.  Prepayments.................................................24
  SECTION 2.06.  Interest....................................................25
  SECTION 2.07.  Fees........................................................26
  SECTION 2.08.  Conversion of Advances......................................26
  SECTION 2.09.  Increased Costs, Etc........................................27
  SECTION 2.10.  Illegality..................................................28
  SECTION 2.11.  Payments and Computations...................................29
  SECTION 2.12.  Taxes.......................................................30
  SECTION 2.13.  Sharing of Payments, Etc....................................33
  SECTION 2.14.  Use of Proceeds.............................................33
  SECTION 2.15.  Defaulting Lenders..........................................33
  SECTION 2.16.  Evidence of Debt............................................36

                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

  SECTION 3.01.  Conditions Precedent to Effectiveness.......................36
  SECTION 3.02.  Conditions Precedent to Initial Borrowing...................38
  SECTION 3.03.  Conditions Precedent to Each Borrowing......................39
  SECTION 3.04.  Determinations Under Section 3.01...........................40

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

  SECTION 4.01.  Representations and Warranties of the Borrower..............40

                                    ARTICLE V

                            COVENANTS OF THE BORROWER

  SECTION 5.01.  Affirmative Covenants.......................................43
  SECTION 5.02.  Negative Covenants..........................................46
  SECTION 5.03.  Financial Covenants.........................................50

                                   ARTICLE VI

                                EVENTS OF DEFAULT

  SECTION 6.01.  Events of Default...........................................50

                                   ARTICLE VII

                                   THE AGENTS

  SECTION 7.01.  Authorization and Action....................................53
  SECTION 7.02.  Agents' Reliance, Etc.......................................53
  SECTION 7.03.  Scotiabank, Citibank, Morgan and Affiliates.................54
  SECTION 7.04.  Lender Credit Decision......................................54
  SECTION 7.05.  Indemnification.............................................54
  SECTION 7.06.  Successor Agents............................................55

                                  ARTICLE VIII

                                  MISCELLANEOUS

  SECTION 8.01.  Amendments, Etc.............................................55
  SECTION 8.02.  Notices, Etc................................................56
  SECTION 8.03.  No Waiver; Remedies.........................................56
  SECTION 8.04.  Costs and Expenses..........................................56
  SECTION 8.05.  Right of Set-off............................................58
  SECTION 8.06.  Binding Effect..............................................59
  SECTION 8.07.  Assignments, Designations and Participations................59
  SECTION 8.08.  Confidentiality.............................................64
  SECTION 8.09.  Execution in Counterparts...................................64
  SECTION 8.10.  Governing Law...............................................64
  SECTION 8.11.  Jurisdiction, Etc...........................................64
  SECTION 8.12.  Waiver of Jury Trial........................................65

                                    Schedules

Schedule I        -    List of Commitments and Applicable Lending Offices
Schedule II       -    Existing Debt
Schedule 4.01(b)  -    Subsidiaries
Schedule 4.01(g)  -    Disclosed Litigation
Schedule 5.02(d)  -    Assets Held For Sale

                                    Exhibits

Exhibit A         -     Form of Note
Exhibit B         -     Form of Notice of Borrowing
Exhibit C         -     Form of Assignment and Acceptance
Exhibit D         -     Form of Designation Agreement
Exhibit E-1       -     Form of Opinion of Skadden, Arps, Slate, Meagher & Flom
                          LLP, special counsel for the Loan Parties
Exhibit E-2       -     Form of Opinion of Stanley P. Silverstein, General
                          Counsel for the Borrower
Exhibit F         -     Form of Group Guaranty
Exhibit G         -     Form of Subsidiary Guaranty



                            364-DAY CREDIT AGREEMENT

                          Dated as of November 17, 1999

                  WARNACO INC., a Delaware corporation (together with any successors-in-interest permitted hereunder, (the "Borrower"), THE WARNACO GROUP, INC., a Delaware corporation (together with any successors-in-interest permitted hereunder, "Group"), the banks, financial institutions and other institutional lenders (the "Initial Lenders") listed on the signature pages hereof, THE BANK OF NOVA SCOTIA ("Scotiabank") and SALOMON SMITH BARNEY, INC. ("SSB"), as co-lead arrangers and co-book managers (the "Arrangers"), CITIBANK, N.A. ("Citibank"), as syndication agent (the "Syndication Agent") for the Lenders (as hereinafter defined), MORGAN GUARANTY TRUST COMPANY OF NEW YORK ("Morgan"), as documentation agent (the "Documentation Agent") for the Lenders, and Scotiabank, as administrative agent (the "Administrative Agent") for the Lenders, agree as follows:


                             PRELIMINARY STATEMENTS

                  (1) The Borrower or a single-purpose wholly owned subsidiary of the Borrower (the "Purchaser") will either (a) offer to acquire a controlling interest in Authentic Fitness Corporation, a Delaware corporation ("Authentic Fitness") through a tender offer (the "Tender Offer") for all of Authentic Fitness's outstanding common stock (the "Authentic Fitness Stock"), but in any event for not less than sufficient shares of Authentic Fitness's stock to enable the Purchaser, voting without any other shareholders of Authentic Fitness, to approve a merger of the Purchaser with Authentic Fitness and as promptly as practicable after the closing of the Tender Offer, the Purchaser, if a single-purpose wholly owned Subsidiary of the Borrower, will consummate a merger with Authentic Fitness in which Authentic Fitness will be the surviving corporation or (b) agree to merge with Authentic Fitness in which Authentic Fitness will be the surviving corporation (such merger described in either clause (a) or (b) above between the Purchaser and Authentic Fitness being the "Merger"and the surviving corporation of each such merger being the "Surviving Corporation").

                  (2) The Borrower has requested that, at any time after the earlier to occur of the consummation of the Tender Offer or the Merger, the Initial Lenders lend to the Borrower up to $600,000,000 under this Agreement to pay to the holders (other than the Borrower, Group and their Subsidiaries) of Authentic Fitness Stock the cash consideration for their shares in the Tender Offer and subsequent merger or the Merger, pay transaction fees and expenses, pay severance and other reorganization expenses in connection with the acquisition of Authentic Fitness and to refinance certain Existing Debt (as hereinafter defined). The Initial Lenders have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Administrative Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Administrative Agent's Account" means the account of the Administrative Agent maintained by the Administrative Agent with Scotiabank at its office at One Liberty Plaza, New York, New York 10006, Special Management Account No. 0608335, Reference:
         Warnaco-364 Day.

                  "Advance" means an advance by a Lender to the Borrower pursuant to Article II, and refers to a Base Rate Advance or a Eurodollar Rate Advance (each of which shall be a "Type" of Advance).

                  "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term "control" (including the terms "controlling", "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

                  "Agents" means each of the Syndication Agent, the Documentation Agent and the Administrative Agent, together, in each case, with any successor or successors of any thereof appointed pursuant to Article VII hereof.

                  "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

                  "Applicable Margin" means, as of any date, a percentage per annum determined by reference to the Debt Rating in effect on such date as set forth below:



=============================================================================================
         Rating           Debt                    Base Rate            Eurodollar
          Level           Rating                  Advances             Rate Advances
---------------------------------------------------------------------------------------------
Level 1                   A- or A3 or                   0.000%                 0.750%
                          higher
---------------------------------------------------------------------------------------------
Level 2                   BBB+ or Baa1                  0.000%                 0.875%
---------------------------------------------------------------------------------------------
Level 3                   BBB or Baa2                   0.000%                 1.000%
---------------------------------------------------------------------------------------------
Level 4                   BBB- or Baa3                  0.000%                 1.250%
---------------------------------------------------------------------------------------------
Level 5                   BB+ or Ba1                    0.500%                 1.750%
---------------------------------------------------------------------------------------------
Level 6                   Lower than                    0.750%                 2.000%
                          Level 5 or
                          unrated
=============================================================================================


         provided, however, that if at any time on or after May 31, 2000, Group shall have a Debt Rating of BB+ or lower by S&P or Ba1 or lower by Moody's, the Applicable Margin shall be increased by 0.125% for the next succeeding calendar month and by 0.125% for each succeeding calendar month for which Group's Debt Ratings shall not be BBB- or higher from S&P or Baa3 or higher from Moody's.

                  "Applicable Percentage" means, as of any date, a percentage per annum determined by reference to the Debt Rating in effect on such date as set forth below:


=======================================================================
        Rating          Debt                       Applicable
         Level          Rating                     Percentage
-----------------------------------------------------------------------

Level 1                 A- or A3 or higher                0.100%
-----------------------------------------------------------------------
Level 2                 BBB+ or Baa1                      0.125%
-----------------------------------------------------------------------
Level 3                 BBB or Baa2                       0.150%
-----------------------------------------------------------------------
Level 4                 BBB- or Baa3                      0.175%
-----------------------------------------------------------------------
Level 5                 BB+ or Ba1                        0.250%
-----------------------------------------------------------------------
Level 6                 Lower than Level                  0.375%
                        5 or unrated
=======================================================================


                  "Approved Accounting Firm" means Arthur Andersen LLP, Deloitte & Touche LLP, Ernst & Young LLP, PricewaterhouseCoopers LLP or KPMG Peat Marwick LLP, or any successor thereof.

                  "Arrangers" has the meaning specified in the recital of parties to this Agreement.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section
         8.07 and in substantially the form of Exhibit C hereto.

                  "Authentic Fitness" has the meaning set forth in the Preliminary Statements.

                  "Authentic Fitness Stock" has the meaning set forth in the Preliminary Statements.

                  "Base Rate" means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

                           (a) the rate of interest established by the
                  Administrative Agent, from time to time, at its Domestic Lending Office as its base rate for loans in United States dollars;

                           (b) 1/2 of one percent per annum above the Federal
                  Funds Rate; and

                           (c) for the period from December 15, 1999
                  through January 15, 2000, 2 percent per annum above the Federal Funds Rate.

                  "Base Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(i).

                  "Borrower" has the meaning specified in the recital of parties to this Agreement.

                  "Borrower's Account" means the account of the Borrower maintained by the Borrower with Citibank at its office at 399 Park Avenue, New York, New York 10043, Account No. 3846-9269.

                  "Borrowing" means a borrowing consisting of Advances of the same Type made on the same day by the Lenders.

                  "Business Day" means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

                  "Capitalized Leases" has the meaning specified in clause (e) of the definition of "Debt".

                  "Citibank" has the meaning specified in the recital of parties to this Agreement.

                  "Commitment" means, with respect to any Lender at any time, (a) the amount set forth opposite such Lender's name on
         Schedule I hereto under the caption "Commitment" or (b) if such Lender has entered into one or more Assignments and Acceptances, the amount set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender's "Commitment", as such amount may be reduced at or prior to such time pursuant to Section 2.04.

                  "Confidential Information" means any information, whether written or oral that the Borrower or Group furnishes to any Agent or Lender which is designated as confidential or which could reasonably be expected by such Agent or Lender to be confidential, provided, that for purposes of this definition, unless otherwise specified by the Borrower or Group, the term "Confidential Information" will include, without limitation, any information furnished by the Borrower or Group regarding proposed acquisitions (including, without limitation, the acquisition of Authentic Fitness) and new product launches by Group or its Subsidiaries, and provided, further, that the term "Confidential Information" does not include any information that is or becomes generally available to the public or that is or becomes available to such Agent or Lender from a source other than the Borrower or Group.

                  "Consolidated" refers to the consolidation of accounts in accordance with GAAP.

                  "Control Date" means the date on which Persons designated or approved by Group constitute a majority of the Board of Directors of Authentic Fitness.

                  "Convert", "Conversion" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.08, 2.09 or 2.10.

                  "Currency Hedge Agreements" means currency swap agreements, currency future or option contracts and other similar agreements.

                  "Debt" of any Person means, without duplication, the following:

                           (a) all indebtedness of such Person for borrowed
                               money,

                           (b) all Obligations of such Person for the
                  deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person's business), including, without limitation, the Trade Credit Facility,

                           (c) all Obligations of such Person evidenced by
                  notes, bonds, debentures or other similar instruments,

                           (d) all Obligations of such Person created or
                  arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property),

                           (e) all Obligations of such Person as lessee
                  under leases that have been or should be, in accordance with GAAP, recorded as capital leases ("Capitalized Leases"),

                           (f) all Obligations, contingent or otherwise, of
                  such Person under acceptance, letter of credit or similar facilities,

                           (g) all Obligations of such Person to purchase,
                  redeem, retire, defease or otherwise make any payment in respect of any capital stock of or other ownership or profit interest in such Person or any other Person or any warrants, rights or options to acquire such capital stock, valued, in the case of Redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends,

                           (h) all Obligations of such Person in respect of
                               Hedge Agreements,

                           (i) all Debt of others of the kinds referred to
                  in clauses (a) through (h) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (A) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt, (B) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss, (C) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or
                  (D) otherwise to assure a creditor against loss, and

                           (j) all Debt referred to in clauses (a) through
                  (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. "Debt Rating" means, as of any date, the higher of the ratings that have been most recently announced by S&P and Moody's for any class of non-credit enhanced long-term senior unsecured debt issued by Group in effect on such date, provided that if neither S&P nor Moody's shall have in effect such a rating, the Applicable Margin and the Applicable Percentage will be set in accordance with Rating Level 6 under the definition of "Applicable Margin" or "Applicable Percentage", as the case may be, subject, in the case of the Applicable Margin, to the proviso to the definition of "Applicable Margin". For purposes of the foregoing, (a) if only one of S&P and Moody's shall have in effect a Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating; (b) if the ratings established by S&P and Moody's shall fall within different levels separated by two or more levels, the Applicable Margin and the Applicable Percentage shall be based upon the level that is one level above the lower rating; (c) if any rating established by S&P or Moody's shall be changed, such change shall be effective as of the date on which such change is reported to Group; and (d) if S&P or Moody's shall change the basis on which ratings are established, each reference to the Debt Rating announced by S&P or Moody's, as the case may be, shall refer to the then equivalent rating by S&P or Moody's, as the case may be.

                  "Default" means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

                  "Defaulted Advance" means, with respect to any Lender at any time, the amount of any Advance required to be made by such Lender to the Borrower or for the account of the Borrower pursuant to Section 2.01 at or prior to such time which has not been so made as of such time; provided, however, any Advance made by the Administrative Agent for the account of such Lender pursuant to
         Section 2.02(d) shall not be considered a Defaulted Advance even if, at such time, such Lender shall not have reimbursed the Administrative Agent therefor as provided in Section 2.02(d). In the event that a portion of a Defaulted Advance shall be deemed made pursuant to
         Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

                  "Defaulted Amount" means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time which has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to
         Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section
         2.14 to purchase any participation in Advances owing to such other Lender and (c) any Agent pursuant to Section 7.05 to reimburse such Agent for such Lender's ratable share of any amount required to be paid by the Lenders to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be made hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

                  "Defaulting Lender" means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take or be the subject of any action or proceeding of a type described in Section 6.01(e).

                  "Designated Lender" means each special purpose corporation that (i) shall have been designated by a Designating Lender and shall have become a party to this Agreement, all pursuant to Section 8.07(d), and (ii) is not otherwise a Lender.

                  "Designating Lender" shall mean each Lender that is a party hereto (other than by virtue of a Designation Agreement) that shall designate a Designated Lender pursuant to a Designation Agreement in accordance with Section 8.07(d).

                  "Designation Agreement " means a designation agreement entered into by a Designating Lender and a Designated Lender, and accepted by the Administrative Agent, in substantially the form of Exhibit D hereto.

                  "Designer Holdings" means Designer Holdings Ltd., a Delaware corporation, together with its successors.

                  "Documentation Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Domestic Subsidiary" means any Subsidiary of Group organized under the laws of the United States or any state thereof.

                  "EBITDA" means, for any period, net income (or net loss) from operations (determined without giving effect to extraordinary or non-recurring gains or losses) plus, to the extent deducted in calculating such net income (loss), the sum of (a) Interest Expense, (b) income tax expense, (c) depreciation expense, (d) amortization expense and (e) minority interests in Authentic Fitness during the period commencing on the date the Tender Offer, if any, is consummated and ending on the date of the Merger less dividends paid to the minority interests in respect thereof, in each case determined in accordance with GAAP and, on a pro forma basis, as if any acquisitions consummated after the first day of the applicable testing period occurred on the first day of such period.

                  "Effective Date" means the first date on which the conditions specified in Section 3.01 have been satisfied.

                  "Eligible Assignee" means any Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

                  "Environmental Action" means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

                  "Environmental Law" means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment or decree relating to the environment, health, safety or Hazardous Materials.

                  "Environmental Permit" means any permit, approval, identification number, license or other authorization required under any Environmental Law.

                  "Equity Interests" means, with respect to any Person, shares of capital stock of (or other ownership or profit interests, including partnership, member, joint venture, or trust interests, in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or such other equity ownership or equity profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or such other equity ownership or equity profit interests in) such Person, or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other equity interests), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "ERISA Affiliate" means any Person that for purposes of Title IV of ERISA is a member of the Borrower's controlled group, or under common control with the Borrower, within the meaning of
         Section 414 of the Internal Revenue Code.

                  "ERISA Event" means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of
         ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA;
         (f) the failure by the Borrower or any of its ERISA Affiliates to make a payment to a Plan if the conditions for the imposition of a lien under Section 302(f)(1) of ERISA are satisfied; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that could constitute grounds for the termination of, or the appointment of a trustee to administer, a Plan.

                  "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

                  "Eurodollar Rate" means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) appearing on Dow Jones Markets Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period or, if for any reason such rate is not available, the rate at which deposits in U.S. dollars are offered by the principal office of the Administrative Agent in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the Administrative Agent's Eurodollar Rate Advance comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

                  "Eurodollar Rate Advance" means an Advance that bears interest as provided in Section 2.06(a)(ii).

                  "Eurodollar Rate Reserve Percentage" for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

                  "Events of Default" has the meaning specified in
         Section 6.01.

                  "Excluded Person" means (i) Linda J. Wachner or (ii) any trust of which Linda J. Wachner is the sole trustee or is a trustee with effective control over the voting stock held by such trust or over the management or policies of Group (or, in case of her death or disability, another trustee of comparable experience and ability selected by the Borrower within 180 days thereafter after consultation with the Administrative Agent).

                  "Excluded Subsidiary" means, provided that the terms of the Trust Stock preclude the issuance of a guaranty, the Trust, provided, that neither Group nor the Borrower nor any of their Subsidiaries shall make any additional Investments in the Trust other than those Investments which existed on the date of the Five Year Waiver and those Investments necessary to pay its normal operating expenses in the ordinary course of business.

                  "Excluded Taxes" means, in the case of each Lender, franchise taxes and taxes upon or determined by reference to such Lender's net income (including, without limitation, branch profit taxes), in each case imposed by the United States or any political subdivision or taxing authority thereof or therein or by any jurisdiction in which such Lender has its Applicable Lending Office, is resident or in which such Lender is organized or has its principal or registered office and, in the case of each Agent, franchise taxes and net income taxes upon or determined by reference to such Agent's net income (including, without limitation, branch profits taxes) imposed by the United States or by the state or foreign jurisdiction under the laws of which such Agent is organized (or by any political subdivision of such state or foreign jurisdiction), is resident or has its principal or registered office.

                  "Existing Debt" means the Debt described in Schedule II hereto.

                  "Existing Five Year Credit Agreement" means the Credit Agreement dated as of August 12, 1997 as amended and restated by the Amended and Restated Credit Agreement dated as of November __, 1999 among the Borrower, the lenders party thereto, Scotiabank and SSB, as co-lead arrangers and co-book managers, Citibank, as Syndication Agent, Commerzbank, as documentation agent, and Scotiabank, as administrative agent, competitive bid agent, swing line bank and an issuing bank, as such agreement may be amended, modified, extended, renewed, refinanced, replaced or otherwise supplemented through the date hereof and from time to time.

                  "Facility" means, at any time, the aggregate amount of the Lenders' Commitments at such time.

                  "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

                  "Fiscal Quarter" means a fiscal quarter of Group and its Consolidated Subsidiaries ending on or about March 31, June 30, September 30 or December 31 of each year.

                  "Fiscal Year" means a fiscal year of Group and its Consolidated Subsidiaries ending on or about December 31 of each year.
                  "Five Year Waiver" means the Letter Waiver dated as of October 14, 1997 to the Existing Five Year Credit Agreement.

                  "GAAP" has the meaning specified in Section 1.03.

                  "Group" has the meaning specified in the recital of parties to this Agreement.

                  "Group Guaranty" has the meaning specified in Section 3.01(f)(i).

                  "Guaranties" means the Group Guaranty and the Subsidiary Guaranty.

                  "Guarantors" means Group and each of its Domestic Subsidiaries that are Material Subsidiaries (other than the Borrower and each Excluded Subsidiary) and each other Subsidiary which is required to guarantee the Borrower's Obligations under the Loan Documents pursuant to Section 5.01(j).

                  "Hazardous Materials" means petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, radon gas and any other chemicals, materials or substances designated, classified or regulated as being "hazardous" or "toxic", or words of similar import, under any Environmental Law.

                  "Hedge Agreements" means Currency Hedge Agreements and Interest Rate Hedge Agreements.

                  "Indebtedness for Borrowed Money" of any Person means all Debt of such Person for borrowed money or evidenced by notes, bonds, debentures or other similar instruments (other than Trust Stock in a face amount of not more than $120,000,000), all Obligations of such Person for the deferred purchase price of any property, service or business (other than trade accounts payable (including the Trade Credit Facility and other similar financing arrangements to the extent that the aggregate principal amount of Debt, including loans, acceptances and letters of credit thereunder, does not exceed $550,000,000 (it being understood and agreed that to the extent that the principal amount of Debt under the Trade Credit Facility and other similar financing arrangements exceeds $550,000,000, a pro-rata portion of such excess (calculated by reference to the relative amount of loans constituting such Debt) shall be included in this definition of "Indebtedness for Borrowed Money")) incurred in the ordinary course of business and constituting current liabilities), and all Obligations of such Person under Capitalized Leases (limited in each case to the principal amount thereof).

                  "Indemnified Party" has the meaning specified in Section 8.04(b).

                  "Initial Lenders" has the meaning specified in the recital of parties to this Agreement.

                  "Insufficiency" means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in
         Section 4001(a)(18) of ERISA.

                  "Interest Expense" means, with respect to any Person for any period of measurement, the excess, if any, of (i) interest expense (whether cash or accretion) of such Person during such period determined in accordance with GAAP, and shall include in any event, without limitation, interest expense with respect to Indebtedness for Borrowed Money, the Trade Credit Facility and payments under Interest Rate Hedge Agreements over (ii) interest income of such Person for such period, including payments received under Interest Rate Hedge Agreements; provided, however, that interest expense for any acquired entity, including Authentic Fitness, for any period beginning prior to the acquisition date shall be such entity's actual interest expense for such period.

                  "Interest Period" means, for each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Advances, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, four, five or six months, or, if available to all Lenders, nine or twelve months, as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

                           (a) the Borrower may not select any Interest Period
                  that ends after the Termination Date;

                           (b) Interest Periods commencing on the same date
                  for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

                           (c) whenever the last day of any Interest Period
                  would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day, unless the Borrower and the Administrative Agent otherwise agree; and

                           (d) whenever the first day of any Interest
                  Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month unless the Borrower and the Administrative Agent otherwise agree.

                  "Interest Rate Hedge Agreements" means interest rate swap, cap or collar agreements, interest rate future or option contracts and other similar agreements

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

                  "Investment" in any Person means any loan or advance to such Person, any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangement pursuant to which the investor incurs Debt of the types referred to in clauses (i) or (j) of the definition of "Debt" in respect of such Person.

                  "Lenders" means the Initial Lenders and each Person that shall become a party hereto pursuant to Section 8.07, including the Designated Lenders, if any; provided, however, that the term "Lender" shall exclude each Designated Lender when used (i) in reference to an Advance or the Commitments or terms relating thereto, except to the extent a Designated Lender is the obligee of an Advance actually funded by such Designated Lender pursuant to Section 2.01 hereof and (ii) in any determination or calculation of Required Lenders, it being understood that for purposes hereof, any Advance made by a Designated Lender shall be deemed to have been made by the applicable Designating Lender.

                  "Lien" means any lien, security interest or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

                  "Loan Documents" means (a) for purposes of this Agreement, the Notes, if any, and any amendments or modifications hereof or thereof and for all other purposes other than for purposes of the Guarantees, (i) this Agreement, (ii) the Notes, if any and (iii) the Guarantees and (b) for purposes of the Guarantees, (i) this Agreement, (ii) the Notes, if any, (iii) the Guarantees and (iv) the Interest Rate Hedge Agreements entered into by Group or the Borrower with Lenders, in the case of each of the foregoing agreements referred to in clause (a) or (b), and any amendments, supplements or modifications hereof or thereof.

                  "Loan Parties" means the Borrower and the Guarantors.

                  "Margin Stock" has the meaning specified in Regulation U.

                  "Material Adverse Change" means any material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of the Borrower or Group and its Subsidiaries taken as a whole.

                  "Material Adverse Effect" means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of (i) the Borrower or Group and its Subsidiaries taken as a whole, (b) the rights and remedies of any Agent or Lender under any Loan Document or (c) the validity or enforceability of any Loan Document.

                  "Material Guarantor" means, at any time, a Guarantor having (i) at least 10% of Consolidated total assets of Group and its Subsidiaries (determined as of the last day of the most recent Fiscal Quarter) or (ii) at least 10% of Consolidated EBITDA of Group and its Subsidiaries for the 12-month period ending on the last day of the most recent Fiscal Quarter.

                  "Material Subsidiary" of any Person means, at any time, a Subsidiary of such Person having (i) at least $15,000,000 in total assets (determined as of the last day of the most recent fiscal quarter of such Person) or (ii) EBITDA of at least $15,000,000 for the 12-month period ending on the last day of the most recent fiscal quarter of such Person.

                  "Merger" has the meaning set forth in the Preliminary Statements.

                  "Moody's" means Moody's Investors Service, Inc.

                  "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

                  "Multiple Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and at least one Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under
         Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Net Cash Proceeds" means, with respect to any Sale of any asset or the incurrence or issuance of any Indebtedness for Borrowed Money or the issuance of any Equity Interest by any Person, the aggregate amount of cash received from time to time (whether as initial consideration or through payment or disposition of deferred consideration) by or on behalf of such Person in connection with such transaction after deducting therefrom only (without duplication) (a) reasonable and customary brokerage commissions, underwriting fees and discounts, legal fees, finder's fees and other similar fees and commissions, (b) the amount of taxes payable in connection with or as a result of such transaction and (c) the amount of any Debt secured by a Lien on such asset that, by the terms of the agreement or instrument governing such Debt, is required to be repaid upon such disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at or about the time of receipt of such cash, actually paid to a Person that is not an Affiliate of such Person or any Loan Party or any Affiliate of any Loan Party and are properly attributable to such transaction or to the asset that is the subject thereof; provided, however, that in the case of taxes that are deductible under clause (b) above but for the fact that, at the time of receipt of such cash, such taxes have not been actually paid or are not then payable, such Loan Party or such Subsidiary may deduct an amount (the "Reserved Amount") equal to the amount reserved in accordance with GAAP for such Loan Party's or such Subsidiary's reasonable estimate of such taxes, other than taxes for which such Loan Party or such Subsidiary is indemnified, provided further, however, that, at the time such taxes are paid, an amount equal to the amount, if any, by which the Reserved Amount for such taxes exceeds the amount of such taxes actually paid shall constitute "Net Cash Proceeds" of the type for which such taxes were reserved for all purposes hereunder.

                  "New Five Year Credit Agreement" means the Five Year Credit Agreement expected to be entered into by the Borrower, the lenders party thereto, Scotiabank and SSB, as co-lead arrangers and co-book runners, Citibank, as syndication agent, Societe Generale and Commerzbank A.G. as co-documentation agents, and Scotiabank, as administrative agent and competitive bid agent, as such agreement may be amended, modified, extended, renewed, refinanced, replaced or otherwise supplemented from time to time.

                  "Note" has the meaning specified in Section 2.16.

                  "Notice of Borrowing" has the meaning specified in
         Section 2.02(a).

                  "Obligation" means, with respect to any Person, any obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in
         Section 6.01(e). Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by any Loan Party under any Loan Document and (b) the obligation to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

                  "Other Taxes" has the meaning specified in Section 2.12(b).

                  "PBGC" means the Pension Benefit Guaranty Corporation (or any successor).

                  "Permitted Liens" means the following:

                           (a) Liens, other than in favor of the PBGC,
                  arising out of judgments or awards in respect of which Group or any of its Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which it shall have secured a subsisting stay of execution pending such appeal or proceedings for review, provided it shall have set aside on its books adequate reserves, in accordance with GAAP, with respect to such judgment or award and provided further that the aggregate amount secured by such Liens does not exceed $5,000,000 in any one case or $10,000,000 in the aggregate;

                           (b) Liens for taxes, assessments or governmental
                  charges or levies, provided payment thereof shall not at the time be required in accordance with the provisions of
                  Section 5.01(b) and such amount, when taken together with any amount payable under Section 5.01(b) as to which any Lien has been attached as described in the last phrase thereof, shall not exceed $10,000,000;

                           (c) deposits, Liens or pledges to secure
                  payments of workmen's compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations, or the performance of bids, tenders, leases, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay or appeal bonds, or other similar obligations arising in the ordinary course of business;

                           (d) mechanics', workmen's, repairmen's,
                  warehousemen's, vendors' or carriers' Liens or other similar Liens arising in the ordinary course of business and securing sums which are not past due, or deposits or pledges to obtain the release of any such Liens;

                           (e) statutory landlord's Liens under leases to which
                  Group or any of its Subsidiaries is a party;

                           (f) any Lien constituting a renewal, extension
                  or replacement of a Lien constituting a Permitted Lien, but only if at the time such Lien is granted and immediately after giving effect thereto, no Default would exist;

                           (g) leases or subleases granted to other Persons
                  not materially interfering with the conduct of the business of Group and its Subsidiaries, taken as a whole;

                           (h) zoning restrictions, easements, rights of
                  way, licenses and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the normal operation of the business of Group or any of its Subsidiaries or the value of such property for the purpose of such business; and

                           (i) statutory or common law Liens (such as
                  rights of set-off) on deposit accounts of Group and its Subsidiaries and other Liens under the L/C Related Documents (as defined in the Existing Five Year Credit Agreement).

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

                  "Plan" means a Single Employer Plan or a Multiple Employer
         Plan.

                  "Pro Rata Share" of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender's Commitment at such time and the denominator of which is the Facility at such time.

                  "Purchaser" has the meaning set forth in the Preliminary Statements.

                  "Redeemable" means, with respect to any capital stock, Debt or other right or Obligation, any such right or Obligation that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

                  "Register" has the meaning specified in Section 8.07(g).

                  "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                  "Required Lenders" means, at any time, Lenders owed or holding more than 50% of the sum of (a) the aggregate principal amount of the Advances outstanding at such time and (b) the aggregate Unused Commitments at such time; provided, however, if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (i) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time and (ii) the Unused Commitment of such Lender at such time and provided further that for purposes of this definition, any Advance made by a Designated Lender shall be deemed to have been made by its applicable Designating Lender.

                  "Sale" has the meaning specified in Section 2.05(b).

                  "S&P" means Standard & Poor's Ratings Group, currently a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                  "Scotiabank" has the meaning specified in the recital of parties to this Agreement.

                  "Single Employer Plan" means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any of its ERISA Affiliates and no Person other than the Borrower and its ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

                  "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. The term "wholly owned Subsidiary" shall exclude any directors' or officers' qualifying shares which may be outstanding.

                  "Subsidiary Guaranty" has the meaning specified in Section 3.01(f)(ii).

                  "Surviving Corporation" has the meaning set forth in the Preliminary Statements.

                  "Syndication Agent" has the meaning specified in the recital of parties to this Agreement.

                  "Tangible Assets" means total assets minus goodwill and intangibles, in each case determined in accordance with GAAP.

                  "Taxes" has the meaning specified in Section 2.12(a).

                  "Tender Offer" has the meaning set forth in the Preliminary Statements.

                  "Termination Date" means the earlier of October 8, 2000 and the date of termination in whole of the Commitments pursuant to Section 2.04 or 6.01.

                  "Trade Credit Facility" means the revolving loan facility under the Sixth Amended and Restated Credit Agreement dated as of November 19, 1999 among the Borrower, certain lenders party thereto and Scotiabank, as agent for said lenders, as each such agreement has been amended to date and the same may be amended, extended, renewed, refinanced, replaced or otherwise modified from time to time.

                  "Trust" means Designer Finance Trust, a trust formed under the laws of Delaware.

                  "Trust Stock" means the Trust Originated Preferred Securities issued by the Trust.

                  "Type" refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

                  "Unused Commitment" means, with respect to any Lender at any time,

              (a) such Lender's Commitment at such time minus

              (b) the sum of the aggregate principal amount of all Advances made by such Lender and outstanding at such time. "Voting Stock" means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                  SECTION 1.02. Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

                  SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(f) ("GAAP").


                                   ARTICLE II

                        AMOUNTS AND TERMS OF THE ADVANCES

                  SECTION 2.01. The Advances. (a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances to the Borrower from time to time on any Business Day during the period from the Effective Date until the Termination Date in an amount for each such Advance not to exceed such Lender's Unused Commitment at such time. Each Borrowing shall be in an aggregate amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof and shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

                  (b) For any Lender which is a Designating Lender, any Advance to be made by such Lender may from time to time and upon notice to the Administrative Agent, be made by its Designated Lender pursuant to the terms hereof in such Designating Lender's sole discretion, and nothing herein shall constitute a Commitment to make Advances by such Designated Lender; provided, that (i) if any Designated Lender elects not to, or fails for any reason whatsoever to, make such Advance, its Designating Lender hereby agrees that it shall make such Advance pursuant to the terms hereof and (ii) notwithstanding anything to the contrary, neither the designation of a Designated Lender, the election or other determination that a Designated Lender will make any Advance nor any other condition or circumstance relating to the Designated Lender shall in any way release, diminish or otherwise affect the relevant Designating Lender's Commitment or any of its other obligations hereunder or under any other Loan Document or any rights of the Borrower, any Agent or any Lender with respect to such Designating Lender. Any Advance actually funded by a Designated Lender shall constitute a utilization of the Commitment of the Designating Lender for all purposes hereunder.

                  SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier or telex. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telephone, confirmed immediately in writing, or telecopier or telex, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing, and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. The Borrower may not give to the Administrative Agent more than two Notices of Borrowing in any calendar month. Each Lender shall, before 12:00 Noon (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent's Account, in same day funds, such Lender's ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Borrower's Account.

                  (b) Anything in subsection (a) above to the contrary notwithstanding, (i) the Borrower may not select Eurodollar Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $10,000,000 or if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.08, 2.09 or 2.10 and
(ii) the Advances may not be outstanding as part of more than 6 separate Borrowings.

                  (c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

                  (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section
2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, the Administrative Agent agrees to give prompt notice thereof to the Borrower (provided that failure to give such notice shall not affect the obligations of the Borrower under this
Section 2.02(d)), and such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.06 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Advance as part of such Borrowing for purposes of this Agreement.

                  (e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

                  SECTION 2.03. Repayment of Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate outstanding principal amount of the Advances then outstanding.

                  SECTION 2.04. Termination or Reduction of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that each partial reduction (i) shall be in the aggregate amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their respective Commitments. Upon the termination or reduction of a Commitment (or portion thereof) pursuant to this Section
2.04 or Section 2.05(b), such Commitment (or portion thereof) may not be reinstated.

                  SECTION 2.05. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day's notice in the case of Base Rate Advances and two Business Days' notice in the case of any Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (i) each partial prepayment of the Facility shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) any such prepayment of a Eurodollar Rate Advance made other than on the last day of an Interest Period therefor shall be made together with payment of all amounts, if any, required pursuant to
Section 8.04(c).

                  (b)      Mandatory.  The Borrower shall:

                  (i) on the date of receipt of Net Cash Proceeds from the sale, transfer or other disposition (a "Sale") of any assets of the Borrower, Group or any of their respective Subsidiaries (other than Sales of assets in accordance with clauses (i), (iv), (v),
         (vii) and (viii) of Section 5.02(d)) that individually or in the aggregate exceed $150,000,000 from the date hereof, provided that Sales of assets in accordance with clause (iii) of Section 5.02(d) shall be included in this Section 2.05(b)(i) only to the extent that the outstanding amount of advances against receivables which are the subject of a transaction described in clause (iii) of
         Section 5.02(a) shall be increased above $200,000,000 after the date hereof; and

                  (ii) on the date of receipt of the Net Cash Proceeds by the Borrower, Group or any of their respective Subsidiaries from the incurrence or issuance by the Borrower, Group or any such Subsidiary of any Indebtedness for Borrowed Money (other than in the ordinary course of business) or from the issuance by the Borrower, Group or any such Subsidiary of any Equity Interests (other than Equity Interests issued for the sole purpose of financing an acquisition) or issued to Group, the Borrower or a Subsidiary of Group, apply 100% of such Net Cash Proceeds to prepay the outstanding aggregate principal amount of the Advances, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid. Upon such prepayment, the Commitments of the Lenders shall automatically be terminated ratably in an aggregate amount equal to such Net Cash Proceeds.

                  SECTION 2.06. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

                  (i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time plus (y) the Applicable Margin in effect from time to time, payable in arrears quarterly on the first day of each January, April, July and October during such periods.

                  (ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (x) the Eurodollar Rate for such Interest Period for such Advance plus (y) the Applicable Margin in effect from time to time, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

                  (b) Default Interest. Upon the occurrence and during the continuance of an Event of Default, the Borrower shall pay interest on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (a)(i) or (a)(ii) above, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (a)(i) or (a)(ii) above and (ii) to the fullest extent permitted by law, the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause
(a)(i) above.

                  SECTION 2.07. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of the Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable quarterly on the first day of each January, April, July and October, commencing January 7, 2000, and on the Termination Date, at the rate per annum equal to the Applicable Percentage in effect from time to time on the average daily Unused Commitment of such Lender; provided, however, (i) that any commitment fee accrued with respect to any of the Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time and (ii) that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

                  (b) Agents' Fees. The Borrower shall pay to each of the Agents for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

                  SECTION 2.08. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.08, 2.09 and 2.10, Convert all Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(b) and no Conversion of any Advances shall result in more separate Borrowings than permitted under
Section 2.02(b). Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted, and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for each such Advance. Each notice of Conversion shall be irrevocable and binding on the Borrower.

                  (b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $10,000,000, such Advances shall automatically Convert into Base Rate Advances.

                  (ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

                  (iii) Upon the occurrence and during the continuance of any Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

                  SECTION 2.09. Increased Costs, Etc. (a) If, due to either
(i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost (other than in taxes, including interest, additions to tax and penalties relating thereto, except to the extent that the same are required to be paid pursuant to Section 2.12 hereof) to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding for purposes of this Section 2.09 any such increased costs resulting from (x) Taxes, Other Taxes, Excluded Taxes or taxes excluded from the definitions of Taxes or Other Taxes in Section 2.12(e) or from indemnification pursuant to Section 2.12(f) (as to which Section 2.12 shall govern) and (y) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that, before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender and provided further that the Borrower's obligations to any Designated Lender hereunder shall be limited as set forth in Section 8.04(e). A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error. (b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend, provided, however, that the Borrower's obligations to any Designated Lender hereunder shall be limited as set forth in
Section 8.04(e). A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

                  (c) If, with respect to any Eurodollar Rate Advances,
Lenders (other than Designated Lenders) owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative
Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost (excluding for purposes of this Section 2.09 any such increased costs resulting from (i) Taxes, Other
Taxes, Excluded Taxes or taxes excluded from the definitions of Taxes or Other Taxes in Section 2.12(e) or from indemnification pursuant to Section 2.12(f) (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof) to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

                  SECTION 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender (other than a Designated Lender) shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) each Eurodollar Rate Advance will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make Eurodollar Rate Advances or to Convert Advances into Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist; provided that if it becomes unlawful for any Designated Lender or its Eurodollar Lending Office to perform its obligations hereunder to make or fund or maintain Eurodollar Rate Advances, such Designated Lender shall immediately assign its rights and obligations with respect to such Advance to its applicable Designating Lender.

                  SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, if any, irrespective of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent's Account in same day funds. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment fees ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any Notes issued in connection therewith in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

                  (b) If the Administrative Agent receives funds for application to the Obligations under the Loan Documents under circumstances for which the Loan Documents do not specify the Advances to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each Lender ratably in accordance with such Lender's proportionate share of the principal amount of all outstanding Advances, in repayment or prepayment of such of the outstanding Advances or other Obligations owed to such Lender, and for application to such principal installments, as the Administrative Agent shall direct.

                  (c) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note, if any, held by such Lender, to charge from time to time against any or all of the Borrower's accounts with such Lender any amount so due.

                  (d) All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Federal Funds Rate and fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (e) Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

                  (f) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

                  SECTION 2.12. Taxes. (a) Any and all payments by the Borrower hereunder or under any Notes shall be made, in accordance with
Section 2.11, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, Excluded Taxes (all such non-Excluded Taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Lender or any Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and
(iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

                  (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or under any Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any Note (hereinafter referred to as "Other Taxes").

                  (c) The Borrower will indemnify each Lender and each Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or such Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor, including in such demand an identification of the Taxes or Other Taxes (together with the amounts thereof) with respect to which such indemnification is being sought.

                  (d) Within 30 days after the date of any payment of Taxes, the Borrower will furnish to the Administrative Agent and the Documentation Agent, at their respective addresses referred to in Section 8.02, the original or a certified copy of a receipt evidencing payment thereof. In the case of any payment hereunder or under any Notes by or on behalf of the Borrower through an account or branch outside the United States or on behalf of the Borrower by a payor that is not a United States person, if the Borrower determines that no Taxes are payable in respect thereof, the Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent and the Documentation Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms "United States" and "United States person" shall have the meanings specified in Section 7701 of the Internal Revenue Code.

                  (e) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender, and on the date of the Assignment and Acceptance or Designation Agreement pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Lender remains lawfully able to do so), shall provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service forms 1001, 4224 or W-8 as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or the Notes, if any. If any Lender which is not a "United States person" determines that it is unable to submit to the Borrower or the Administrative Agent any form or certificate that such Lender is otherwise required to submit pursuant to this Section 2.12, or that it is required to withdraw or cancel any such form or certificate, or that any such form or certificate previously submitted has otherwise become ineffective or inaccurate, such Lender shall promptly notify the Borrower and the Administrative Agent of such fact. In addition, if a Lender provides a form W-8 (or any successor or related form) to the Administrative Agent and the Borrower pursuant to this Section 2.12, such Lender shall also provide a certificate stating that such Lender is not a "bank" within the meaning of section 881(c)(3)(A) of the Internal Revenue Code of 1986 and shall promptly notify the Administrative Agent and the Borrower if such Lender determines that it is no longer able to provide such certification. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection (a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. Upon the reasonable request of the Borrower or the Administrative Agent, each Lender that has not provided the forms or other documents, as provided above, on the basis of being a United States person shall submit to the Borrower and the Administrative Agent a certificate to the effect that it is such a "United States person" (as defined in Section 7701(a)(30) of the Internal Revenue Code).

                  (f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form described in
Section 2.12(e) (other than if such failure is due to a change in law occurring subsequent to the date on which such Lender became a Lender hereunder, or if such form otherwise is not required under the first sentence of subsection (e) above because the Borrower has not requested in writing such form subsequent to the date on which such Lender became a Lender hereunder), such Lender shall not be entitled to indemnification under Section 2.12(a) or (c) with respect to Taxes imposed by the United States; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

                  (g) Any Lender or Agent claiming any additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Eurodollar Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                  (h) Within 60 days after the written request of the Borrower, each Lender or Agent shall execute and deliver to the Borrower such certificates or forms as are reasonably requested by the Borrower in such request, which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrower in applying for refunds of Taxes paid by the Borrower hereunder or making payment of Taxes hereunder; provided, however, that no Lender or Agent shall be required to furnish to the Borrower and financial or other information which it considers confidential. The cost of preparing any materials referred to in the previous sentence shall be borne by the Borrower. If a Lender or Agent determines in good faith that it has received a refund of any Taxes or Other Taxes with respect to which Borrower has made a payment of additional amounts, such Lender or Agent shall pay to the Borrower an amount that such Lender or Agent determines in good faith to be equal to the net benefit, after tax, that was obtained by such Lender or Agent (as the case may be) as a consequence of such refund.

                  (i) All obligations of the Borrower owed to any Designated Lender pursuant to this Section 2.12 shall be limited to the amount that the Borrower would be obligated to pay to such Designated Lender's applicable Designating Lender but for such designation, as set forth in Section 8.04(e).

                  SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of Obligations owing to it (other than pursuant to Section 2.09, 2.12 or 8.04(c)) in excess of its ratable share of payments on account of the Obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in Obligations owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this
Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

                  SECTION 2.14. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to pay the holders of Authentic Fitness Stock the cash consideration for their shares in the Tender Offer and the Merger, to refinance the Existing Debt, to pay severance and other reorganization expenses in connection with the Tender Offer and the Merger and to pay fees and expenses in connection with the Tender Offer and the Merger.

                  SECTION 2.15. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the Obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its Obligation to make any such payment against the Obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be a Base Rate Advance and shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

                  (b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other
Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted
Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Lenders, ratably in accordance with the respective portions of such Defaulted Amounts payable at such time to the Administrative Agent and such other Lenders and, if the amount of such payment made by the Borrower shall at such time be insufficient to pay all Defaulted Amounts owing at such time to the Administrative Agent and the other Lenders, in the following order of priority: (i) first, to the Agents for any Defaulted Amount then owing to the Agents; and

                  (ii) second, to any other Lenders for any Defaulted Amounts then owing to such other Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such other Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining, after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b), shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

                  (c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with the Administrative Agent, in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Administrative Agent's standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to any Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

                  (i) first, to the Agents for any amount then due and payable by such Defaulting Lender to the Agents hereunder;

                  (ii) second, to any other Lenders for any amount then due and payable by such Defaulting Lender to such other Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such other Lenders; and

                  (iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

                  (d) The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

                  SECTION 2.16. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a promissory note substantially in the form of Exhibit A hereto (each a "Note"), payable to the order of such Lender in a principal amount equal to the Commitment of such Lender.

                  (b) The Register maintained by the Administrative Agent pursuant to Section 8.07(g) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender's share thereof.

                  (c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.


                                   ARTICLE III

                     CONDITIONS TO EFFECTIVENESS AND LENDING

                  SECTION 3.01. Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the
"Effective Date") on which the following conditions precedent have been satisfied:

                  (a) All governmental and third party consents and approvals necessary in connection with the Loan Documents shall have been obtained (without the imposition of any conditions that are not acceptable to the Lenders) and shall remain in effect, all applicable waiting periods shall have expired without any action being taken by any competent authority and no law or regulation shall be applicable in the reasonable judgment of the Lenders that restrains, prevents or imposes materially adverse conditions on the Loan Documents.

                  (b) The Borrower shall have paid all accrued and invoiced fees and expenses of the Agents and the Lenders (including the accrued and invoiced fees and expenses of counsel to the Agents).

                  (c) On the Effective Date, the following statements shall be true and the Administrative Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of the Borrower, dated the Effective Date, stating that:

                           (i)  The representations and warranties
                  contained in each Loan Document are correct on and as of the Effective Date, and

                           (ii) No event has occurred and is continuing
                  that constitutes a Default.

                  (d) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

                           (i) A guaranty in substantially the form of
                  Exhibit F (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Group Guaranty"), duly executed by Group.

                           (ii) A guaranty in substantially the form of
                  Exhibit G (together with each other guaranty delivered pursuant to Section 5.01(k), in each case as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Subsidiary Guaranty"), duly executed by the Guarantors (other than Group).

                           (iii) Certified copies of the resolutions of the
                  Board of Directors of the Borrower and each other Loan Party approving this Agreement and each other Loan Document to which it is or is to be a party and the transactions contemplated hereby, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement and each other Loan Document.

                           (iv) A certificate of the Secretary or an
                  Assistant Secretary of the Borrower and each other Loan Party certifying the names and true signatures of the officers of the Borrower and such other Loan Party authorized to sign this Agreement, each other Loan Document to which they are or are to be parties and the other documents to be delivered hereunder and thereunder.

                           (v) If requested by any Lender, a Note to the
                  order of such Lender.

                  SECTION 3.02. Conditions Precedent to Initial Borrowing. The obligation of each Lender to make an Advance on the occasion of the initial Borrowing shall be subject to the further conditions precedent that on the date of such Borrowing:

                  (a) Before and immediately after giving effect to the Tender Offer or the Merger, as the case may be, there shall have occurred no Material Adverse Change since January 2, 1999 or there shall have occurred no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Authentic Fitness and its Subsidiaries taken as a whole since July 3, 1999, and all information by or on behalf of the Borrower to the Lenders shall be true and correct in all material aspects.

                  (b) If a Tender Offer is initiated, the Arrangers shall be reasonably satisfied that the Tender Offer Condition (as defined below) is met simultaneously with the application of the proceeds of the initial Borrowing. The "Tender Offer Condition" shall be met if (i) the Purchaser shall acquire shares of Authentic Fitness Stock having sufficient voting power to enable the Purchaser, voting without any other shareholders of Authentic Fitness, to approve the Merger and (ii) the terms of such Merger permit the remaining shareholders of Authentic Fitness to receive cash consideration without approval from any regulatory authority and permit the Merger to be effected in accordance with its terms.

                  (c) All material governmental and third party consents and approvals necessary in connection with the Tender Offer, if any (including, without limitation, those consents and approvals with respect to outstanding debt or credit facilities of Authentic Fitness that relate to change of control as a result of the Tender Offer and the Merger), the delivery and performance of the Guaranties by the Guarantors and the other transactions contemplated hereby shall have been obtained (without the imposition of any conditions that are not reasonably acceptable to the Lender Parties) and shall remain in effect; all applicable waiting periods shall have expired without any action being taken by any competent authority; and no law or regulation shall be applicable that restrains, prevents or imposes materially adverse conditions upon the Tender Offer, the Merger, the Guaranties or the other transactions contemplated hereby.

                  (d) The Lender Parties shall be reasonably satisfied with the corporate and legal structure and capitalization of the Borrower, the Purchaser and the Guarantors and the proposed corporate and legal structure of the Surviving Corporation, including, without limitation, the charter and by-laws of the Purchaser and the proposed charter and by-laws of the Surviving Corporation and each agreement or instrument relating thereto.

                  (e) The Administrative Agent shall have received on or before the date of the initial Borrowing the following, each dated such date, in form and substance satisfactory to the Administrative Agent and in sufficient copies for each Lender:

                           (i) A favorable opinion of Skadden, Arps, Slate,
                  Meagher & Flom LLP, special counsel for the Loan Parties, in substantially the form of Exhibit E-1 hereto with such changes as may approved by the Administrative Agent and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                           (ii) A favorable opinion of Stanley P.
                  Silverstein, General Counsel for the Borrower, in substantially the form of Exhibit E-2 hereto with such changes as may approved by the Administrative Agent and as to such other matters as any Lender through the Administrative Agent may reasonably request.

                           (iii) A favorable opinion of Shearman &
                  Sterling, counsel for the Arrangers, in form and substance reasonably satisfactory to the Arrangers.

                           (iv) The Existing Five Year Credit Agreement,
                  duly executed by all parties required thereunder and the Trade Credit Facility, duly executed by all parties required thereunder, in each case, substantially in the form of the most recent draft of such agreement existing on or prior to the Effective Date, with such changes as may be reasonably acceptable to the Arrangers.

                           (v) Copies of amendments to such of the other
                  credit facilities of the Borrower and Group and their respective Subsidiaries which are necessary to make such facilities consistent with the Existing Five Year Credit Agreement, in form and substance reasonably satisfactory to the Arrangers.

                  SECTION 3.03. Conditions Precedent to Each Borrowing. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Borrowing shall constitute a representation and warranty by the Borrower that on the date of such Borrowing such statements are true):

                           (a) the representations and warranties contained
                  in each Loan Document are correct in all material respects on and as of the date of such Borrowing, before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case such representations and warranties shall have been correct as of such specific date, and

                           (b) no event has occurred and is continuing, or
                  would result from such Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                  SECTION 3.04. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by Loan Documents shall have received notice from such Lender prior to the date that the Borrower, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto. The Administrative Agent shall promptly notify the Lenders of the occurrence of the Effective Date. ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  SECTION 4.01. Representations and Warranties of the Borrower. Each of Group and the Borrower represents and warrants as follows:

                  (a) Each Loan Party (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (b) Set forth on Schedule 4.01(b) hereto is a complete and accurate list of all Subsidiaries of each Loan Party, showing as of the date hereof (as to each such Subsidiary) whether or not such Subsidiary is a wholly-owned Subsidiary. Each such Subsidiary
         (i) is a corporation duly organized, a limited liability company or a trust duly formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) is duly qualified and in good standing as a foreign corporation, limited liability company or trust in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not have a Material Adverse
         Effect and (iii) has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.

                  (c) The execution, delivery and performance by each Loan Party of this Agreement and each other Loan Document to which it is or is to be a party, and the consummation of the transactions contemplated hereby are, within such Loan Party's corporate powers, have been duly authorized by all necessary corporate action, and do not (i) contravene such Loan Party's charter or by-laws, (ii) violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their respective properties or (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries. No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which is or would be reasonably likely to have a Material Adverse Effect.

                  (d) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery, recordation, filing or performance by any Loan Party of this Agreement or any other Loan Document to which it is or is to be a party, or for the consummation of the transactions contemplated hereby.

                  (e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

                  (f) (i) The Consolidated balance sheets of Group and its Subsidiaries as at January 2, 1999, and the related Consolidated statements of operations, stockholders' equity and cash flow of Group and its Subsidiaries for the fiscal years then ended, accompanied by an opinion of PricewaterhouseCoopers LLP, independent public accountants, and the Consolidated balance sheet of Group and its Subsidiaries as at July 3, 1999, and the related Consolidated statements of operations, stockholders' equity and cash flow of Group and its Subsidiaries for the six months then ended, duly certified by the chief financial officer of Group, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at July 3, 1999, and said statements of operations, stockholders' equity and cash flow for the six months then ended, to year-end audit adjustments, the Consolidated financial condition of Group and its Subsidiaries as at such dates and the Consolidated results of the operations of Group and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and (ii) since January 2, 1999, there has been no Material Adverse Change.

                  (g) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any court, governmental agency or arbitrator that (i) purports to affect the legality, validity or enforceability of this Agreement, any other Loan Document or (ii) is or would be reasonably likely to have a Material Adverse Effect, except, in the case of this clause (ii), for any such action, suit, investigation, litigation or proceeding described on Schedule 4.01(g) hereto.

                  (h) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, except for Authentic Fitness Stock.

                  (j) Neither any Loan Party nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

                  (k) For any date on or before December 31, 1999, the Borrower has, and as soon as practicable after the Control Date, Authentic Fitness will have (i) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by suppliers, vendors and customers) that could be adversely affected by the risk that computer applications used by such Person or any of its Subsidiaries (or suppliers, vendors and customers) may be unable to recognize and perform properly date- sensitive functions involving certain dates prior to and any date after December 31, 1999 (the "Year 2000 Problem"), (ii) developed a plan and timetable for addressing the Year 2000 problem on a timely basis and (iii) to date, implemented that plan in accordance with such timetable. Based on the foregoing, each such Person believes that all of its computer applications that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect. ARTICLE V

                            COVENANTS OF THE BORROWER

                  SECTION 5.01. Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Group and the Borrower will:

                  (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure so to comply would not have a Material Adverse Effect.

                  (b) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, would reasonably be likely to by law become a Lien upon its property; provided, however, that neither Group nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors so long as any such amount, when taken together with any amount required to be paid as described in clause (b) of the definition of "Permitted Liens", shall not exceed $10 million.

                  (c) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which it or such Subsidiary operates.

                  (d) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises; provided, however, that Group and its Subsidiaries may consummate the Merger and any other merger, consolidation or voluntary dissolution or liquidation permitted under Section 5.02(b).

                  (e) Visitation Rights. At any reasonable time and from time to time, permit any Agent or any of the Lenders or any agents or representatives thereof, upon reasonable notice to the Borrower to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of its Subsidiaries with any of their officers or directors and with their independent certified public accountants.

                  (f) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

                  (g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

                  (h) Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, other than with respect to transactions among Group and/or its wholly owned Subsidiaries, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are no less favorable to Group or such Subsidiary than it would obtain in a comparable arm's-length transaction with a Person not an Affiliate, provided, however, that the foregoing restriction shall not apply to transactions pursuant to any agreement referred to in Section 5.02(a)(ii), and provided further that the Borrower shall not engage in any transaction with any such Subsidiary that would render such Subsidiary insolvent or cause a default under, or a breach of, any material contract to which such Subsidiary is a party.

                  (i) Reporting Requirements. Furnish to the Lenders (and for purposes hereof, any Designated Lender shall be deemed to have received the following information from its Designating Lender):

                           (i) as soon as available and in any event within
                  50 days after the end of each of the first three quarters of each Fiscal Year, Consolidated balance sheets of Group and its Subsidiaries as of the end of such quarter and Consolidated statements of income and Consolidated statements of cash flows of Group and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer of the Borrower as having been prepared in accordance with generally accepted accounting principles and a certificate of the chief financial officer of Group as to compliance with the terms of this Agreement and setting forth in reasonable detail the calculations necessary to demonstrate compliance with
                  Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                           (ii) as soon as available and in any event
                  within 95 days after the end of each Fiscal Year of Group, a copy of the annual audit report for such year for Group and its Subsidiaries, containing Consolidated balance sheet of Group and its Subsidiaries as of the end of such fiscal year and Consolidated statements of income and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion acceptable to the Required Lenders by any Approved Accounting Firm or by other independent public accountants acceptable to the Required Lenders, and a certificate of the chief financial officer or Group as to compliance with the terms of this Agreement setting forth in reasonable detail the calculations necessary to demonstrate compliance with Section 5.03, provided that in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide, if necessary for the determination of compliance with Section 5.03, a statement of reconciliation conforming such financial statements to GAAP;

                           (iii) as soon as possible and in any event
                  within two Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

                           (iv) promptly after the sending or filing
                  thereof, copies of all reports that the Borrower sends to any of its security holders generally, and copies of all reports and registration statements that Group or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

                           (v) promptly after the commencement thereof,
                  notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Subsidiaries of the type described in
                  Section 4.01(g);

                           (vi) within five Business Days after receipt
                  thereof by any Loan Party, copies of each notice from S&P or Moody's indicating any change in the Debt Rating; and

                           (vii) such other information respecting the Borrower
                  or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

                  (j) Covenant to Guarantee Obligations. At such time as any new direct or indirect Domestic Subsidiary that is a Material Subsidiary (including, without limitation, Authentic Fitness and its Subsidiaries as required by Section 5.01(k) below) is formed or acquired, cause such new Subsidiary that is a wholly owned Subsidiary to (i) within 30 days thereafter or such later time as the Borrower and the Administrative Agent shall agree (but in any event no later than 30 additional days thereafter), duly execute and deliver to the Administrative Agent guarantees, in substantially the form of Exhibit H and otherwise in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Borrower's Obligations under the Loan Documents, provided, however, that the foregoing shall not apply to (A) Excluded Subsidiaries, (B) joint ventures or (C) any Subsidiary organized solely for the purpose of entering into any agreements and transactions referred to in Section 5.02(a)(ii) to the extent that such agreements require that such Subsidiary not be a Guarantor hereunder, and (ii) within 30 days after the delivery of such guarantees or such later time as the Borrower and the Administrative Agent shall agree (but in any event no later than 30 additional days thereafter), deliver to the Administrative Agent a signed copy of a favorable opinion, addressed to the Administrative Agent, of counsel for the Loan Parties acceptable to the Administrative Agent as to the documents contained in clause (i) above, as to such guarantees being legal, valid and binding obligations of such Subsidiaries enforceable in accordance with their terms and as to such other matters as the Administrative Agent may reasonably request.

                  (k) Consummation of Merger. If there is a Tender Offer, cause the Merger to be consummated in compliance with all applicable laws and regulations as soon as practicable after consummation of the Tender Offer and cause Authentic Fitness and its Subsidiaries to become a Guarantor pursuant to Section 5.01(j) as soon as practicable and, in any event, within 30 days after consummation of the Merger.

                  (l) Authentic Fitness. As soon as practicable after consummation of the Merger, cause the commitments under all Existing Debt of Authentic Fitness and its Subsidiaries (other than Debt of Authentic Fitness and its Subsidiaries that become Obligations under the Trade Credit Facility) to be terminated and all such indebtedness to be repaid in full.

                  SECTION 5.02. Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, neither Group nor the Borrower will at any time:

                  (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, other than:

                           (i)  Permitted Liens,

                           (ii) Liens on receivables of any kind (and in
                  property securing or otherwise supporting such receivables) in connection with agreements for limited recourse sales or financings by the Borrower or any of its Subsidiaries or by Designer Holdings or any of its Subsidiaries for cash of such receivables or interests therein, provided that (A) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Board of Directors of Group and (B) such agreement does not create any interest in any asset other than receivables (and property securing or otherwise supporting such receivables), related general intangibles and proceeds of the foregoing,

                           (iii) other Liens securing Debt, including Liens
                  incurred pursuant to subsection (v) below, in an aggregate principal amount outstanding at any time not to exceed 10% of Consolidated Tangible Assets of Group and its Subsidiaries at such time; provided that Liens securing Debt of Authentic Fitness Products Inc. under credit facilities existing on the date that Authentic Fitness becomes a Subsidiary of the Borrower are expressly permitted until the consummation of the acquisition of 100% of the capital stock of Authentic Fitness,

                           (iv) Liens arising from covenants by the
                  Borrower or its Subsidiaries to grant security interests in the assets of Warnaco of Canada Limited or its Subsidiaries (the "Canadian Subsidiaries") to secure Debt of the Canadian Subsidiaries in the event that the Lenders hereunder or lenders under the Existing Five Year Credit Agreement, the New Five Year Credit Agreement or the Trade Credit Facility are granted Liens by Group or its Subsidiaries in their respective assets to secure the Obligations under the Loan Documents, the Existing Five Year Credit Agreement, the New Five Year Credit Agreement or the Trade Credit Facility, as the case may be, and

                           (v)      Liens on Margin Stock.

                  (b) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Subsidiaries (other than Excluded Subsidiaries) to do so or to voluntarily liquidate, except that:

                            (i) the Borrower or the Purchaser and Authentic
                     Fitness may consummate the Merger;

                           (ii) any Subsidiary of Group may merge into or
                  consolidate with any other Subsidiary of Group, provided that if any such Subsidiary is a Domestic Subsidiary of Group, the person formed thereby shall be a direct or indirect wholly owned Domestic Subsidiary of Group;

                           (iii) any Subsidiary of Group may merge into or
                  consolidate with any other Person pursuant to an acquisition, provided that, if any such Subsidiary is a Domestic Subsidiary of Group, the Person formed thereby shall be a direct or indirect wholly owned Domestic Subsidiary of Group;

                           (iv) any Domestic Subsidiary of Group may merge into
                  or consolidate with Group;

                           (v) the Borrower may merge into or consolidate
                  with any other Person so long as the Borrower is the surviving corporation; and

                           (vi) any Subsidiary of Group may voluntarily
                  liquidate and distribute its assets to Group or any direct or indirect wholly owned Domestic Subsidiary of Group, provided, in each case, that no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

                  (c) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries (other than Excluded Subsidiaries) to create, incur, assume or suffer to exist, any Debt if after giving effect thereto the Borrower shall fail to be in compliance with each of the covenants set forth in Section 5.03.

                  (d) Sales, Etc., of Assets. Sell, lease, transfer or otherwise dispose of, or permit any of its Subsidiaries to sell, lease, transfer or otherwise dispose of, any assets, or grant any option or other right to purchase, lease or otherwise acquire any assets, except:

                           (i) sales of inventory in the ordinary course of its
                  business;

                           (ii) sales, leases, transfers or other disposals
                  of assets, or grants of any option or other right to purchase, lease or otherwise acquire assets, following the Effective Date for fair value (valued at the time of any such sale, lease, transfer or other disposal), in an aggregate amount in each Fiscal Year not to exceed 20% per annum of the Consolidated total assets of Group and its Subsidiaries as valued at the end of the preceding Fiscal Year of the Borrower, and the fair value of such assets shall have been determined in good faith by the Board of Directors of Group;

                           (iii) sales of assets on terms customary for
                  comparable transactions in the good faith judgment of the Board of Directors of Group pursuant to agreements referred to in Section 5.02(a)(ii);

                            (iv) transfers of assets between Group and its
                  Subsidiaries;

                             (v) sales of assets listed on Schedule 5.02(d)
                  hereto;

                             (vi) sales of assets and properties of Group and
                  its Subsidiaries in connection with sale-leaseback transactions otherwise permitted hereunder (including, without limitation, under Section 5.02(c));

                            (vii) the sale or discount of accounts (A) owing
                  by Persons incorporated, residing or having their principal place of business in the United States in an aggregate amount not exceeding $10,000,000 in face amount per calendar year or (B) that are past due by more than 90 days, provided that the sale or discount of such accounts is in the ordinary course of Group's business and consistent with prudent business practices;

                           (viii) the licensing of trademarks and trade
                  names by Group or any of its Subsidiaries in the ordinary course of its business, provided that such licensing takes place on an arm's-length basis;

                           (ix) the rental by Group and its Subsidiaries,
                  as lessors, in the ordinary course of their respective businesses, on an arm's-length basis, of real property and personal property, in each case under leases (other than Capitalized Leases); and

                           (x) sales of Margin Stock for fair value as
                  determined in good faith by the Board of Directors of Group.

                  (e) Authentic Fitness. From and after the Control Date and prior to the date that Authentic Fitness becomes a wholly-owned Subsidiary, permit Authentic Fitness to (i) issue any securities, rights or options or (ii) declare or make any dividends or distributions to the holders of Authentic Fitness Stock, except, in each case, as contemplated by the terms of either or both of the Tender Offer and the Merger and otherwise except to the extent any such transactions are entered into and performed in the ordinary course of Authentic Fitness's business as previously conducted and necessary for the prudent operation of Authentic Fitness's business.

                  (f) Nature of Business. Make, or permit any of its Subsidiaries to make, (A) except as otherwise permitted pursuant to subsection (B) below, any change in the nature of its business as carried on at the date hereof in a manner materially adverse to the Agents and the Lender Parties or (B) any investments (except Investments in a net aggregate amount (after giving effect to any dividends or other returns of capital) invested from the date hereof not to exceed $100,000,000) other than in apparel manufacturing or wholesaling businesses or apparel accessories manufacturing or wholesaling businesses or in related retail businesses, provided that, on an annual basis, at least 51% of the revenue of Group and its Subsidiaries on a Consolidated basis is derived from apparel manufacturing or wholesaling businesses or apparel accessories manufacturing or wholesaling businesses.

                  (g) Accounting Changes. Make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies (except as required or permitted by the Financial Accounting Standards Board or generally accepted accounting principles), reporting practices or Fiscal Year.

                  SECTION 5.03. Financial Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, Group and the Borrower will:

                  (a) Leverage Ratio. Maintain, at the end of each Fiscal Quarter a ratio of (x) Indebtedness for Borrowed Money to (y) Consolidated EBITDA of Group and its Subsidiaries for the preceding four Fiscal Quarters of not more than 3.75 to 1.0 for each Fiscal Quarter ending on or before September 30, 2000 and
         3.50 to 1.0 for each Fiscal Quarter thereafter.

                  (b) Coverage Ratio. Maintain, as of the end of each Fiscal Quarter, a ratio of Consolidated EBITDA of Group and its Subsidiaries for the four consecutive Fiscal Quarters then ended to Consolidated Interest Expense of Group and its Subsidiaries for such period of not less than 3.00:1.00.

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  SECTION 6.01. Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

                  (a) The Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or the Borrower or any other Loan Party shall fail to pay any interest on any Advance or make any other payment of fees or other amounts payable under any Loan Document within three Business Days after the same becomes due and payable; or

                  (b) Any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

                  (c) (i) Group or the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d), (j) or (k), 5.02 or 5.03, or (ii) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days (A) after written notice thereof shall have been given to the Borrower by any Agent or any Lender or (B) after any officer of the Borrower obtains knowledge thereof; or

                  (d) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt under the Trade Credit Facility or other Debt that is outstanding in a principal or notional amount of at least $20,000,000 in the aggregate (but excluding Debt outstanding hereunder) of such Loan Party or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption or other than as a result of any event which provides cash to such Loan Party in an amount sufficient to satisfy such redemption or prepayment), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

                  (e) Group, the Borrower or any of their Material Subsidiaries (or any group of Subsidiaries which, in the aggregate, would constitute a Material Subsidiary) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Group, the Borrower or any of their Subsidiaries (or any group of Subsidiaries which, in the aggregate, would constitute a Material Subsidiary) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 30 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or such Loan Party or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

                  (f) Any judgment or order for the payment of money in excess of $20,000,000 shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect unless the payment of such judgment or order is covered by insurance and such insurance coverage is not in dispute; or

                  (g) Any non-monetary judgment or order shall be rendered against any Loan Party or any of its Subsidiaries that could be reasonably expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) any provision of any Loan Document, after delivery thereof pursuant to Section 3.01 or 5.01(k), shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

                  (i) (A) Group shall at any time cease to have legal and beneficial ownership of 100% of the capital stock of the Borrower (except if such parties shall merge); or (B) any Person, or two or more Persons acting in concert, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of Group (or other securities convertible into such Voting Stock) representing 25% or more of the combined voting power of all Voting Stock of Group (other than Excluded Persons); or (C) any Person, or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, the power to exercise, directly or indirectly, a controlling influence over the management or policies of Group, or control over Voting Stock of Group (or other securities convertible into such securities) representing 25% or more of combined voting power of all Voting Stock of Group (other than Excluded Persons); or (D) Linda J. Wachner (or, in the case of her death or disability, another officer or officers of comparable experience and ability selected by the Borrower within 180 days thereafter after consultation with the Administrative Agent) shall cease to be Chairman and Chief Executive Officer of Group and the Borrower); or

                  (j) Any Loan Party or any of its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability in excess of $20,000,000 in the aggregate as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of such Loan Party or any of its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Loan Party or any of its Material Subsidiaries (or any group of Subsidiaries which, in the aggregate, would constitute a Material Subsidiary) under the Federal Bankruptcy Code, (x) the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.


                                   ARTICLE VII

                                   THE AGENTS

                  SECTION 7.01. Authorization and Action. Each Lender hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes, if any), each Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law. Each Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

                  SECTION 7.02. Agents' Reliance, Etc. None of the Agents nor any of their directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement and the other Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, each Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (ii) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement and the other Loan Documents;
(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement and the other Loan Documents on the part of any Loan Party or to inspect the property (including the books and records) of any Loan Party (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of or the other Loan Documents or any other instrument or document furnished pursuant hereto; and
(vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram or telex) believed by it to be genuine and signed or sent by the proper party or parties.

                  SECTION 7.03. Scotiabank, Citibank, Morgan and Affiliates. With respect to its Commitment, the Advances made by it and any Notes issued to it, each of Scotiabank, Citibank and Morgan shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Scotiabank, Citibank and Morgan in their individual capacities. Each of Scotiabank, Citibank and Morgan and their Affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person who may do business with or own securities of any Loan Party or any such Subsidiary, all as if Scotiabank, Citibank and Morgan were not Agents and without any duty to account therefor to the Lenders.

                  SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in
Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

                  SECTION 7.05. Indemnification. Each Lender agrees to indemnify each Agent (to the extent not reimbursed by the Borrower), ratably according to the respective principal amounts of the Advances then owed to each of them (or if no Advances are at the time outstanding or if any Advances are owed to Persons that are not Lenders, ratably according to the respective amounts of their Commitments), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by such Agent under this Agreement or the other Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct; and provided further that no Designated Lender shall be liable for any payment under this Section 7.05 so long as, and to the extent that, its Designating Lender makes such payments on its behalf. The Borrower, the Agents and the other Lenders shall continue to deal solely and directly with the Designating Lender in connection with the Designated Lender's rights and obligations under this Agreement. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Loan Documents, to the extent that such Agent is not reimbursed for such expenses by the Borrower.
SECTION 7.06. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the approval of the Borrower. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Required Lenders' removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

                                  ARTICLE VIII

                                  MISCELLANEOUS

                  SECTION 8.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders (other than the Designated Lenders and other than any Lender which is, at such time, a Defaulting Lender), do any of the following at any time: (i) waive any of the conditions specified in Section 3.01 or, in the case of the initial Borrowing, Section 3.02, (ii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, (iii) release any Material Guarantor, or
(iv) amend this Section 8.01, (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender affected by such amendment, waiver or consent (other than the Designated Lenders and other than any Lender which is, at such time, a Defaulting Lender), (i) reduce the principal of, or interest on, the Advances owed to such Lender or any fees or other amounts payable hereunder to such Lender or (ii) postpone any date fixed for any payment of principal of, or interest on, the Advances owed to such Lender or any fees or other amounts payable hereunder to such Lender and (c) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each affected Lender (other than the Designated Lenders and other than any Lender which is, at such time, a Defaulting Lender), increase the Commitments of such Lender or subject such Lender to any additional obligations; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement. Each Designating Lender shall act as its Designated Lender's agent and attorney in fact and exercise on behalf of its Designated Lender all rights, if any, to vote and to grant and make approvals, waivers, consents or waivers in accordance with this Section
8.01. The Borrower, the Agents and the other Lenders shall continue to deal solely and directly with the Designating Lender in connection with the Designated Lender's rights and obligations under this Agreement. Any request by any Loan Party for an amendment or waiver of any provision of any Loan Document shall be made by such Loan Party by giving a written request therefor to the Administrative Agent.

                  SECTION 8.02. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopy, telex or cable communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, if to the Borrower, at its address at 90 Park Avenue, New York, New York 10016, Attention:
Chief Financial Officer, with a copy to General Counsel; if to any Initial Lender or Agent, at its Domestic Lending Office specified opposite its name on Schedule I hereto, if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, telegraphed, telecopied, telexed or cabled, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to an Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

                  SECTION 8.03. No Waiver; Remedies. No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 8.04. Costs and Expenses. (a) Group and the Borrower agree to pay on demand (i) all reasonable costs and expenses (other than taxes, including interest, additions to tax and penalties relating thereto, except to the extent that the same are required to be paid pursuant to Section 2.12 hereof) of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of the Loan Documents (including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and all other out-of-pocket expenses and (B) the reasonable fees and expenses of counsel for the Agents with respect thereto, with respect to advising the Agents as to their respective rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors' rights generally, and any proceeding ancillary thereto) and (ii) all reasonable costs and expenses (other than taxes, including interest, additions to tax and penalties relating thereto, except to the extent that the same are required to be paid pursuant to Section 2.12 hereof) of the Agents and the Lenders in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or other similar proceeding affecting creditors' rights generally or otherwise (including, without limitation, the reasonable fees and expenses of counsel for the Agents and each Lender with respect thereto).

                  (b) Group and the Borrower agree to indemnify and hold harmless each of the Agents and each Lender (other than any Designated
Lender to the extent such indemnification obligation exceeds that which the Borrower would owe to its Designating Lender) and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel, but other than taxes, including interest, additions to tax and penalties relating thereto, except to the extent that the same are required to be paid pursuant to Section 2.12 hereof) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with
(i) the Facility or the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition by Group or any of its Subsidiaries of all or any portion of Authentic Fitness Stock or other Equity Interests in Authentic Fitness or all or substantially all of the assets of Authentic Fitness or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified
Party is otherwise a party thereto and whether or not the transactions contemplated hereby, the Tender Offer or the Merger, are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. The Borrower also agrees not to assert any claim against any Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein, the Tender Offer or the Merger, or the actual or proposed use of the proceeds of the Advances, except in the event of gross negligence or willful misconduct on the part of such Agent, Lender or Affiliate.

                  (c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.09, 2.10 or 2.12, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (excluding loss of anticipated profits and taxes, including interest, additions to tax and penalties relating thereto, except to the extent that the same are required to be paid pursuant to
Section 2.12 hereof), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance; provided, however, that notwithstanding any of the foregoing, the Borrower shall not be required to compensate any Designated Lender for any losses, costs or expenses to the extent such amounts exceed that which the Borrower would owe to its Designating Lender, but for such designation.

                  (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 2.09, 2.12 and 8.04 and the agreements and obligations of any Lender or Agent contained in Section 2.12 shall survive the payment in full of principal, interest and all other amounts payable hereunder.

                  (e) Notwithstanding anything to the contrary, neither the designation of any Designated Lender, any Advance made by any Designated Lender, nor any other condition or circumstance relating to any Designated Lender shall increase (i) any obligations or liabilities of the Borrower hereunder, including, without limitation, pursuant to Section 2.09, 2.10,
2.12 or this Section 8.04, or (ii) any obligations or liabilities of the Borrower under any Loan Documents, in each case, as compared with any obligations or liabilities which would arise if the Designating Lender were the Lender for all purposes and had not otherwise appointed a Designated Lender.

                  SECTION 8.05. Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note, if any, and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its Affiliates may have.

                  SECTION 8.06. Binding Effect. This Agreement shall become effective (other than Sections 2.01 and 2.03, which shall only become effective upon satisfaction of the conditions precedent set forth in
Section 3.01) when it shall have been executed by the Borrower, Group and the Agents and when the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Agents and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  SECTION 8.07. Assignments, Designations and
Participations. (a) Each Lender (other than any Designated Lender except for an assignment to its Designating Lender) may assign, and, if demanded by the Borrower upon at least 30 Business Days' notice to such Lender and the Administrative Agent following either (w) such Lender becoming a Defaulting Lender, (x) a payment by the Borrower of Taxes with respect to such Lender in accordance with Section 2.12, (y) the occurrence of an event that would, upon payment to such Lender of amounts hereunder, require a payment by the Borrower of Taxes with respect to such Lender in accordance with Section 2.12 or (z) a demand for payment under Section 2.09 and will assign, to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it (including accrued interest) and any Note held by it), with (except in the case of an assignment to an Affiliate of such Lender) the prior written consent of the Administrative Agent and (so long as no Default has occurred and is continuing) the Borrower, such consent not to be unreasonably withheld; provided, however, that (A) except in the case of (x) an assignment to a Person that, immediately prior to such assignment, was a Lender, (y) an assignment to an Affiliate of the assigning Lender
(including an assignment by a Designated Lender to its Designating Lender) or (z) an assignment of all of a Lender's rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof, and the amount of the Commitment of the assigning Lender being retained by such Lender immediately after giving effect to such assignment (determined as of the effective date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000, (B) each such assignment shall be to an Eligible Assignee, (C) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (D) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) (1) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement and
(2) if a Default has occurred and is continuing, (E) no such assignments will be permitted until the earlier to occur of the Effective Date and the date that syndication of the Commitments hereunder has been completed as notified by the Administrative Agent to the Lenders, and (F) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500, provided that the Borrower shall pay such recordation fee in the case of any assignment demanded by the Borrower pursuant to this Section 8.07(a). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender's assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other
Loan Document the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the each Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment or extension, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C or Exhibit E hereto, as the case may be, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

                  (d) Any Lender (other than a Designated Lender) may at any time designate not more than one Designated Lender to fund Advances on behalf of such Designating Lender subject to the terms of this Section 8.07(d). Such designation may occur by execution by such parties of a Designation Agreement. The parties to each such designation shall execute and deliver to the Administrative Agent and the Borrower for their acceptance a Designation Agreement. Upon receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Lender and consented by the Borrower, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower and the other Lenders, whereupon, (i) upon the written request of the Designating Lender, the Borrower shall execute and deliver to the Designating Lender a Note payable to the order of the Designated Lender, (ii) from and after the effective date specified in the Designation Agreement, the Designated Lender shall become a party to this Agreement with a right to make Advances on behalf of its Designating Lender pursuant to Section 2.01 and (iii) the Designated Lender shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Lender which is not otherwise required to repay obligations of such Designated Lender which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Lender, the Designating Lender (i) shall be and remain obligated to the Borrower, the Agents and the Lenders for each and every of the obligations of the Designating Lender and its related Designated Lender with respect to this Agreement, including, without limitation, any indemnification obligations under Section 7.05 hereof and any sums otherwise payable to the Borrower by the Designated Lender and (ii) neither the designation of a Designated Lender, the election or other determination that a Designated Lender will make any Advance nor any other condition or circumstance relating to the Designated Lender shall in any way release, diminish or otherwise affect the relevant Designating Lender's Commitment or any other of its obligations hereunder or under any other Loan Document or any rights of the Borrower, any Agent or any Lender with respect to such Designating Lender.

The Borrower, the Agents and the Lenders may, at their option, pursue remedies against any Designating Lender which arise out of any failure of its Designated Lender to perform such Designated Lender's obligations under this Agreement or any other Loan Document. Each Designating Lender shall serve as the administrative agent and attorney in fact for its Designated Lender and shall on behalf of its Designated Lender: (i) receive any and all payments made for the benefit of such Designated Lender and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents to the extent, if any, such Designated Lender shall have any rights hereunder or thereunder. To the extent a Designated Lender shall have the right to receive or give any such notice, communication, vote, approval, waiver, consent or amendment, it shall be signed by its Designating Lender as administrative agent and attorney in fact for such Designated Lender and need not be signed by such Designated Lender on his own behalf. The Borrower, the Agents and the Lenders may rely thereon without any requirement that the Designated Lender sign or acknowledge the same. Notwithstanding anything to the contrary contained herein, no Designated Lender may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than via an assignment to its Designating Lender in accordance with the provisions of this Section 8.07.

                  (e) By executing and delivering a Designation Agreement, the Lender making the designation thereunder and its designee thereunder confirm and agree with each other and the other parties hereto as follows:
(i) such Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such designee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Designation Agreement; (iv) such designee will, independently and without reliance upon any Agent, such designating Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such designee confirms that it is a Designated Lender; (vi) such designee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to such Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such designee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (f) Upon its receipt of a Designation Agreement executed by a designating Lender and a designee representing that it is a Designated Lender, the Administrative Agent shall, if such Designation Agreement has been completed and is substantially in the form of Exhibit D hereto, (i) accept such Designation Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

                  (g) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance and each Designation Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and, with respect to Lenders other than Designated Lenders, the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (h) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and the Advances owing to it); provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any Note issued to it for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would (i) reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, (ii) postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation or
(iii) release any Material Guarantor.

                  (i) Any Lender may, in connection with any assignment, designation or participation or proposed assignment, designation or participation pursuant to this Section 8.07, disclose to the assignee, designee or participant or proposed assignee, designee or participant, any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure, the assignee, designee or participant or proposed assignee, designee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower received by it from such Lender.

                  (j) Notwithstanding any other provision set forth in this Agreement, any Lender may (without the prior consent of the Borrower and the Administrative Agent) at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

                  (k) Each of the Borrower, the Lenders and the Agents agrees that it will not institute against any Designated Lender or join any other Person in instituting against any Designated Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Lender. Notwithstanding the foregoing, the Designating Lender unconditionally agrees to indemnify the Borrower, the Agents and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, such Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its Designated Lender.

                  SECTION 8.08. Confidentiality. None of the Agents nor any Lender shall disclose any Confidential Information to any other Person without the consent of Group and the Borrower, other than (a) to such Agent's or such Lender's Affiliates and their officers, directors, employees, agents and advisors and, as contemplated by Section 8.07(i), to actual or prospective assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to Group or the Borrower received by it from such Lender and (d) as requested or required by any state, federal or foreign authority or examiner regulating banks or banking.

                  SECTION 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

                  SECTION 8.10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                  SECTION 8.11. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

                  (b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  SECTION 8.12. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.


                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                WARNACO INC.

                                                 By /s/ Carl J. Deddens
                                                   ---------------------------
                                                     Title:


                                                 THE WARNACO GROUP, INC.
                                                 By /s/ Carl J. Deddens
                                                   ---------------------------
                                                     Title:


                                                 THE BANK OF NOVA SCOTIA
                                                 as Administrative Agent

                                                 By /s/ John Hopmans
                                                   ---------------------------
                                                     Title:


                                     Initial Lenders
                                     ---------------

                                                 THE BANK OF NOVA SCOTIA

                                                 By /s/ John Hopmans
                                                   ---------------------------
                                                    Title:


                                                 CITIBANK, N.A.

                                                 By /s/ Marc Merlino
                                                   ---------------------------
                                                    Title: VP

                                                 MORGAN GUARANTY TRUST
                                                 COMPANY OF NEW YORK

                                                 By /s/ Robert Bottamedi
                                                   ---------------------------
                                                    Title: Vice President


                                              SOCIETE GENERALE

                                              By /s/ Robert Peterson
                                                ---------------------------
                                                 Title: Vice President

                                              COMMERZBANK AG

                                              By /s/ Robert Donohue
                                                ---------------------------
                                                Title: Senior Vice President


                                              By /s/ Peter Doyle
                                                ---------------------------
                                                Title: Assistant Vice President




                                                                                               SCHEDULE I
                                                                                             WARNACO INC.
                                                                                          COMMITMENTS AND
                                                                               APPLICABLE LENDING OFFICES


Lending                                        Domestic                         Eurodollar
Name of Bank               Commitment          Lending Office                   Office
------------               ----------          ---------------                  ------

The Bank of Nova          $100,000,000         Suite 2700                       Suite 2700
Scotia                                         600 Peachtree Street N.E.        600 Peachtree Street N.E.
                                               Atlanta, GA 30308                Atlanta, GA 30308

                                               Credit Contact:                  Credit Contact:
                                               John Hopmans                     John Hopmans
                                               Phone: (212) 225-5009            Phone: (212) 225-5009
                                               Fax: (212) 225-5090              Fax: (212) 225-5090

                                               Administrative Contact:          Administrative Contact:
                                               Eudia Smith                      Eudia Smith
                                               Phone: (404) 877-1554            Phone: (404) 877-1554
                                               Fax: (404) 888-8988              Fax: (404) 888-8988

Citibank, N.A.            $100,000,000         399 Park Avenue                  399 Park Avenue
                                               New York, NY 10043               New York, NY 10043

                                               Credit Contact:                  Credit Contact:
                                               Marc Merlino                     Marc Merlino
                                               Phone: (212) 559-1875            Phone: (212) 559-1875
                                               Fax: (212) 793-7585              Fax: (212) 793-7585

                                               Administrative Contact:          Administrative Contact:
                                               One Court Square                 One Court Square
                                               Long Island City, NY             Long Island City, NY
                                               Phone: (718) 248-3546            Phone: (718) 248-3546
                                               Fax: (718) 248-7093              Fax: (718) 248-7093

Morgan Guaranty           $200,000,000
Bank and Trust
Company of New
York

Societe Generale          $100,000,000         1221 Avenue of the               1221 Avenue of the
                                               Americas                         Americas
                                               New York, NY 10020               New York, NY 10020

                                               Credit Contact:                  Credit Contact:
                                               Administrative Contact:          Administrative Contact:

Commerzbank AG            $100,000,000         2 World Financial Center         2 World Financial Center
                                               New York, NY 10281-1050          New York, NY 10281-1050

                                               Credit Contact:                  Credit Contact:
                                               Administrative Contact:          Administrative Contact:






                                                                  SCHEDULE II
                                                                EXISTING DEBT


1. $215 Million Restated Credit Agreement between Authentic Fitness Products Inc., as Borrower, and The Bank of Nova Scotia and General Electric Capital Corporation, as agents.

2. $50 Million Credit Agreement between Authentic Fitness Products Inc., as Borrower, and The Bank of Nova Scotia, as agent.







                                                            SCHEDULE 4.01(B)
                                                                WARNACO INC.
                                                                SUBSIDIARIES


                                    [TO COME]






                                                            SCHEDULE 5.02(D)
                                                                WARNACO INC.
                                                        ASSETS HELD FOR SALE


1.  Assets related to the C.F. Hathaway division

2.  Knitwear division assets including Aguas Buenos, Puerto Rico

3.  80 Park Avenue, Apartment 15J, New York, NY 10016

4.  Dothan, Alabama plant assets

5.  Honduras Joint Venture - Invasa

6.  838,235 shares of common stock of Interworld Corporation

7.  Certain other internet-related investments

8.  Investment in ARIS Industries








                                                                   EXHIBIT A
                                                                WARNACO INC.
                                                     FORM OF PROMISSORY NOTE


U.S.$_______________                             Dated:  _______________, ____


            FOR VALUE RECEIVED, the undersigned, WARNACO INC., a Delaware corporation (the "Borrower"), HEREBY PROMISES TO PAY to the order of _________________________ (the "Lender") for the account of its Applicable Lending Office on the Termination Date (each as defined in the Credit Agreement referred to below) the principal sum of U.S.$[amount of the Lender's Commitment in figures] or, if less, the aggregate principal amount of the Advances made by the Lender to the Borrower pursuant to the 364 Day Credit Agreement dated as of November __, 1999 among the Borrower, The Warnaco Group, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereof, The Bank of Nova Scotia ("Scotiabank") and Salomon Smith Barney, Inc., as co-lead arrangers and co-book managers, Citibank, N.A., as syndication agent, Morgan Guaranty Trust Company of New York, as documentation agent, and Scotiabank, as administrative agent (as amended, supplemented or modified from time to time, the "Credit Agreement"; the terms defined therein being used herein as therein defined) outstanding on the Termination Date.

            The Borrower promises to pay interest on the unpaid principal amount of each Advance from the date of such Advance until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

            Both principal and interest are payable in lawful money of the United States of America to Scotiabank, as Administrative Agent for the account of the Lender, at _________________________, ____________________,
__________, in same day funds. Each Advance owing to the Lender by the Borrower pursuant to the Credit Agreement, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto which is part of this Promissory Note.

            This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of Advances by the Lender to the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.


                                        WARNACO INC.


                                        By _________________________
                                           Title:








                                                                  EXHIBIT B
                                                               WARNACO INC.
                                                FORM OF NOTICE OF BORROWING



The Bank of Nova Scotia, as Administrative Agent for the Lenders parties to the Credit Agreement referred to below
[Insert Address]

                                                                   [Date]

                  Attention:  _______________

Ladies and Gentlemen:

            The undersigned, Warnaco Inc., refers to the 364 Day Credit Agreement, dated as of November __, 1999 (as amended, supplemented or modified from time to time, the "Credit Agreement", the terms defined therein being used herein as therein defined), among the undersigned, The Warnaco Group, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereof, The Bank of Nova Scotia ("Scotiabank") and Salomon Smith Barney, Inc., as co-lead arrangers and co-book managers, Citibank, N.A., as syndication agent, Morgan Guaranty Trust Company of New York, as documentation agent, and Scotiabank, as administrative agent and hereby gives you notice, irrevocably, pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.02(a) of the Credit
Agreement:

                  (i) The Business Day of the Proposed Borrowing is _______________, ____.

                  (ii) The Type of Advances comprising the Proposed Borrowing is [Base Rate Advances] [Eurodollar Rate Advances].

                  (iii) The aggregate amount of the Proposed Borrowing is $_______________.

                  [(iv) The initial Interest Period for each Eurodollar Rate Advance made as part of the Proposed Borrowing is _____ month[s].]

            The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed
Borrowing:

                  (A) the representations and warranties contained in each Loan Document are correct, before and after giving effect to the Proposed Borrowing and to the application of the proceeds therefrom, as though made on and as of such date other than any such representatives and warranties that, by their terms, refer to a date other than the date of such Borrowing; and

                  (B) no event has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds therefrom, that constitutes a Default.

                                              Very truly yours,

                                              WARNACO INC.

                                              By __________________________
                                                 Title:








                                                                  EXHIBIT C
                                                               WARNACO INC.
                                          FORM OF ASSIGNMENT AND ACCEPTANCE


            Reference is made to the 364 Day Credit Agreement dated as of November __, 1999 (as amended or modified from time to time, the "Credit Agreement") among Warnaco Inc., a Delaware corporation (the "Borrower"), The Warnaco Group, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereof, The Bank of Nova Scotia ("Scotiabank") and Salomon Smith Barney, Inc., as co-lead arrangers and co-book managers, Citibank, N.A., as syndication agent, Morgan Guaranty Trust Company of New York, as documentation agent, and Scotiabank, as administrative agent. Terms defined in the Credit Agreement are used herein with the same meaning.

            The "Assignor" and the "Assignee" referred to on Schedule I hereto agree as follows:

            1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor's rights and obligations under the Credit Agreement as of the date hereof equal to the percentage interest specified on Schedule 1 hereto of all outstanding rights and obligations under the Credit Agreement. After giving effect to such sale and assignment, the Assignee's Commitments and the amount of the Advances owing to the Assignee will be as set forth on Schedule 1 hereto.

            2. The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

            3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is an Eligible Assignee; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender; and (vi) attaches any U.S. Internal Revenue Service forms required under Section 2.13 of the Credit Agreement.

            4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Assignment and Acceptance (the
"Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on Schedule 1 hereto.

            5. Upon such acceptance and recording by the Agent, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

            6. Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and facility fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

            7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

            8. This Assignment and Acceptance may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of Schedule 1 to this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

            IN WITNESS WHEREOF, the Assignor and the Assignee have caused
Schedule 1 to this Assignment and Acceptance to be executed by their officers thereunto duly authorized as of the date specified thereon.






                                 Schedule 1
                                     to
                         Assignment and Acceptance


         Percentage interest assigned:                     ___________%

         Assignee's Commitment:                            $__________

         Aggregate outstanding principal amount of
             Advances assigned:                            $__________

         Principal amount of Note payable to
             Assignee, if any:                             $__________

         Principal amount of Note payable to
             Assignor, if any:                             $__________

         Effective Date*: _______________, ____


                                     [NAME OF ASSIGNOR], as Assignor


                                     By ______________________________
                                     Title:

                                     Dated: _______________, ____


                                     [NAME OF ASSIGNEE], as Assignee


                                     By ______________________________
                                        Title:

                                     Dated: _______________, ____


                                     Domestic Lending Office:
                                     [Address]


                                     Eurodollar Lending Office:
                                     [Address]

--------
* This date should be no earlier than five Business Days after the delivery of this Assignment and Acceptance to the Agent.



Accepted [and Approved]* this

__________ day of _______________, ____


THE BANK OF NOVA SCOTIA, as Administrative Agent


By _____________________________________________
   Title:

[Approved this __________ day
of _______________, ____


WARNACO INC.


By ___________________________________________]*
   Title:

--------

* Required if the Assignee is an Eligible Assignee solely by reason of clause (viii) of the definition of "Eligible Assignee".







                                                                  EXHIBIT D
                                                               WARNACO INC.
                                              FORM OF DESIGNATION AGREEMENT

                                                Dated _______________, ____


            Reference is made to the 364 Day Credit Agreement dated as of November __, 1999 (as amended or modified from time to time, the "Credit Agreement") among Warnaco Inc., a Delaware corporation (the "Borrower"), The Warnaco Group, Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereof, The Bank of Nova Scotia ("Scotiabank") and Salomon Smith Barney, Inc., as co-lead arrangers and co-book managers, Citibank, N.A., as syndication agent, Morgan Guaranty Trust Company of New York, as documentation agent, and Scotiabank, as administrative agent. Terms defined in the Credit Agreement are used herein with the same meaning.

            ____________________ (the "Designor") and ____________________
(the "Designee") agree as follows:

            1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Advances pursuant to Sections 2.01 of the Credit Agreement.

            2. Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility with respect to
(i) any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto and (ii) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Credit Agreement or any other instrument or document furnished pursuant thereto.

            3. The Designee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in Section 4.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (ii) agrees that it will, independently and without reliance upon the Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) confirms that it is a Designated Lender; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement as are delegated to the Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

            4. The Designee hereby appoints Designor as Designee's agent and attorney in fact and grants to Designor an irrevocable power of attorney to receive payments made for the benefit of Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on Designees' behalf all rights, if any, to vote and to grant and make approvals, waivers, consents of amendments to or under the Credit Agreement and other Loan Documents. Any document executed by the Designor on the Designee's behalf in connection with the Credit Agreement or other Loan Documents shall be the legal, valid and binding obligation of the Designee, enforceable against the Designee in accordance with its terms. The Designor and Designee each hereby acknowledge that the Borrower, the Agents and each of the Lenders are relying on and are beneficiaries of the preceding provisions.

            5. Following the execution of this Designation Agreement by the Designor and its Designee, it will be delivered to the Agent for acceptance and recording by the Agent. The effective date for this Designation Agreement (the "Effective Date") shall be the date of acceptance hereof by the Agent, unless otherwise specified on the signature page hereto.

            6. Each of the Borrower, the Designor and the Administrative Agent hereby (i) acknowledges that the Designee is relying on the non-petition provisions of Section 8.07(k) of the Credit Agreement as agreed to by all signatories thereto and (ii) reaffirms that it will not institute against the Designee or join any other Person in instituting against the Designee any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under any federal or state bankruptcy or similar law for one year and one day after the payment in full of the last maturing commercial paper note issued by the Designee. Notwithstanding the foregoing, the Designor unconditionally agrees to indemnify the Borrower, the Agents and each Lender against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be incurred by or asserted against the Borrower, such Agent or such Lender, as the case may be, in any way relating to or arising as a consequence of any such forbearance or delay in the initiation of any such proceeding against its Designee.

            7. The Designor unconditionally agrees to pay or reimburse the Designee and save the Designee harmless against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder, provided, that the Designor shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursement if the same results from the Designee's gross negligence or willful misconduct.

            8. The Designor and Designee hereby represent and warrant for the benefit of the Borrower, the Agents and the Lenders that the execution, delivery and performance by such Designee of this Designation Agreement and the performance of its obligations under the Loan Documents are within such Designee's corporate powers, have been duly authorized by all necessary corporate action, and do not violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on such Designee.

            9. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

            10. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

            IN WITNESS WHEREOF, the Designor and the Designee have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date*:       _______________, ____



--------
* This date should be no earlier than five Business Days after the delivery of this Designation Agreement to the Agent.





                                           [NAME OF DESIGNOR],
                                           as Designor


                                           By _____________________________
                                              Title:


                                           [NAME OF DESIGNEE],
                                           as Designee


                                           By _____________________________
                                              Title:

                                           Applicable Lending Office
                                           (and address for notices):
                                                   [Address]


Accepted this ____ day
of _______________, ____


THE BANK OF NOVA SCOTIA., as Administrative Agent


By ______________________________________________
   Title:







                        AGREEMENT AND PLAN OF MERGER

                                by and among

                          THE WARNACO GROUP, INC.


                            A ACQUISITION CORP.

                                    and

                       AUTHENTIC FITNESS CORPORATION



                             November 15, 1999





                        AGREEMENT AND PLAN OF MERGER

            AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of November 15, 1999, by and among The Warnaco Group, Inc., a Delaware corporation ("Parent"), A Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"), and Authentic Fitness Corporation, a Delaware corporation (the "Company").

            WHEREAS, the Board of Directors of Parent, based upon the recommendation of a special committee of its independent directors (the "Parent Special Committee"), the Board of Directors and sole stockholder of Purchaser, and the Board of Directors of the Company, based upon the recommendation of a special committee of its independent directors (the "Company Special Committee") have approved, and determined that it is in the best interests of their respective companies and stock holders to consummate, the transactions provided for herein; and

            WHEREAS, Parent and the Purchaser have proposed acquiring all of the outstanding common stock, par value $.001 per share, of the Company (together with the associated purchase rights under the Company Rights Agreement (as defined in Section 3.15), the "Shares" or "Company Common Stock") at a price of $20.80 per Share in cash; and

            WHEREAS, the Company, Parent and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Offer (as defined herein) and the Merger (as defined herein).

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                 ARTICLE I

                            THE OFFER AND MERGER

         Section 1.01 The Offer. (a) Provided this Agreement shall not have been terminated in accordance with Section 7.01, as promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall, and Parent shall cause Purchaser to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) an offer (the "Offer") to purchase for cash any and all shares of the issued and outstanding Company Common Stock at a price of $20.80 per Share, net to the seller in cash (such price, or such higher price per Share as may be paid in the Offer, being referred to herein as the "Offer Price"), subject to the conditions set forth in Annex A hereto. The Company shall not tender Shares held by it or by any of its subsidiaries pursuant to the Offer. The Purchaser shall, and Parent shall cause the Purchaser to, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law. The obligations of the Purchaser to consummate the Offer and to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the conditions set forth in Annex A hereto.

              (b) The Offer shall be made by means of an offer to purchase (the "Offer to Purchase") containing the terms set forth in this Agreement and the conditions set forth in Annex A hereto. The Purchaser shall not, and Parent shall cause the Purchaser not to, decrease the Offer Price or decrease the number of Shares sought, amend the conditions to the Offer set forth in Annex A or impose conditions to the Offer in addition to those set forth in Annex A, without the prior written consent of the Company (such consent to be authorized by the Company Special Committee). Notwithstanding the foregoing, the Purchaser shall be entitled to and shall, and Parent shall cause the Purchaser to, extend the Offer at any time up to 40 days in the aggregate, in one or more periods of not more than 10 business days, if at the initial expiration date of the Offer, or any extension thereof, any condition to the Offer is not satisfied or waived; provided however, that the Purchaser shall not be required to extend the Offer as provided in this sentence unless (i) each such condition is reasonably capable of being satisfied and (ii) the Company is in material compliance with all of its covenants under this Agreement after the Purchaser shall have given the Company five business days prior written notice of any non-compliance. In addition, without limiting the foregoing, the Purchaser may, without the consent of the Company, (A) extend the Offer for up to an additional 30 days, in one or more periods of not more than 10 business days, if any condition to the Offer is not satisfied or waived and (B) if, on the expiration date of the Offer, the Shares validly tendered and not withdrawn pursuant to the Offer are sufficient to satisfy the Minimum Condition (as defined in Annex A hereto) but equal less than 90 per cent of the outstanding Shares, extend the Offer on one occasion for up to 10 business days notwithstanding that all the conditions to the Offer have been satisfied so long as (i) Purchaser irrevocably waives the satisfaction of any of the conditions to the Offer (other than in the case of paragraph (a) of Annex A hereto the occurrence of any statute, rule, regulation, judgment, order or preliminary or permanent injunction making illegal or prohibiting the consummation of the Offer (a "Prohibition")) that subsequently may not be satisfied during any such extension of the Offer and (ii) Parent does not have knowledge that any such Prohibition was pending or threatened at the time of such extension. In addition, the Offer Price may be increased (provided such increase is in the amount of at least five cents per share) and the Offer may be extended to the extent required by law or the Commission in connection with such increase in each case without the consent of the Company.

              (c) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the "SEC") (i) a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-1") and (ii) a Rule 13e-3 Transaction Statement on Schedule 13E-3, including all exhibits thereto (together with all amendments and supplements thereto, the "Schedule 13E-3"), with respect to the Transactions (as defined herein). The Schedule 14D-1 and the Schedule 13E-3 shall contain or shall incorporate by reference the Offer to Purchase and a form of letter of transmittal and summary advertisement (the Schedule 14D-1, the Schedule 13E-3, the Offer to Purchase and related letter of transmittal and related summary advertisement, together with any amendments and supplements thereto, collectively the "Offer Documents"). The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information supplied by the Company for inclusion in the Offer Documents. Each of Parent and the Purchaser shall further take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false and misleading in any material respect and the Purchaser further shall take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given an opportunity to review and comment upon the Schedule 14D-1 and the Schedule 13E-3 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, Parent shall, and shall cause the Purchaser to, provide the Company and its counsel in writing with any comments that Parent, Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by Parent, Purchaser or their counsel.

              (d) Parent shall provide or cause to be provided to Purchaser all of the funds necessary to purchase any shares of Company Common Stock that Purchaser becomes obligated to purchase pursuant to the Offer.

         Section 1.02 Company Actions.

              (a) The Company hereby approves of and consents to the Offer and represents that, upon the recommendation of the Company Special Committee, its Board of Directors, at a meeting duly called and held, has
(i) approved this Agreement (including all terms and conditions set forth herein) and the transactions contem plated hereby, including the Offer and the Merger (as defined in Section 1.04) (collectively, the "Transactions"), determining that the Merger is advisable and that the terms of the Offer and the Merger are fair to, and in the best interests of, the Company's stockholders and recommending that the Company's stockholders accept the Offer and approve the Merger and this Agreement and (ii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Company Special Committee, after consultation with outside legal counsel, failure to do so is reasonably likely to constitute a breach by its Board of Directors of its fiduciary duties to its shareholders under applicable law. The Company represents that Section 203 of the Delaware General Corporation Law (the "DGCL") and the Rights Agreement (as defined herein) are each inapplicable to the transactions contemplated by this Agreement. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of its Board of Directors described in clause (ii) of the immediately preceding sentence.

              (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the "Schedule 14D-9") which shall, subject to the fiduciary duties of the Company's directors under applicable law, as determined by the Board of Directors after consultation with outside legal counsel, and to the provisions of this Agreement, contain the recommendation referred to in clause (ii) of Section 1.02(a) hereof. The
Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or the Purchaser for inclusion in the Schedule 14D-9. The Company further shall take all steps necessary to cause the Schedule 14D-9 to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, shall promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false and misleading in any material respect and the Company further shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent, the Purchaser and their counsel shall be given an opportunity to review and comment upon the
Schedule 14D-9 (and shall provide any comments thereon as soon as practicable) prior to the filing thereof with the SEC. In addition, the Company shall provide Parent, the Purchaser and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments and with copies of any written responses and telephonic notification of any verbal responses by the Company or its counsel.

              (c) Notwithstanding anything to the contrary contained herein, if the members of the Board of Directors of the Company determine (such determination to be authorized by the Company Special Committee), after consultation with outside counsel, that the failure to do so could reasonably be expected to result in a breach of their fiduciary duties under applicable law, the Company's Board of Directors may withdraw, modify or amend the recommendation referred to in clause (ii) of Section 1.02(a) hereof, and such withdrawal, modification or amendment shall not constitute a breach of this Agreement.

              (d) In connection with the Offer, the Company shall promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish the Purchaser with such information and assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the stockholders of the Company. Except for such steps as are necessary to disseminate the Offer Documents and subject to the requirements of applicable law, Parent shall, and shall cause the Purchaser to, hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, shall use such information only in connection with the Offer and Merger, and, if this Agreement is terminated, shall upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

         Section 1.03 The Merger. Subject to the terms and conditions of this Agreement and the provisions of the DGCL, at the Effective Time, the Company and the Purchaser shall consummate a merger (the "Merger") pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease,
(b) the Company shall be the successor or surviving corporation in the Merger (the "Surviving Corporation") under the name "Authentic Fitness Corporation" and shall continue to be governed by the laws of the State of Delaware, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. Pursuant to the Merger, (x) the Certificate of Incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation, and (y) the By-laws of the Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation and such By-laws; provided, that Section 1 of the Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of the Corporation is Authentic Fitness Corporation." The Merger shall have the effects set forth in the DGCL.

         Section 1.04 Effective Time. Parent shall, and shall cause the Purchaser to, and the Company shall cause an appropriate Certificate of Merger (the "Certificate of Merger") to be executed and filed on the date of the Closing (as defined in Section 1.06) (or on such other date as Parent and the Company may agree) with the Department of State of the State of Delaware (the "Department of State") as provided in the DGCL. The Merger shall become effective on the date on which the Certificate of Merger has been duly filed with the Department of State or such time as is agreed upon by the parties and specified in the Certificate of Merger, and such time is hereinafter referred to as the "Effective Time."

         Section 1.05 Closing. The closing of the Merger (the "Closing") shall take place at 10:00 a.m., on a date to be specified by the parties, which shall be as soon as practicable, but in no event later than the third business day, after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, if prior to January 7, 2000, at 919 Third Avenue, New York, NY 10022, or if on or after January 7, 2000, at 4 Times Square, New York, NY 10023 unless another date or place is agreed to in writing by the parties hereto.

         Section 1.06 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-laws.

         Section 1.07 Stockholders' Meeting.

              (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

                  (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as soon as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

                  (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its reasonable efforts (x) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders; and

                  (iii) include in the Proxy Statement the recommendation of the Board that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement, unless, the Board of Directors of the Company determines (such determination to be authorized by the Company Special Committee) after consultation with outside counsel, that doing so could reasonably be expected to result in a breach of their fiduciary duties under applicable law.

              (b) Parent shall provide the Company with the information concerning Parent and Purchaser required to be included in the Proxy Statement. Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

         Section 1.08 Merger Without Meeting of Stockholders. In the event that Parent, the Purchaser or any other Subsidiary of Parent, shall acquire at least 90 percent of the outstanding shares of Company Common Stock pursuant to the Offer or otherwise, each of the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.


                                 ARTICLE II

                          CONVERSION OF SECURITIES

         Section 2.01 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any shares of Company Common Stock or common stock, par value $.01 per share, of the Purchaser (the "Purchaser Common Stock"):

              (a) Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, $.01 par value per share, of the Surviving Corporation.

              (b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock that are owned by the Company as treasury stock, all shares of Company Common Stock owned by any Subsidiary (as defined in Section 3.01) of the Company and any shares of Company Common Stock owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

              (c) Conversion of Shares. Each issued and outstanding share of Company Common Stock (other than Shares to be cancelled in accordance with Section 2.01(b) hereof and any Dissenting Shares (as defined in Section 2.03 hereof)), shall be converted into the right to receive the Offer Price payable to the holder thereof, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in Section 2.02 hereof. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.02 hereof, without interest.

         Section 2.02 Exchange of Certificates.

              (a) Paying Agent. Parent shall designate a bank or trust company (the "Paying Agent") reasonably acceptable to the Company to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.01(c) hereof. Prior to the Effective Time, Parent shall take all steps necessary to deposit or cause to be deposited with the Paying Agent such funds for timely payment thereunder. Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

              (b) Exchange Procedures. As soon as practicable after the Effective Time but in no event more than three business days thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose shares were converted pursuant to Section 2.01 hereto into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to subsection (e), below) for each share of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.02.

              (c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

              (d) Termination of Fund; No Liability. At any time following one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Certificates such stockholder holds, as determined pursuant to this Agreement, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

              (e) Withholding Taxes. If so specified in the Offer Documents, Parent, the Purchaser, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to a holder of Shares pursuant to the Offer or Merger such amounts as Parent, the Purchaser, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of state, local or foreign tax law. To the extent amounts are so withheld by Parent, the Purchaser, the Surviving Corporation or the Paying Agent, the withheld amounts (i) shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the deduction and withholding was made, and (ii) shall be promptly paid over to the applicable taxing authority.

         Section 2.03 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Company Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Company Common Stock who have properly exercised appraisal rights with respect thereto (the "Dissenting Common Stock") in accordance with Section 262 of the DGCL, shall not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock shall be entitled to receive payment of the appraised value of such shares of Dissenting Common Stock in accordance with the provisions of Section 262 of the DGCL unless and until such holders fail to perfect or effectively withdraw or otherwise lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Dissenting Common Stock shall thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Notwithstanding anything to the contrary contained in this Section 2.03, if (i) the Merger is rescinded or abandoned or (ii) the stockholders of the Company revoke the authority to effect the Merger, then the right of any stockholder to be paid the fair value of such stockholder's Dissenting Common Stock pursuant to Section 262 of the DGCL shall cease. The Company shall give Parent prompt notice of any demands received by the Company for appraisals of shares of Dissenting Common Stock. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals or offer to settle or settle any such demands.

         Section 2.04 Company Option Plans. Parent and the Company shall take all actions necessary to provide that, effective as of the Effective Time, (i) each outstanding employee stock option to purchase Shares ("Option") granted under the Company's 1998 Stock Option Plan, the 1998 Stock Option Plan for Non-Employee Directors, the 1993 Stock Option Plan for Non-Employee Directors, the 1992 Long Term Stock Incentive Plan and 1990 Key Management Stock Option Plan (the "Stock Plans"), whether or not then exercisable or vested, shall be cancelled and (ii) in consideration of such cancellation, the Company (or, at Parent's option, the Purchaser) shall pay to such holders of Options an amount in cash in respect thereof equal to the product of (A) the excess, if any, of the Offer Price over the exercise price of each such Option and (B) the number of Shares subject thereto (such payment, if any, to be net of applicable withholding taxes). As of the Effective Time, the Plan shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary of the Company shall be cancelled. The Company shall take all action necessary to ensure that, after the Effective Time, no person shall have any right under the Plan or any other plan, program or arrangement with respect to equity securities of the Company, or any direct or indirect Subsidiary of the Company. The Company shall take all such steps as may be required to cause the transactions contemplated by this Section 2.04 and any other dispositions of Company equity securities (including derivative securities) in connection with this Agreement by each individual who is a director or officer of the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.


                                ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and the Purchaser as follows:

         Section 3.01 Corporate Organization. Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Significant Subsidiaries (as defined below) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect (as defined below) on the Company ("Company Material Adverse Effect"). As used in this Agreement, the term "Material Adverse Effect" means, a material adverse effect on the business, results of operations or financial condition of such party and its subsidiaries taken as a whole or a material adverse effect on the party's ability to consummate the transactions contemplated hereby other than any adverse effect arising from general economic or industry conditions. As used in this Agreement, (i) the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, of which (x) at least a majority of the securities or other interests having by their terms voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries, or (y) such party or any subsidiary of such party is a general partner of a partnership or a manager of a limited liability company and (ii) "Significant Subsidiary" has the meaning given such term in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act"). The copies of the Certificate of Incorporation and Bylaws (or similar organizational documents) of the Company, which have previously been made available to Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

         Section 3.02 Capitalization. (a) The authorized capital stock of the Company consists of 60,000,000 Shares and 15,000,000 shares of preferred stock, $.01 par value ("Company Preferred Stock"). At the close of business on November 11, 1999, there were 20,137,661 Shares issued and outstanding and no shares of Company Preferred Stock issued and outstanding and there were 12,675,054 shares designated as Series A Junior participating Preferred Stock reserved for issuance upon the exercise of the Rights distributed to the holders of Common Stock pursuant to the Rights Agreement. As of November 11, 1999, there were 4,872,111 Shares issuable upon the exercise of outstanding Company Options pursuant to the Company Stock Option Plans. Except as set forth in Section 3.02(a) of the disclosure schedule of the Company delivered to Parent concurrently herewith (the "Company Disclosure Schedule"), all of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth in Section 3.02(a) of the Company Disclosure Schedule, since November 15, 1999 the Company has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than pursuant to the exercise of stock options referred to above and as disclosed in Section 3.02(a) of the Company Disclosure Schedule. Except as set forth above or in Section 3.02(a) of the Company Disclosure Schedule or as otherwise contemplated or permitted by Section 5.01(a) hereof, as of the date of this Agreement there are not and, as of the Effective Time there will not be, any shares of capital stock issued and outstanding or any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any securities of the Company, including any securities representing the right to purchase or otherwise receive any Company Shares or Company Preferred Stock.

              (b) Except as set forth in Section 3.02(b) of the Company Disclosure Schedule, the Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its Significant Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever ("Liens") which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. None of the Company's Significant Subsidiaries has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any security of such Significant Subsidiary, including any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Significant Subsidiary.

         Section 3.03 Authority. (a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to obtaining the approval of holders of a majority of the Shares prior to the consummation of the Merger in accordance with Section 251 of the DGCL, if so required. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 1.08 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the other parties thereto, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

              (b) The Board of Directors of the Company has approved and taken all corporate action required to be taken by the Board of Directors for the consummation of the transactions contemplated by this Agreement.

         Section 3.04 Consents and Approvals; No Violations. (a) Except for
(i) the consents and approvals set forth in Section 3.04(a) of the Company Disclosure Schedule, (ii) the filing with the Securities and Exchange Commission (the "SEC") of the Offer Documents and, if necessary, of a proxy statement in definitive form relating to the meeting the Company's stockholders to be held in connection with this Agreement and the transactions contemplated hereby (the "Proxy Statement"), (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) if necessary, the adoption of this Agreement by the requisite votes of the stockholders of the Company and (v) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no consents or approvals of, or filings, declarations or registrations with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a "Governmental Entity"), are necessary for the consummation by the Company of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

              (b) Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Certificate of Incorporation or Bylaws of the Company or any of the similar organizational documents of any of its Significant Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.04(a) and the authorization hereof by the Company's stockholders are duly obtained in accordance with the DGCL, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         Section 3.05 SEC Reports. Since July 6, 1996, the Company has filed all required forms, reports, schedules and documents with the SEC (the "Company Reports"), and no such form, report, schedule or document, at the time it was filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. As of their respective dates, all Company Reports complied in all material respects with all applicable provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

         Section 3.06 Financial Statements. Each consolidated balance sheet of the Company (including the related notes, where applicable) included in the Company Reports fairly presents, in all material respects, the consolidated financial position of the Company and its subsidiaries as of the date thereof, and the other financial statements included in the Company Reports (including the related notes, where applicable) fairly present, in all material respects (subject, in the case of the unaudited statements, to audit adjustments normal in nature and amount), the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of the Company and its subsidiaries for the respective periods or dates therein set forth. Each of such statements has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of the Company and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

         Section 3.07 Broker's Fees. Except as set forth in Section 3.07 of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company nor any of their respective officers or directors on behalf of the Company or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby, except, in the case of the Company Special Committee, Chase Securities Inc.

         Section 3.08 Absence of Certain Changes or Events. Except as disclosed in the Company Reports filed or press releases of the Company (the "Company Releases") issued prior to the date hereof or as set forth in
Section 3.08 of the Company Disclosure Schedule, since July 3, 1999, (a) no events have occurred which would reasonably be expected to have, in the aggregate, a Company Material Adverse Effect and (b) the Company and its subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice, except for such deviations of the Company's business from the ordinary course of business which would not reasonably be expected to have, in the aggregate, a Company Material Adverse Effect.

         Section 3.09 Legal Proceedings. (a) Except as set forth in the Company Reports, the Company Releases or in Section 3.09 of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to any, and there are no pending or, to the best of the Company's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its subsidiaries or challenging the validity or propriety of the transactions contemplated hereby which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

              (b) Except as set forth in the Company Reports, the Company Releases or in Section 3.09 of the Company Disclosure Schedule, there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its subsidiaries or the assets of the Company or any of its subsidiaries which, when aggregated with all other such injunctions, orders, judgments, decrees and restrictions, would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.10 Compliance with Applicable Law. Except as disclosed in Section 3.10 of the Company Disclosure Schedule, the Company and each of its subsidiaries hold, and have at all applicable times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and have complied with, and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, and/or written policy or guideline of any Governmental Entity relating to the Company or any of its subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, when aggregated with all other such failures, reasonably be expected to have a Company Material Adverse Effect, and neither the Company nor any of its subsidiaries knows of, or has received notice of, any material violations of any of the above which, in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         Section 3.11 Company Information. The information relating to the Company and its subsidiaries to be provided by the Company to be contained in the Proxy Statement, if any, or the Offer Documents, or in any other document filed with any other Governmental Entity in connection herewith, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Each of the Schedule 14D-9 and the Schedule 13E-3 (except that no representation is made as to such portions thereof that relate only to Parent or any of its subsidiaries) shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         Section 3.12 Opinion of Financial Advisor. The Company Special Committee has received the opinion of Chase Securities Inc., financial advisor to the Company Special Committee, to the effect that, as of the date of such opinion, the consideration to be received in the Offer and the Merger is fair to the holders of Company Shares, other than affiliates of Parent, from a financial point of view.

         Section 3.13 Intellectual Property.

              (a) As used herein, the term "Intellectual Property" means all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and general intangibles of like nature, together with goodwill, registrations and applications relating to the foregoing; patents and patent applications, copyrights, including registrations and applications; proprietary computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, proprietary databases and compilations, including any and all data and collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Website (collectively, "Software"); confidential information, technology, know-how, inventions, processes, formulae, algorithms, models and methodologies (such confidential items, collectively "Trade Secrets") held for use or used in the business of the Company as conducted as of the Closing Date or as presently contemplated to be conducted and any licenses to use any of the foregoing, including those for the benefit of the Company and those granted by the Company to third parties.

              (b) Section 3.13(b) of the Company Disclosure Schedule sets forth, for all Intellectual Property owned by the Company or any Company Subsidiary, a complete and accurate list, of all U.S. and foreign: (i) patents and patent applications; (ii) trademark and service mark registrations (including Internet domain name registrations), trademark and service mark applications and material unregistered trademarks and service marks; and (iii) copyright registrations, copyright applications and material unregistered copyrights.

              (c) Section 3.13(c) of the Company Disclosure Schedule lists all contracts for material Software which is licensed, leased or otherwise used by the Company or any Company Subsidiary, and all Software which is owned by the Company or any Company Subsidiary ("Proprietary Software"), and identifies which Software is owned, licensed, leased, or otherwise used, as the case may be.

              (d) Section 3.13(d) of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements granting or obtaining any right to use or practice any rights under any Intellectual Property, to which the Company or any Company Subsidiary is a party or otherwise bound, as licensee or licensor thereunder, including, without limitation, license agreements, settlement agreements and covenants not to sue (collectively, the "License Agreements").

              (e) Except as set forth on Section 3.13(e) of the Company Disclosure Schedule and except as would not have a Company Material Adverse
Effect: (i) the Company or Company Subsidiaries own or have the right to use all Intellectual Property, free and clear of all Liens; (ii) any Intellectual Property owned or used by the Company or Company Subsidiaries has been duly maintained, is valid and subsisting, in full force and effect and has not been cancelled, expired or abandoned; (iii) the Company has not received written notice from any third party regarding any actual or potential infringement by the Company or any Company Subsidiary of any intellectual property of such third party, and the Company has no knowledge of any basis for such a claim against the Company or any Company Subsidiary; (iv) the Company has not received written notice from any third party regarding any assertion or claim challenging the validity of any Intellectual Property owned or used by the Company or any Company Subsidiaries and the Company has no knowledge of any basis for such a claim; (v) neither the Company nor any Company Subsidiaries have licensed or sublicensed its rights in any Intellectual Property, or received or been granted any such rights, other than pursuant to the License Agreements;
(vi) to the best of the Company's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by the Company or any Company Subsidiaries; (vii) the License Agreements are valid and binding obligations of the Company or Company Subsidiaries, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute a default by the Company or Company Subsidiaries or, to the knowledge of the Company, the other party thereto, under any such License Agreement; and (viii) the Company and each of the Company Subsidiaries takes reasonable measures to protect the confidentiality of Trade Secrets including requiring third parties having access thereto to execute written nondisclosure agreements.

              (f) Except as set forth in Section 3.13(f) of the Disclosure Schedule, the disclosure under the heading "YEAR 2000 COMPLIANCE" contained in the Company's Annual Report on Form 10-K for the period ended July 3, 1999 is accurate and in compliance with applicable law in all material respects.

         Section 3.14 Takeover Statutes. The Company has taken all actions necessary such that no restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested shareholder" or other similar anti-takeover statute or regulation (including, without limitation, Section 203 of the DGCL) (each a "Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the governing documents of the Company is, or at the Effective Time will be, applicable to the Company, Parent, the Purchaser, the Shares, the Tender Offer, the Merger or any other transaction contemplated by this Agreement.

         Section 3.15 Company Rights Agreement. The Company and its Board of Directors have taken all action which may be necessary under the Rights Agreement dated as of August 19, 1999, between the Company and The Bank of New York, as Rights Agent, as amended (the "Company Rights Agreement"), so that the Offer is deemed to be a "Qualified Offer" (as defined in the Company Rights Agreement) and the execution and delivery of this Agreement(and any amendments thereto by the parties hereto), and the consummation of the Transactions, will not cause (i) Parent or Purchaser to constitute an "Acquiring Person" (as defined in the Company Rights Agreement), (ii) a "Distribution Date," "Section 13 Event," "Triggering Event," or "Stock Acquisition Date" (each as defined in the Company Rights Agreement) to occur or (iii) the Rights (as defined in the Company Rights Agreement) to become exercisable pursuant to Section 7 thereof or otherwise. The Company shall cause the Company Rights Agreement to be amended such that the "Final Expiration Date" (as such term is defined in the Company Rights Agreement) and the expiration of the Rights shall occur upon the acceptance for payment of Shares pursuant to the Offer.

         Section 3.16 Tax Returns and Tax Payments. The Company and its subsidiaries have timely filed (or, as to subsidiaries, the Company has filed on behalf of such subsidiaries) all material Tax Returns (as defined below) required to be filed by it. The Company and its subsidiaries have paid (or, as to subsidiaries, the Company has paid on behalf of such subsidiaries) all Taxes (as defined below) shown to be due on such Tax Returns or has provided (or, as to Subsidiaries, the Company has made provision on behalf of such Subsidiaries) reserves in its financial statements for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Neither the Company nor any of its subsidiaries has requested any extension of time within which to file any Tax Returns in respect of any taxable year which have not since been filed, nor made any request for waivers of the time to assess any Taxes that are pending or outstanding. No claim for unpaid Taxes has been asserted against the Company or any of its Subsidiaries in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or any of its Subsidiaries, as the case may be, would result, individually or in the aggregate in a material Tax liability to the Company and its Subsidiaries taken as a whole. There are no material Liens for Taxes upon the assets of the Company or any Subsidiary except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and with respect to which adequate reserves have been taken. No audit of any Tax Return of the Company or any of its Subsidiaries is being conducted by a Tax authority. None of the Company or any of its subsidiaries has made an election under Section 341(f) of the Code. Neither the Company nor any of its subsidiaries has any liability for Taxes of any person (other than the Company and its subsidiaries) under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law). As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes. As used herein, "Code" shall mean the Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder.


                                 ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

         Parent and the Purchaser jointly and severally represent and warrant to the Company as follows:

         Section 4.01 Corporate Organization. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and its Significant Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not reasonably be expected to have, when aggregated with all other such failures, a Material Adverse Effect on the Parent ("Parent Material Adverse Effect). The copies of the Restated Certificate of Incorporation and Bylaws (or similar organizational documents) of Parent, which have previously been made available to the Company, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

         Section 4.02 Authority. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, deliv ery and performance by Parent and the Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by their Boards of Directors and by Parent as the sole stockholder of Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation by them of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case may be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against them in accordance with its respective terms.

         Section 4.03 Consents and Approvals; No Violation. (a) Except for
(i) the consents and approvals set forth in Section 4.03(a) of the Parent Disclosure Schedule, (ii) the filing with the SEC of the Offer Documents,
(iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the HSR Act and the Securities Act, no consents or approvals of, or filings, declarations or registrations with, any Governmental Entity are necessary for the consummation by Parent and the Purchaser of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not reasonably be expected to have, in the aggregate, a Parent Material Adverse Effect.

              (b) Except as set forth in Section 4.03(b) of the Parent Disclosure Schedule, neither the execution and delivery of this Agreement by Parent or the Purchaser, nor the consummation by Parent or the Purchaser of the transactions contemplated hereby, nor compliance by Parent or the Purchaser with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the Restated Certificate of Incorporation or Bylaws of Parent or any of the similar organizational documents of any of its Significant Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.03(a), (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of clause (ii) above, for such violations, conflicts, breaches, defaults, losses, terminations of rights thereof, accelerations or Lien creations which, in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

         Section 4.04 Broker's Fees. Except as set forth in Section 4.04 of the Parent Disclosure Schedule, neither Parent nor any subsidiary of Parent nor any of their respective officers or directors on behalf of Parent or such subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated hereby, except, in the case of the Parent Special Committee, Wasserstein Perella & Co.

         Section 4.05 Purchaser's Operations. The Purchaser was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

         Section 4.06 Parent Information. The information relating to Parent and its subsidiaries to be provided by Parent to be contained in the Offer Documents and the Proxy Statement, if any, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Offer Documents and the Proxy Statement, if any (except that no representation is made as to such portions thereof that relate only to the Company or any of its subsidiaries) shall comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder and the Securities Act and the rules and regulations thereunder, respectively.

         Section 4.07 Share Ownership. Neither Parent, the Purchaser nor any of their respective Subsidiaries, beneficially owned, as of the date of this Agreement, any Shares of the Company and none of the forgoing is an "Interested Stockholder" for purposes of Section 203 of the DGCL.


                                 ARTICLE V

                                 COVENANTS

         Section 5.01 Conduct of Businesses Prior to the Effective Time. Except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, unless Parent otherwise agrees in writing, the Company shall, and shall cause its subsidiaries to, in all material respects, (i) conduct its business in the usual, regular and ordinary course consistent with past practice and (ii) use all reasonable efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees. Without limiting the generality of the foregoing, and except as set forth in Section 5.01 of the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of
Parent:

              (a) (i) issue, sell, grant, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, sale, disposition or pledge or other encumbrance of (A) any additional shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, option, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock or (B) any other securities in respect of, in lieu of, or in substitution for, any shares of its capital stock outstanding on the date hereof other than pursuant to (x) the exercise of stock options or warrants outstanding as of the date hereof and (y) acquisitions and investments permitted by paragraph (d) hereof;
(ii) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding shares of capital stock; or
(iii) split, combine, subdivide or reclassify any shares of its capital stock or declare, set aside for payment or pay any dividend, or make any other actual, constructive or deemed distribution in respect of any shares of its capital stock or otherwise make any payments to its stockholders in their capacity as such, other than the declaration and payment of regular quarterly cash dividends on its capital stock in an amount no greater than, 1.25(cent) per Company Share, in accordance with past dividend policy and except for dividends paid by a direct or indirect wholly owned subsidiary of the Company and to the Company or any of its wholly owned subsidiaries;

              (b) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or guarantee any such indebtedness or make any loans, advances or capital contributions to, or investments in, any other person other than the Company or its subsidiaries;

              (c) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets to any individual, corporation or other entity other than a direct or indirect wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to such party, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or agreements in force at the date of this Agreement or (iii) pursuant to plans disclosed in writing prior to the execution of this Agreement to the other party;

              (d) except for transactions in the ordinary course of business consistent with past practice, make any material acquisition or investment either by purchase of stock or securities, merger or consolidation, contributions to capital, property transfers, or purchases of any property or assets of any other individual, corporation or other entity other than a wholly owned subsidiary thereof;

              (e) amend its certificate of incorporation, bylaws or similar governing documents; or

              (f) make any commitment to, take any of the actions prohibited by this Section 5.01.

         Section 5.02 No Solicitation.

              (a) From and after the date hereof, the Company will not, and will not authorize or permit any of its representatives to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action reasonably designed to facilitate any inquiries or the making of any proposal which constitutes or would reasonably be expected to lead to an Acquisition Proposal or (ii) in the event of an unsolicited written Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than to Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the parties) relating to any Acquisition Proposal; provided however, that nothing contained in this Section 5.02 or any other provision hereof shall prohibit the Company, the Company Special Committee or the Company Board of Directors from (A) taking and disclosing to its shareholders a position with respect to a tender or an exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (B) making such disclosure to its shareholders with respect to such Acquisition Proposal as, in good faith judgment of the Company Special Committee and/or Company Board of Directors, after consultation with outside counsel, is required by law.

              (b) Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by an executive officer of the Company or any investment banker, attorney or other representative of the Company, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of its Section 5.02 by the Company. Notwithstanding any other provision of this Agreement, the Company may (i) at any time prior to the time Parent, the Purchaser or any of their affiliates shall purchase shares pursuant to the Offer, engage in discussions or negotiations with a third party who (without any solicitation (except as permitted by Section 5.02), directly or indirectly, by the Company or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such third party information concerning the Company and its business, properties and assets if, and only if, (A)(w) the third party has first made an Acquisition Proposal that could reasonably be expected to lead to a transaction that is more favorable to the Company's shareholders than the Offer and the Merger, taking into account all aspects of the Merger and of the Acquisition Proposal, (x) the Acquisition Proposal is reasonably capable of being completed (as determined in good faith by the Company Special Committee after consultation with its financial advisors and outside counsel), (y) the third party has demonstrated that financing for the Acquisition Proposal is reasonably likely to be obtained (as determined in good faith by the Company Special Committee after consultation with its financial advisors), and (z) the Company Special Committee shall have concluded in good faith, after considering applicable provisions of state law, applicable provisions of state law and after consultation with outside counsel, that a failure to do so could reasonably be expected to constitute a breach by its Board of Directors of its fiduciary duties to its shareholders under Dapplicable law and (B) prior to furnishing such information to or entering into discussions or negotiations with such person or entity, the Company (x) provides prompt notice to Parent to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (y) receives from such person an executed confidentiality agreement substantially similar to the Confidentiality Agreement, (as defined in Section 8.05), and
(ii) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer. The Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted heretofore by the Company or its representatives with respect to the foregoing. The Company shall notify Parent hereto orally and in writing of any such inquiries, offers or proposals (including, without limitation, the material terms and conditions of any such proposal and the identity of the person making it), within 24 hours of the receipt thereof, shall keep Parent informed of the status and details of any such inquiry, offer or proposal, and shall give Parent three business days' advance written notice of any agreement (specifying the material terms and conditions thereof) to be entered into with or any information to be supplied to any person making such inquiry, offer or proposal.

              (c) The term "Acquisition Proposal" shall mean a written proposal or offer (other than by Parent or the Purchaser) for a tender or exchange offer, merger, consolidation or other business combination involving the Company or any Significant Subsidiary or any proposal to acquire in any manner an equity interest which could result in such party having a 50% or greater equity interest in or all or substantially all of the assets of the Company or any Significant Subsidiary, other than the transactions contemplated by this Agreement. As used in this Section, "Board of Directors" includes any committee thereof.

         Section 5.03 Regulatory Matters. The Company and Parent shall, and Parent shall cause the Purchaser to, take all actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include, without limitation, filing the notification and report form and furnishing all other information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and the Purchaser shall, and shall cause its Subsidiaries to, take all actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

         Section 5.04 Financing. At the consummation of the Offer, Parent and the Purchaser shall have sufficient funds available (through cash on hand and existing credit arrangements or otherwise) to purchase all of the Shares outstanding on a fully diluted basis and to pay all fees and expenses related to the transactions contemplated by this Agreement.

         Section 5.05 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange.

         Section 5.06 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence of any event the occurrence, or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.06 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.07 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the Parent, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives and, during such period, the Company shall, and shall cause its subsidiaries to, make available to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws (other than reports or documents which Parent or the Company, as the case may be, is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney client or work product privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. The parties agree that the Confidentiality Agreement survives the execution of this Agreement and shall remain in full force and effect.

              (b) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

         Section 5.08 Further Assurances. (a) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause its subsidiaries to, use all reasonable efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VI hereof, to consummate the transactions contemplated by this Agreement as promptly as practicable and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company or Parent or any of their respective subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of any such consent, authorization, order or approval.

              (b) Subject to the terms and conditions of this Agreement, each of Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using all reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and using all reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

         Section 5.09 Employee Benefit Plans. As of the Effective Time, Parent shall cause the Company to continue to employ all current employees of the Company at substantially the same salaries and wages (including commission and sales incentive programs), and on substantially the same terms and conditions as those in effect immediately prior to the Effective
Time: provided, however, that nothing in this Section 5.09 shall be interpreted as preventing Parent or the Company from terminating the employment of any employee of the Company, with or without cause, subsequent to the Effective Time. For purposes of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and other employment agreements, arrangements and policies of Parent under which an employee's benefit depends, in whole or in part, on length of service, credit will be given to current employees of the Company for service with the Company prior to the Effective Time, provided that such crediting of service does not result in duplication of benefits. Parent shall, and shall cause the Company to, honor in accordance with their terms all employee benefit plans (as defined in Section 3(3) of ERISA) and other employment, consulting, benefit, compensation or severance agreements, arrangements and policies of the Company (collectively, the "Company Plans"); provided, however, that Parent or the Company may amend, modify or terminate any individual Company Plans in accordance with the terms of such Plans and applicable law (including obtaining the consent of the other parties to and beneficiaries of such Company Plans to the extent required thereunder).

         Section 5.10 Indemnification; Directors' and Officers' Insurance.
(a) Parent agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers and directors of the Company and its subsidiaries (the "Managers") with respect to actions taken in their capacity as Managers prior to or at the Effective Time as provided in the respective certificate of incorporation or by-laws of the Company and its subsidiaries shall survive the Merger and shall continue in full force and effect for a period of six years following the Effective Time, and all such rights in any agreement in effect as of the date hereof between the Company or any of its subsidiaries and any Manager shall survive the Merger and continue in full force and effect in accordance with its terms. Parent, from and after the Effective Time, shall indemnify, defend and hold harmless the Managers with respect to actions taken in their capacity as Managers prior to and at the Effective Time to the fullest extent permitted under Delaware law (including by way of advancement of expenses).

              (b) Parent shall, for a period of six years after the Effective Time, cause to be maintained in effect policies of directors' and officers' liability insurance equivalent in scope and amount of coverage to the current policies maintained by the Company with respect to claims arising from facts or events which occurred prior to or at the Effective Time to the extent available; provided that in no event shall Parent or the Surviving Corporation be obligated to expend, in order to maintain or procure such insurance coverage, (i) if such insurance is purchased in one lump sum payment, an amount exceeding twelve times the annual premium of the Company's directors' and officers' insurance policy in effect on the date hereof (the "Current Premium") or (ii) if such insurance is purchased annually, an amount annually more than two times the Current Premium, but in either such case Parent or the Surviving Corporation shall be obligated to purchase a policy with the greatest coverage available for a cost not exceeding such amount.

              (c) The covenants contained in this Section 5.10 shall survive the Closing, shall continue without time limit and are intended to benefit the Company and each of the indemnified parties. Subject to the requirements of the DGCL, the Certificate of Incorporation and By-laws of the Company and the Surviving Corporation shall not be amended in a manner which adversely affects the rights of the indemnified parties under this
Section 5.10.

         Section 5.11 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

         Section 5.12 Actions by Company. Except as otherwise required by applicable law, any actions contemplated to be taken under this Agreement by the Board of Directors of the Company or the Company may be taken by the Company Special Committee on behalf of the Company or its Board of Directors. Notwithstanding any other provisions contained herein, (i) any amendment or modification of, or supplement to, this Agreement that is adverse to the holders of the Company Shares shall require the consent of the Company Special Committee and (ii) the waiver of any obligation, covenant, agreement or condition herein, or the giving of any consent or the exercise of any material right thereunder by the Company or its Board of Directors shall require the consent of the Company Special Committee.


                                 ARTICLE VI

                                 CONDITIONS

         Section 6.01 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

              (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of Company Common Stock, if required by applicable law and the Certificate of Incorporation, in order to consummate the Merger;

              (b) Statutes; Consents. No statute, rule, order, decree or regulation shall have been enacted or promulgated by any foreign or domestic Governmental Entity or authority of competent jurisdiction which prohibits the consummation of the Merger and all foreign or domestic governmental consents, orders and approvals required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and shall be in effect at the Effective Time;

              (c) Injunctions. There shall be no order or injunction of a foreign or United States federal or state court or other governmental authority of competent jurisdiction in effect precluding, restraining, enjoining or prohibiting consummation of the Merger; and

              (d) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased shares of Company Common Stock pursuant to the Offer or the Tender Agreement, except that Parent and the Purchaser shall not be entitled to rely on this condition if the Purchaser shall have failed to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.


                                ARTICLE VII

                                TERMINATION

         Section 7.01 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

              (a) By the mutual consent of the Parent Special Committee and the Company Special Committee.

              (b) By either of the Board of Directors of the Company or the Board of Directors of Parent:

                  (i) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their respective reasonable best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided that the party seeking to terminate this Agreement shall have used all reasonable efforts to challenge such order, decree or ruling;

                  (ii) if the Offer shall have expired without any Shares being purchased therein, provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Purchaser to purchase Shares in the Offer; or

                  (iii) if the Effective Time shall not have occurred by June 30, 2000, unless the Effective Time shall not have occurred because of a material breach of this Agreement by the party seeking to terminate this Agreement.

              (c) By the Board of Directors of the Company:

                  (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.01(c)(i) if the Company is in material breach of this Agreement; or

                  (ii) at any time prior to the time Parent, the Purchaser or any of their affiliates shall purchase Shares pursuant to the Offer, upon three business days' prior notice to Parent if, as a result of an Acquisition Proposal described in clauses (A)(w), (x) and (y) of Section 5.02(b), (1) the Company Special Committee shall have concluded in good faith, after considering applicable provisions of state law and after consultation with out side counsel, that the failure to accept such Acquisition Proposal could reasonably be expected to constitute a breach by its Board of Directors of its fiduciary duties; (2) the Company shall have complied with all its obligations under Sections 1.08 and 5.02;
         (3) the person making the Acquisition Proposal shall have acknowledged and agreed in writing to pay or cause to be paid the termination and other fees set forth in Section 7.03 if such Acquisition Proposal is consummated or any other Acquisition Proposal is consummated with such person or any of its affiliates and (4) during the three business days prior to any such termination, the Company shall, and shall cause its respective financial and legal advisors to, in good faith, seek to negotiate with Parent to make such adjustment in the terms and conditions of this Agreement as would enable the Company to proceed with the transactions con templated herein.

              (d) By the Board of Directors of Parent:

                  (i) if, due to an occurrence that if occurring after the commencement of the Offer would result in a failure to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that Parent may not terminate this Agreement pursuant to this
         Section 7.01(d)(i) if Parent is in material breach of this Agreement; or

                  (ii) if, prior to the purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended an Acquisition Proposal or shall have resolved to do either of the foregoing.

         Section 7.02 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent or the Company, except as provided in
Section 7.03 and except that nothing in this Section 7.02 shall relieve any party of liability for fraud or for breach of this Agreement (other than a breach of this Agreement arising solely out of the inaccuracy of a representation or warranty made by the Company that was accurate when made on the date hereof and which inaccuracy was not caused by the intentional actions or omissions by the Company).

         Section 7.03 Termination Fee; Expenses. If this Agreement (i) is terminated by Parent pursuant to Section 7.01(d)(ii), or (ii) is terminated by the Company pursuant to Section 7.01(c)(ii), then the Company shall pay to Parent promptly (but not later than two business days after such notice is given or received by the Company pursuant to Section 7.01(c)(ii) or 7.01(d)(ii)) a termination fee equal to $10 million in cash. If (i) this Agreement is terminated pursuant to Section 7.01(b)(ii) (as a result of the failure of Condition (c) in Annex A) or Section 7.01(b)(iii), and (ii) at the time of such termination, there shall have been an Acquisition Proposal made by a third party which, at the time of such termination, shall not have been (x) rejected by the Company and its Board and (y) withdrawn by the third party and (iii) within eighteen months of any such termination, the Company or its affiliate becomes a subsidiary or part of such third party or a subsidiary or part of an affiliate of such third party, or merges with or into the third party or a subsidiary or affiliate of the third party or enters into a definitive agreement to consummate an Acquisition Proposal with such third party or affiliate thereof, then the Company shall pay to Parent, at the closing of the transaction (and as a condition to the closing) in which the Company or its affiliate becomes such a subsidiary or part of such other person or the closing of such Acquisition Proposal occurs, a termination fee equal to $10 million in cash. Notwithstanding the provisions of this Section 7.03, no amount shall be due to Parent or Purchaser hereunder if either such party has purchased any Shares pursuant to the Offer.


                                ARTICLE VIII

                               MISCELLANEOUS

         Section 8.01 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto (which in the case of the Company shall require approval of its Board of Directors upon the recommendation of the Company Special Committee), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made which adversely effects such holders after the consummation of the Offer, unless approved by a majority of the shares not held by Purchaser and its affiliates.

         Section 8.02 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

         Section 8.03 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

             (a)  if to Parent or the Purchaser, to:

                      The Warnaco Group, Inc.
                      90 Park Avenue
                      New York, New York 10016
                      Attention:  Stanley P. Silverstein
                      Telephone No.: (212) 287-8000
                      Telecopy No.: (212) 687-0480
                      with a copy to:

                      Skadden, Arps, Slate,
                      Meagher & Flom LLP

                      (if before January 7, 2000)
                      919 Third Avenue
                      New York, New York 10022
                      Attention:  Alan C. Myers
                      Telephone No.: (212) 735-3000
                      Telecopy No.:  (212) 735-2000

                      (if on or after January 7, 2000)
                      4 Times Square
                      New York, New York 10023
                      Attention:  Alan C. Myers
                      Telephone No.:  (212) 735-3000
                      Telecopy No.:   (212) 735-2000
                      And a copy to:

                      Simpson Thacher & Bartlett
                      425 Lexington Avenue
                      New York, New York 10017-3954
                      Attention: Robert Spatt
                      Telephone No.: (212) 455-2000
                      Telecopy No.:  (212) 455-2502

             (b)  if to the Company, to:

                      Authentic Fitness Corporation
                      6040 Bandini Boulevard
                      Commerce, California  90040
                      Telephone No.:  (323) 726-1262
                      Telecopy No.:  (323) 721-3613
                      Attn: General Counsel

                      with a copy to:

                      Munger Tolles & Olson LLP
                      355 South Grand Avenue, 35th Floor
                      Los Angeles, California, 90071
                      Telephone No.: (213) 683-9100
                      Telecopy No.: (213) 687-3702
                      Attention: Simon M. Lorne

         Section 8.04 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 8.05 Entire Agreement; Third Party Beneficiaries. This Agreement and that certain confidentiality agreement, dated as of November 1, 1999 between the Company and the Purchaser (the "Confidentiality Agreement") (including the documents and the instruments referred to herein and therein): (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Sections 1.03, 2.04, 5.09 and 5.10, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

         Section 8.07 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

         Section 8.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         Section 8.09 Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. "Include," "includes," and "including" shall be deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import.


         IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.


                                 THE WARNACO GROUP, INC.


                                 By:  /s/ Stanley P. Silverstein
                                      ----------------------------------
                                      Name:  Stanley P. Silverstein
                                      Title: Vice President and
                                             General Counsel


                                 A ACQUISITION CORP.


                                 By:  /s/ Stanley P. Silverstein
                                      -----------------------------------
                                      Name:  Stanley P. Silverstein
                                      Title: Vice President


                                 AUTHENTIC FITNESS CORPORATION


                                 By:  /s/ Michael P. Mc Hugh
                                      ------------------------------------
                                      Name:  Michael P. Mc Hugh
                                      Title: Senior Vice President and
                                             Chief Financial Officer


                                 By:  /s/ Stuart D. Buchalter
                                      ------------------------------------
                                      Name:  Stuart D. Buchalter
                                      Title: Chairman Authentic Fitness
                                             Corporation Special Committee






                                                                  ANNEX A

                             CONDITIONS TO THE OFFER

         Notwithstanding any other provision of the Offer (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered shares if (i) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares which, together with all Shares owned by affiliates of Parent and not tendered, would constitute at least a majority of the Shares outstanding on the date of purchase (the "Minimum Condition"), (ii) any applicable waiting period under the HSR Act has not expired or terminated prior to the expiration of the Offer, or (iii) at any time on or after the date of the Merger Agreement, and before the time of acceptance of Shares for payment pursuant to the Offer, any of the following events shall occur and be continuing:

                  (a) there shall be any statute, rule, regulation, judgment, order or injunction promulgated, entered, enforced, enacted, issued or applicable to the Offer or the Merger by any domestic or foreign federal or state governmental regulatory or administrative agency or authority or court or legislative body or commission which (l) prohibits, or imposes any material limitations on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) prohibits, or makes illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, (3) results in a material delay in or restricts the ability of the Purchaser, or renders the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares, or (4) imposes material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, provided that Parent shall have used all reasonable efforts to cause any such judgment, order or injunction to be vacated or lifted;

                  (b) there shall be any action or proceeding pending by any domestic or foreign federal or state governmental regulatory or administrative agency or authority which (1) seeks to prohibit, or impose any material limitation on, Parent's or the Purchaser's ownership or operation of all or a material portion of the Company's businesses or assets, (2) seeks to prohibit or make illegal the acceptance for payment, payment for or purchase of Shares or the consummation of the Offer or the Merger, or (3) seeks to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders; provided that the Parent shall have used all reasonable efforts to cause any such action or proceeding to be dismissed;

                  (c) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct in any respect, disregarding for this purpose any standard of materiality contained in any such representation or warranty, as of the date of consummation of the Offer as though made on or as of such date or the Company shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it (including without limitation if the Company shall have entered into any definitive agreement or any agreement in principle with any person with respect to an Takeover Proposal or similar business combination with the Company), except, in the case of the failure of any representation or warranty, (i) for changes specifically permitted by the Merger Agreement and (ii) (A) those representations and warranties that address matters only as of a particular date which are true and correct as of such date or (B) where the failure of such representations and warranties to be true and correct, do not, individually or in the aggregate, have a Company Material Adverse Effect;

                  (d) there shall have occurred a change, event or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect;

                  (e) (1) any general suspension of trading in securities on any national securities exchange or in the over-the-counter market, (2) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (3) any limitation (whether or not mandatory) by a United States governmental authority or agency on the extension of credit by banks or other financial institutions;

                  (f) the Company's Board of Directors shall have withdrawn, or modified or changed in a manner adverse to Parent or the Purchaser (including by amendment of the Schedule 14D-9) its recommendation of the Offer, the Merger Agreement, or the Merger, or recommended another proposal or offer, or shall have resolved to do any of the foregoing; or

                  (g) the Merger Agreement shall have been terminated in accordance with its terms;

which in the reasonable judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer or with such acceptance for payment or payments.

         The foregoing conditions are for the sole benefit of the Purchaser and Parent and may be asserted by either of them or may be waived by Parent or the Purchaser, in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser.





                             TABLE OF CONTENTS

                                                                       Page
                                                                       ----

                                 ARTICLE I
                            THE OFFER AND MERGER

Section 1.01      The Offer..............................................2
Section 1.02      Company Actions........................................5
Section 1.03      The Merger.............................................7
Section 1.04      Effective Time.........................................8
Section 1.05      Closing................................................8
Section 1.06      Directors and Officers of the
                  Surviving Corporation..................................9
Section 1.07      Stockholders' Meeting..................................9
Section 1.08      Merger Without Meeting of
                  Stockholders..........................................10

                                 ARTICLE II
                          CONVERSION OF SECURITIES

Section 2.01      Conversion of Capital Stock...........................11
Section 2.02      Exchange of Certificates..............................12
Section 2.03      Dissenting Shares.....................................14
Section 2.04      Company Option Plans..................................15

                                ARTICLE III
               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.01      Corporate Organization................................16
Section 3.02      Capitalization........................................17
Section 3.03      Authority.............................................18
Section 3.04      Consents and Approvals; No Violations.................19
Section 3.05      SEC Reports...........................................20
Section 3.06      Financial Statements..................................21
Section 3.07      Broker's Fees.........................................21
Section 3.08      Absence of Certain Changes or Events..................22
Section 3.09      Legal Proceedings.....................................22
Section 3.10      Compliance with Applicable Law........................22
Section 3.11      Company Information...................................23
Section 3.12      Opinion of Financial Advisor..........................23
Section 3.13      Intellectual Property.................................23
Section 3.14      Takeover Statutes.....................................26
Section 3.15      Company Rights Agreement..............................26
Section 3.16      Tax Returns and Tax Payments..........................27

                                 ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Section 4.01      Corporate Organization................................28
Section 4.02      Authority.............................................29
Section 4.03      Consents and Approvals; No Violation..................29
Section 4.04      Broker's Fees.........................................30
Section 4.05      Purchaser's Operations................................30
Section 4.06      Parent Information....................................31

                                 ARTICLE V
                                 COVENANTS

Section 5.01      Conduct of Businesses Prior to
                  the Effective Time....................................31
Section 5.02      No Solicitation.......................................33
Section 5.03      Regulatory Matters....................................36
Section 5.05      Publicity.............................................36
Section 5.06      Notification of Certain Matters.......................37
Section 5.07      Access to Information.................................37
Section 5.08      Further Assurances....................................38
Section 5.09      Employee Benefit Plans................................39
Section 5.10      Indemnification; Directors' and
                  Officers' Insurance...................................40
Section 5.11      Additional Agreements.................................41
Section 5.12      Actions by Company....................................41

                                 ARTICLE VI
                                 CONDITIONS

Section 6.01      Conditions to Each Party's Obligation
                  to Effect the Merger..................................42

                                ARTICLE VII
                                TERMINATION

Section 7.01      Termination...........................................43
Section 7.02      Effect of Termination.................................45
Section 7.03      Termination Fee; Expenses.............................46

                                ARTICLE VIII
                               MISCELLANEOUS

Section 8.01      Amendment and Modification............................47
Section 8.02      Nonsurvival of Representations and
                  Warranties............................................47
Section 8.03      Notices...............................................47
Section 8.04      Counterparts..........................................49
Section 8.05      Entire Agreement; Third Party
                  Beneficiaries.........................................49
Section 8.06      Severability..........................................49
Section 8.07      Governing Law.........................................49
Section 8.08      Assignment............................................49
Section 8.09      Headings..............................................50



                           INDEX OF DEFINED TERMS

DEFINED TERM                                                             Page
------------                                                             ----

1996 Plan ................................1, 15-20, 22, 24-28, 35, 39, 40, 46
Acquisition Proposal.......................................................35
Agreement ..................................................................1
Certificate of Merger.......................................................8
Certificates ..............................................................12
Closing ....................................................................8
Closing Date ...............................................................9
Code ......................................................................14
Company ....................................................................1
Company Common Stock........................................................1
Company Disclosure Schedule................................................17
Company Plans .............................................................39
Company Preferred Stock....................................................17
Company Releases ..........................................................22
Company Reports ...........................................................20
Company Rights Agreement...................................................26
Company Special Committee...................................................1
Department of State.........................................................8
DGCL .......................................................................5
Dissenting Common Stock....................................................14
Effective Time .............................................................8
Exchange Act ...............................................................2
Expense Amount ............................................................46
Governmental Entity........................................................19
HSR Act ...................................................................19
License Agreements.........................................................25
Liens .....................................................................18
Managers ..................................................................40
Merger .....................................................................7
Merger Consideration.......................................................11
Minimum Condition ........................................................A-1
Offer ......................................................................2
Offer Documents ............................................................4
Offer Price ................................................................2
Offer to Purchase ..........................................................2
Option ....................................................................15
Parent .....................................................................1
Parent Special Committee.............................................1, 4, 15
Paying Agent ..............................................................12
Proprietary Software.......................................................24
Proxy Statement ...........................................................10
Purchaser ..................................................................1
Purchaser Common Stock.....................................................11
Schedule 13E-3 .............................................................4
Schedule 14D-1 .............................................................4
Schedule 14D-9 .............................................................6
SEC ........................................................................3
Securities Act ............................................................17
Shares .....................................................................1
Significant Subsidiary.....................................................17
Software ..................................................................24
Special Meeting ............................................................9
Stock Plans ...............................................................15
subsidiary ................................................................16
Surviving Corporation.......................................................8
Takeover Statute ..........................................................26
Tax Return ................................................................28
Taxes .....................................................................27
Trade Secrets .............................................................24
Transactions ...............................................................5